Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

BRIGHAM RESOURCES OPERATING, LLC,

and

BRIGHAM RESOURCES MIDSTREAM, LLC,

collectively as Seller,

DIAMONDBACK E&P LLC,

as Purchaser,

and

DIAMONDBACK ENERGY, INC.,

as Purchaser Parent

Dated as of December 13, 2016

Section 13.13	Time of the Essence; Calculation of Time	106
Section 13.14	Counterparts	106
Section 13.15	Relationship of Purchaser and Purchaser Parent	106
Section 13.16	Relationship of Brigham Resources and Brigham Midstream	106
Section 13.17	Further Assurances	106

EXHIBITS:

Exhibit A	Assets
Exhibit A-1	Leases
Exhibit A-2	Fee Mineral Interests
Exhibit A-3	Wells
Exhibit A-4	Surface Rights
Exhibit A-5	Realty Interests
Exhibit A-6	Gathering System
Exhibit B	Forms of Conveyances
Exhibit B-1	Form of Recordable Conveyance
Exhibit B-2	Form of Omnibus Conveyance
Exhibit C	Form of Affidavit of Non-Foreign Status
Exhibit D	Form of Letter in Lieu
Exhibit E	Form of Registration Rights Agreement

SCHEDULES:

Schedule 1.1(a)	Excluded Assets
Schedule 1.1(b)	Knowledge Persons
Schedule 1.1(c)	Subject Formation
Schedule 1.1(d)	Approved Beneficial Interests
Schedule 2.4(k)	Purchaser Benefit Operations
Schedule 2.8	Allocation of Unadjusted Purchase Price
Part A	Wells
Part B	Undeveloped Leases
Part C	Fee Mineral Interests
Schedule 4.4	Conflicts
Schedule 4.5	Litigation
Schedule 4.7	Taxes
Schedule 4.8	Employee Benefits
Schedule 4.9	Compliance with Laws
Schedule 4.10(a)	Material Contracts
Schedule 4.10(b)	Certain Material Contract Matters
Schedule 4.11	Required Consents; Preferential Purchase Rights
Schedule 4.12	Outstanding Capital Commitments
Schedule 4.13	Royalties and Expenses
Schedule 4.15	Sufficiency of Oil and Gas Assets

Schedule 4.16	Equipment
Schedule 4.17	Environmental Matters
Schedule 4.18	Imbalances
Schedule 4.19	Wells
Schedule 4.20	Payout Status
Schedule 4.21	Insurance
Schedule 4.23	Suspense Funds
Schedule 7.2	Permitted Interim Operations
Schedule 7.4	Permitted Purchaser Interim Operations
Schedule 7.16	Credit Support
Schedule 7.17	Business Employees
Schedule 7.20	Certain Restricted Persons
Schedule 7.23	Pre-Approved Additional Interests
Part I	Pre-Approved Additional Leases
Part II	Pre-Approved Additional Fee Mineral Interests

v

Exhibit 2.1

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), is dated as of December 13, 2016 (the “Execution Date”), by and among Brigham Resources Operating, LLC, a Delaware limited liability company (“Brigham Resources”), Brigham Resources Midstream, LLC, a Delaware limited liability company (“Brigham Midstream” and, together with Brigham Resources, “Seller”), Diamondback E&P LLC, a Delaware limited liability company (“Purchaser”), and Diamondback Energy, Inc., a Delaware corporation (“Purchaser Parent” and, together with Purchaser, the “Purchaser Parties”). Seller and the Purchaser Parties are sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, those certain interests in oil and gas properties, rights, and related assets that are defined and described as “Assets” herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Certain Definitions. As used herein:

“AAA” means the American Arbitration Association.

“Accounting Principles” is defined in Section 2.4.

“Accounting Referee” is defined in Section 2.5(b).

“Additional Fee Mineral Interest” is defined in Section 7.23(a).

“Additional Fee Mineral Interest Purchase Price” means, with respect to (i) any Pre-Approved Additional Fee Mineral Interest, and (ii) any Additional Mineral Interest for which Seller has exercised the Additional Interest Option, an amount equal to the product of (a) One Hundred Seventeen Thousand, One Hundred Twenty-Eight Dollars ($117,128.00), multiplied by (b) the number of Net Fee Mineral Acres to which Seller is entitled in such Additional Fee Mineral Interest multiplied by (c) Seller’s Net Revenue Interest in such Additional Fee Mineral Interest; provided, however, if items (b) or (c) of this definition vary as to different areas within any tracts or parcels constituting such Additional Fee Mineral Interest, a separate calculation shall be performed with respect to each such area.

“Additional Interest” is defined in Section 7.23(a).

“Additional Interest Option” is defined in Section 7.23(a).

“Additional Interest Purchase Price” means the Additional Lease Purchase Price or the Additional Fee Mineral Interest Purchase Price, as applicable.

“Additional Lease” is defined in Section 7.23(a).

“Additional Lease Purchase Price” means, with respect to (i) any Pre-Approved Additional Lease, and (ii) any Additional Lease for which Seller has exercised the Additional Interest Option, an amount equal to the product of (a) Thirty-Three Thousand, Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($33,333.33), multiplied by (b) the number of Net Leasehold Mineral Acres covered by such Additional Lease, multiplied by (c) Seller’s Net Revenue Interest in such Additional Lease; provided, however, if items (b) or (c) of this definition varies as to different areas within any tracts or parcels covered by such Additional Lease, a separate calculation shall be performed with respect to each such area.

“Adjusted Cash Purchase Price” is defined in Section 2.4.

“Adjusted Purchase Price” is defined in Section 2.2.

“Adjusted Stock Purchase Price” is defined in Section 2.4.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

“Agreement” is defined in the introductory paragraph hereof.

“Allocated Value” means, (a) with respect to the Subject Formation as to each Oil and Gas Property, the portion of the Unadjusted Purchase Price allocated on Schedule 2.8 as to each such Oil and Gas Property and (b) as to any other Assets listed on Schedule 2.8, the portion of the Unadjusted Purchase Price allocated to each such Asset on Schedule 2.8, in each case of (a) and (b), as such amount shall be increased or decreased by the portion of each adjustment to the Unadjusted Purchase Price under Section 2.4.

“Allocation” is defined in Section 2.8.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition Law and all other national, federal, state, foreign, or multinational Laws, including any antitrust, competition, or trade regulation Laws, that are designed or intended to prohibit restrict or regulate actions having the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition, or abusing or maintaining a dominant position. Antitrust Law also includes any Law that requires one or more parties to a transaction to submit a notification to Governmental Authority with the authority to review certain transactions to determine if such transactions violate any Antitrust Law.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” means all of Seller’s right, title, and interest in and to the following, whether such right, title, and interest are legal or equitable, vested or contingent (but reserving unto Seller and excluding from the Assets any and all Excluded Assets):

(a) all Hydrocarbon leases described on Exhibit A-1 (collectively, the “Leases”), together with all pooled, communitized, or unitized acreage which includes all or part of any Leases or any Wells (the “Units”), and all lands covered by the Leases, Fee Mineral Interests, and Units (collectively, the “Lands”), together with and all tenements, hereditaments, and appurtenances arising out of or derived from any of the Lands;

(b) all fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties, and any other similar interests in Hydrocarbons and minerals in place, in each case to the extent described on Exhibit A-2, together with all interests that are pooled, communitized, or unitized therewith (the “Fee Mineral Interests”);

(c) any and all Hydrocarbon, water, CO2, injection, or other wells located on, under, or within the Lands, including those described on Exhibit A-3 (the “Wells” and, together with the Leases, the Fee Mineral Interests, and the Units, the “Oil and Gas Properties”), in each case whether producing, non-producing, permanently or temporarily Plugged and Abandoned;

(d) all (i) Hydrocarbons in, on, under, or that may be produced from or attributable to the Oil and Gas Properties on or after the Effective Time, (ii) Hydrocarbons inventories including all oil, condensate, and scrubber liquids and ethane, propane, iso-butane, nor-butane, and gasoline inventories of Seller from the Oil and Gas Properties in storage or constituting linefill as of the Effective Time, and (iii) all Imbalances as of the Effective Time;

(e) all tank batteries, pipelines, metering facilities, interconnections, and other equipment, machinery, facilities, fixtures, and other tangible personal property and improvements, flowlines, gathering lines, Well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, processing and separation facilities, structures, materials, SCADA system assets, and Well equipment (both surface and subsurface) located on the Lands, that are primarily used in connection with the ownership or operation of the Oil and Gas Properties or the production, transportation, or processing of Hydrocarbons produced from the Oil and Gas Properties, including the equipment included in the gathering system generally described on Exhibit A-6 (the “Equipment”);

(f) all contracts, agreements, and instruments that are binding on the Oil and Gas Properties or that relate to the ownership or operation of the Oil and Gas Properties (but only to the extent applicable to the Oil and Gas Properties), operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, and other contracts pursuant to which Seller acquired interests in any other Assets, transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements, but excluding any contracts, agreements, and instruments included within the definition of “Excluded Assets” (subject to such exclusion, the “Contracts”; provided, however, without limiting the instruments included in the Assets, the defined term “Contracts” shall not include the Leases and other instruments constituting the Oil and Gas Properties, Surface Rights, Realty Interest, or any Fee Mineral Interest);

(g) all surface fee interests, easements, permits, licenses, servitudes, rights of way, surface leases, and other rights to use the surface (including the Texas Relinquishment Act Lands under Tex. Nat. Res. Code §53.61-53.081), in each case to the extent appurtenant to, and used or held primarily for use in connection with, the ownership or operation of the Oil and Gas Properties, including those described on Exhibit A-4 (the “Surface Rights”);

(h) all office leases, buildings, offices, improvements, appurtenances, field offices and yards described on Exhibit A-5 (the “Realty Interests”);

(i) all proprietary seismic, geological, geochemical or geophysical data, engineering data, maps, cores, interpretive data, technical evaluations, confidential logs, technical outputs, and other technical data relating to the Oil and Gas Properties; and

(j) subject to Section 7.19, (i) originals of the Records that relate solely to the Assets and (ii) the non-assignable non-exclusive license and right to make and own copies of the Records that relate to both the Assets and any Excluded Asset.

Notwithstanding anything herein to the contrary, the defined term “Assets” expressly excludes any and all Excluded Assets.

“Assumed Obligations” is defined in Section 12.1.

“Barrel” means forty-two (42) United States standard gallons of two hundred and thirty-one (231) cubic inches per gallon at sixty degrees (60°) Fahrenheit.

“Brigham Midstream” is defined in the introductory paragraph hereof.

“Brigham Resources” is defined in the introductory paragraph hereof.

“BTU” means a British Thermal Unit, which is the amount of energy required to raise the temperature of one pound avoirdupois of water from fifty-nine degrees (59°) Fahrenheit to sixty degrees (60°) Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas or New York, New York.

“Business Employee” means each individual listed on Schedule 7.17 who is employed or engaged by Seller or its Affiliates as of the Execution Date.

“Cash Closing Payment” means the amount of cash consideration payable by the Purchaser Parties to Seller at Closing, which shall be an amount equal to (a) the estimate of the Adjusted Cash Purchase Price determined in accordance with Section 2.5(a) minus (b) the Deposit.

“Cash Purchase Price” is defined in Section 2.2.

“Casualty Loss” is defined in Section 7.8.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Claim Notice” is defined in Section 12.6(b).

“Closing” is defined in Section 9.1.

“Closing Date” is defined in Section 9.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” is defined in Section 5.7(a).

“Common Stock” means the common stock of Purchaser Parent, par value $0.01 per share.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of October 26, 2016 by and between Brigham Resources and Diamondback E&P LLC, as amended from time to time.

“Consent” means any consent, approval, authorizations, or permit of, or filing with, or notification to, any Governmental Authorities or any other Person which are required to be obtained, made, or complied with for or in connection with the sale, assignment, or transfer of any Assets, in each case, in connection with the transactions contemplated hereunder; provided, however, “Consent” shall not include any maintenance of uniform interest provisions or any other consents, approvals, or authorizations under any operating agreements or similar Contracts that prohibit, restrict, or limit the transfer or assignment of any Assets under any such Contract unless all, substantially all, or a uniform undivided interest in all, of the Assets that are subject to such Contract are transferred or assigned.

“Contracts” is defined in subsection (f) of the definition of “Assets”.

“Conveyances” is defined in Section 9.2(c).

“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.

“Credit Support” means any cash deposits, guarantees, letters of credit, treasury securities, surety bonds, and other forms of credit assurances or credit support.

“Customary Consent” means any Consent that is not required prior to, or are customarily obtained after, the assignment of any of the applicable interests, assets, or properties or interests included in the Assets.

“Cut-Off Date” means the date of the final settlement and determination of the Final Purchase Price in accordance with Section 2.5(b).

“Damages” means the amount of any actual loss, cost, costs of settlement, damage, expense, claim, award, or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall not include (a) any Taxes that may be assessed on payments under Article 12, (b) loss of profits, whether actual or consequential, or other consequential damages suffered by the Party (whether on its own behalf or on behalf of any member of the Seller Group or Purchaser Group, as applicable) claiming indemnification, or any punitive damages (other than (i) loss of profits, consequential damages or punitive damages suffered by any Third Party for which responsibility is allocated among the Parties or (ii) diminution of value of the Stock Purchase Price), or (c) any diminution of value (other than any diminution of value of the Stock Purchase Price, which shall expressly constitute “Damages”) or increase in liability, loss, cost, expense, claim, award, or judgment, but, in each case, only to the extent such diminution of value or increase is caused by the actions or omissions of the applicable Indemnified Person after the Closing Date.

“Defect” means any Environmental Defect or Title Defect.

“Defect Amount” is defined in Section 3.2(d).

“Defect Deadline” is defined in Section 3.2(a).

“Defect Deductible” means an amount equal to three percent (3%) of the Unadjusted Purchase Price.

“Defect Indemnity Agreement” is defined in Section 3.2(g)(iii).

“Defect Notice” is defined in Section 3.2(a).

“Defect Referee” is defined in Section 3.2(i)(i).

“Defensible Title” means that aggregate title deducible of record and/or provable beneficial title that although not constituting perfect, merchantable, or marketable title can be successfully defended if challenged, of (x) Seller in and to the Leases and Wells as of the Effective Time and as of the Closing Date, (y) Brigham Minerals LLC in and to the Fee Mineral Interests as of the Effective Date, and (z) Seller in and to the Fee Mineral Interests and Additional Fee Interests as of the Closing Date, that, in each case of (x) through (z), as to all depths within the Subject Formation, and subject to Permitted Encumbrances:

(a) entitles Seller to receive, throughout the life of such Undeveloped Lease or Well, a Net Revenue Interest in Hydrocarbons that (i) in the case of any Well, is not less than the Net Revenue Interest percentage shown for such Well in Exhibit A-3, (ii) in the case of any Undeveloped Lease (or portion thereof) listed on Exhibit A-1 that has a positive Allocated

Value, is not less than the Net Revenue Interest shown for such Undeveloped Lease (or portion thereof) in Exhibit A-1, and (iii) in the case of any Fee Mineral Interest (or portion thereof) listed on Exhibit A-2, is not less than the Net Revenue Interest percentage shown for such Fee Mineral Interest in Exhibit A-2, except, in each case of subsections (i) through (iii) of this subsection (a), (A) any decreases in connection with those operations in which Seller (in accordance with the terms of this Agreement, including Section 7.2) or any Third Party Working Interest owner may elect after the Execution Date to be a non-consenting co-owner, (B) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) subject to Seller’s covenants in Section 7.2, any decreases resulting from the establishment or amendment, after the Execution Date, of pools or units, (D) any decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, in each case to the extent provided under the contracts governing such arrangements or applicable Law, (E) as otherwise shown on Exhibit A; or (F) any exceptions as to any applicable formations or horizons or any decreases, in each case, as expressly stated or identified in Exhibit A-1 through Exhibit A-4;

(b) as to each Well, obligates Seller to bear, throughout the life of such Well (including in the case of a Well, through the Plugging and Abandonment thereof) a Working Interest that is no greater than the Working Interest shown for such Well in Exhibit A-3, except (i) as stated in Exhibit A-1 through Exhibit A-4, (ii) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law, or (iii) increases that are accompanied by at least a proportionate increase throughout the life of such Well in Seller’s Net Revenue Interest in such Well;

(c) as to each Undeveloped Lease, entitles Seller throughout the life of such Undeveloped Lease to not less than the number of Net Leasehold Mineral Acres as to Hydrocarbons in and to such Undeveloped Lease (or portion thereof) as set forth therefor on Exhibit A-1, subject to any exceptions as to any applicable formations or horizons or any decreases, in each case, as expressly stated or identified in Exhibit A-1 through Exhibit A-4;

(d) as to each Fee Mineral Interest listed on Exhibit A-2, entitles Seller throughout the life of such Undeveloped Lease to the number of Net Fee Mineral Acres in and to such Fee Mineral Interest (or portion thereof) as set forth therefor on Exhibit A-2, subject to any exceptions as to any applicable formations or horizons or any decreases, in each case, as expressly stated or identified in Exhibit A-1 through Exhibit A-4;

(e) as to each Additional Interest, from the date such Additional Interest was acquired by Seller until the Closing, Seller has not conveyed, transferred, or otherwise encumbered such Additional Interest, and

(f) is free and clear of Liens, defects, irregularities, and other encumbrances.

“Deposit” is defined in Section 2.3(a).

“Direct Claim” is defined in Section 12.6(g).

“Dispute” is defined in Section 13.3(a).

“DTPA” is defined in Section 13.12.

“Effective Time” means 12:01 a.m. Central Standard Time on January 1, 2017.

“Environmental Defect” means any event or condition with respect to the air, soil, subsurface, surface waters, ground waters, and/or sediments or any violation of any Environmental Laws existing during Seller’s period of ownership with respect to the Assets that either (A) presently requires restoration, remediation, or resolution under applicable Environmental Laws or pursuant to any Leases, Contracts, or applicable Permit, or (B) if known by a Governmental Authority, would presently require restoration, remediation, or resolution under applicable Environmental Laws; provided, however, that the following conditions, matters, Releases, and Environmental Liabilities shall be excluded from and in no event constitute an “Environmental Defect”: (i) the presence or absence of NORM where such presence of NORM is not in violation of applicable Environmental Laws; (ii) Plugging and Abandonment obligations or liabilities (to the extent such obligations or liabilities represent future costs); (iii) the flaring of natural gas or other gaseous hydrocarbons (to the extent such flaring is done in accordance with applicable Environmental Laws); (iv) any condition, matter, Release, or Environmental Liability disclosed in the Seller Disclosure Schedules; and (v) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators, or other ancillary equipment) except with respect to equipment that causes or has caused any environmental pollution, contamination, or degradation where Remediation is presently required (or if known or confirmed, would be presently required) or the use or condition of such equipment is a violation of applicable Environmental Law.

“Environmental Laws” means the following: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Substances Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended in effect as of the Execution Date, and all similar Laws in effect as of the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing (i) pollution or pollution control, (ii) protection of natural resources, the environment or biological resources, or (iii) the disposal or Release or threat of Release of Hazardous Substances.

“Environmental Liabilities” means any and all Damages, Remediation obligations, liabilities, environmental response costs, costs to cure, cost to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, and fines arising out of or related to any violations or non-compliance with any Environmental Laws that are chargeable to the Working Interest in an Oil and Gas Property, including any contribution obligation under CERCLA or any other Environmental Law or matters incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any Environmental Defects, any failure to comply with Environmental Laws, any Release of Hazardous Substances or any other environmental condition with respect to the ownership or operation of Assets.

“Environmental Referee” is defined in Section 3.2(i)(i).

“Equipment” is defined in subsection (e) of the definition of “Assets”.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the attached regulations and published interpretations.

“ERISA Affiliate” means any entity (whether or not incorporated) that, together with Seller, is required to be treated as a “single employer” within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement to be entered into by the Parties and the Escrow Agent on or before the date the Deposit is delivered under Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Assets” means:

(a) all right, title, and interest to the properties (including personal property) and assets set forth on Schedule 1.1(a);

(b) the Excluded Records;

(c) such originals and copies of the Records retained by Seller in accordance with Section 7.19;

(d) Assets excluded from this Agreement pursuant to Section 3.2(g)(ii), Section 7.6, or Section 7.7;

(e) all trade credits, all accounts, receivables, and other proceeds, income, or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;

(f) automation systems, including meters and related telemetry, licensed radio frequencies, and associated communications infrastructure including towers, antennas, data links, and network circuits (except Seller-owned SCADA equipment);

(g) all personal property of Seller or any Affiliates of Seller that is not expressly included within the definition of “Assets”, including all personal computers, servers, and associated peripherals, cell phones, and all telephone equipment (except Seller-owned SCADA equipment);

(h) except to the extent related to the Assumed Obligations, all indemnity rights, rights under any Contracts, and all claims of Seller or any Affiliate of Seller against any Third Party to the extent related or attributable to, periods prior to the Effective Time (including claims for adjustments or refunds) or for which Seller is liable for payment or required to indemnify Purchaser under Section 10.1 or Article 12 (in each case whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names, and other intellectual property;

(j) other than those described on Exhibit A-5, any offices, office leases, and any personal property (other than the Records) located in or on such offices or office leases;

(k) all proceeds of Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time except (i) proceeds from such Hydrocarbons for which the Adjusted Purchase Price is adjusted under Section 2.4(h)(iii) and (ii) the Hydrocarbons expressly identified in subpart (e) of the definition of “Assets”;

(l) any and all claims of Seller for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any period (or portion thereof) ending prior to the Effective Time, (ii) Income Taxes, (iii) Taxes attributable to the Excluded Assets, and (iv) any other Taxes relating to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any period (or portion thereof) ending prior to the Effective Time;

(m) all claims, rights, and interests of Seller or Affiliates of Seller (i) under any policy or agreement of insurance or indemnity agreement (except to the extent covering any Assumed Obligations, (ii) under any bond or security instrument or (iii) as to any condemnation proceeds or awards arising from acts, omissions or events prior to the Effective Time;

(n) except to the extent related to the Assumed Obligations (other than any rights or claims relating to amounts paid by Seller or its Affiliates), all audit rights and claims for reimbursements from Third Parties for any and all Property Costs, overhead, or joint account reimbursements and revenues associated with all joint interest audits and other audits of any (i) Excluded Assets or (ii) Property Costs under any Contracts or under Law covering periods prior to the Effective Time or for which Seller is, in whole or in part, entitled to receive under Section 2.4;

(o) whether or not relating to the Assets, master service agreements, procurement agreements, engineering and procurement contracts, or similar service contracts and any work orders thereunder or relating thereto;

(p) all Hedges; and

(q) all assets of, or related to, any Seller Benefit Plans or any other employee benefit plan (without regard to whether Business Employees participate) sponsored, maintained, contributed to, or required to be contributed to by Seller or any of its ERISA Affiliates.

“Excluded Records” means any and all:

(a) originals of the records that relate to both the Oil and Gas Properties and any Excluded Assets (subject to Purchaser’s right under Section 7.19 to copy such Records);

(b) corporate, financial, Income Tax, and legal data and Records of Seller that relate primarily to Seller’s business generally (whether or not relating to the Assets), or to businesses of Seller and any Affiliate of Seller other than the exploration and production of Hydrocarbons;

(c) data, software, and records to the extent disclosure or transfer is restricted, prohibited, or subjected to payment of a fee, penalty, or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay such fee, penalty, or other consideration, as applicable;

(d) legal records and legal files of Seller, including all work product of and attorney-client communications with Seller’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege, but excluding any title opinions covering the Oil and Gas Properties;

(e) data, correspondence, materials, documents, descriptions, and records relating to the auction, marketing, sales negotiation, or sale of any of the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person;

(f) all employee files;

(g) other than the reserve report relating to the Oil and Gas Properties dated December 31, 2015 by Cawley, Gillespie & Associates, any reserve reports, valuations, and estimates of any quantities of Hydrocarbons or the valuation thereof with respect to the Oil and Gas Properties, and any pricing assumptions, forward pricing estimates, price decks, or pricing studies related thereto, in each case whether prepared by Seller, its Affiliates, or any Third Parties;

(h) data and records relating primarily to the other Excluded Assets;

(i) those original data, software, and records and copies of any Records retained or made by Seller pursuant to Section 7.19;

(j) all “virtual courthouses”, maps, title files, acquisition target lists, landowner lists and similar land and title files of Brigham Minerals, LLC or its Affiliates (other than any Seller), all of their respective use arrangements with title abstract facilities (in each case other than title opinions and other title records expressly relating to the Fee Mineral Interests included in the Assets); and

(k) all e-mails and other electronic files on Seller’s servers and networks relating to or constituting any other Excluded Records.

“Execution Date” is defined in the introductory paragraph hereof.

“Fee Mineral Interests” is defined in subsection (b) of the definition of “Assets”.

“Fee Mineral Proceeds” means (a) amounts earned from the sale of Hydrocarbons produced from or allocated or attributable to the Fee Mineral Interests (net of any (i) Third Party Royalties, (ii) gathering, processing and transportation costs paid in connection with sales of Hydrocarbons, and (iii) any costs or expenses that are deducted by the applicable purchasers of production); and (b) any bonus payments, lease extension payments, shut-in payments, and other amounts or income earned with respect to the Assets.

“Final Purchase Price” is defined in Section 2.5(b).

“Governmental Authority” means any court, tribunal, agency, commission, official, or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, tribal, quasi-governmental entity, or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power.

“Hazardous Substances” means any pollutant, contaminant, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or otherwise hazardous material or waste defined as “hazardous waste”, “hazardous substance”, or “hazardous material” under applicable Environmental Laws, including chemicals, pollutants, contaminants, wastes, toxic substances, which are classified as hazardous, toxic, radioactive, or otherwise are regulated by, or form the basis for Damage or liability under, any applicable Environmental Law including hazardous substances under CERCLA; provided, however, NORM shall not constitute a “Hazardous Substance”.

“Hedge” means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of, fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, to which Seller, its Affiliates, or the Oil and Gas Properties are bound.

“Hire Date” is defined in Section 7.17(a).

“Holdback Deadline” means the date that is twelve (12) months after the Closing Date.

“Holdback Shares” is defined in Section 2.3(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbon Leasehold Opportunity” means any (i) Hydrocarbon leasehold interest and (ii) Hydrocarbon fee mineral interests (but only to the extent such fee mineral interests cover minerals under either (x) lands in which Brigham Resources owns at least a 50% working interest, or (y) lands within contract areas under operating agreements under which Brigham Resources is the operator), in each case of clause (i) and (ii), located in or on the Non-Compete Area (including any renewal, modification, amendment, or extension of same), including any working interests, operating rights, and any other similar Working Interest bearing interests in any Hydrocarbon rights, or right to earn or acquire any such interest under a farmout/farmin contract, farmout option contract, or any other right to explore for, drill for, develop or produce Hydrocarbons located in or on the Non-Compete Area; provided, however, “Hydrocarbon

Opportunities” does not include any interest in, or related to, the acquisition of, management, or divestiture of, or any other option or right to earn or acquire any (a) the direct or indirect acquisition or ownership of any publically traded securities of any Person, and (b) any direct or indirect acquisition of securities, equities or other ownership interest in any Person so long as such Person is not deemed to constitute an Affiliate of such Restricted Person after giving effect to such direct or indirect acquisition.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery, or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under processing agreements, and imbalances under gathering or transportation agreements.

“Income Taxes” means any income, franchise, and similar Taxes.

“Indemnified Person” is defined in Section 12.6(a).

“Indemnifying Party” is defined in Section 12.6(a).

“Individual Defect Threshold” means an amount equal to Seventy-Five Thousand Dollars ($75,000.00).

“Individual Indemnity Threshold” means an amount equal to One Hundred Thousand Dollars ($100,000.00).

“Knowledge” means, (a) with respect to Seller, the actual knowledge (after reasonable inquiry of the managers of Seller with direct supervisory responsibility for the matters in question), of only those Persons named on Schedule 1.1(b) under the caption “Seller Knowledge Persons” and (b) with respect to the Purchaser Parties, the actual knowledge (after reasonable inquiry of the managers of Purchaser with direct supervisory responsibility for the matters in question), of only those Persons named on Schedule 1.1(b) under the caption “Purchaser Party Knowledge Persons”.

“Lands” is defined in subsection (a) of the definition of “Assets”.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

“Leases” is defined in subsection (a) of the definition of “Assets”.

“Lien” means any lien, mortgage, pledge, collateral assignment, or security interest, of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.

“Material Adverse Effect” means any event, change, or circumstance that has a material adverse effect on (a) the ownership, operation, or financial condition of the Assets as currently operated as of the Execution Date or (b) the performance of Seller’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Material Adverse Effect” shall not include material adverse effects resulting from (i) general changes in Hydrocarbon prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the Assets are located, (iii) economic, financial, credit, or political conditions and general changes in markets; (iv) changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; (v) acts of God, including hurricanes, tornados, meteorological events, and storms; (vi) orders, acts, or failures to act of Governmental Authorities; (vii) civil unrest or similar disorder, terrorist acts, or any outbreak of hostilities or war; (viii) any reclassification or recalculation of reserves in the ordinary course of business; (ix) changes in Laws or the Accounting Principles; (x) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 11; (xi) any effect resulting from any action taken by Purchaser or any Affiliate of Purchaser, other than those expressly permitted in accordance with the terms of this Agreement; (xii) action taken by Seller or any Affiliate of Seller with Purchaser’s written consent or that are otherwise permitted or prescribed hereunder; (xiii) any Casualty Loss; (xiv) natural declines in well performance; (xv) entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 7; or (xvi) any matters, facts, or disclosures set forth in the Seller Disclosure Schedules.

“Material Contract” means, to the extent binding on the Oil and Gas Properties or Purchaser’s ownership thereof after Closing, any Contract that is one or more of the following types or that (a) in the case of subsections (ii) or (iii), below, can reasonably be expected to result in gross revenue per fiscal year in excess of Two Hundred Fifty Thousand Dollars ($250,000) or (b) in the case of subsections (i) or (ii) below, can reasonably be expected to result in expenditures per fiscal year in excess of Two Hundred Fifty Thousand Dollars ($250,000), in each case, net to the aggregate interests of Seller:

(i) Contracts with any Affiliate of Seller that will not be terminated on or prior to Closing;

(ii) Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Oil and Gas Properties that (A) are not cancelable without penalty to Seller, its Affiliates, or its or their permitted successors and assigns, on at least one hundred twenty (120) days prior written notice, or (B) obligate Seller by virtue of any material take or pay payment, advance payment, production payment, or other similar material payment (other than Royalties established in any Leases or any such obligations reflected on Exhibit A), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery of such Hydrocarbons;

(iii) Any Contract to sell, lease, farmout, exchange, or otherwise dispose of after Closing all or any part of the Oil and Gas Properties described on Exhibit A after Closing, but excluding right of reassignment upon intent to abandon any such Oil and Gas Property;

(iv) Contracts containing any area of mutual interest agreements or similar provisions;

(v) Operating agreements, joint venture agreements, exploration agreements, development agreements (including all such Contracts containing express unfulfilled obligations for Seller or its Affiliates to drill additional wells), purchase and/or acquisition agreements, farmin and farmout agreements, drag-along agreements, put agreements, call agreements, joint development agreements, participation agreements, or similar agreements for which any terms remain executory and which materially affect any interest in the Oil and Gas Properties;

(vi) All Contracts that provide for any take-or-pay arrangements, call upon production, option to purchase, or similar rights with respect to the Oil and Gas Properties or to the production therefrom or the processing thereof, or that contain a dedication of production;

(vii) Any Contract that is a water rights agreement, disposal agreements, or similar agreements relating to sourcing, transportation, or disposal of water;

(viii) Any Contract the sole purpose of which is for Seller is obligated to indemnify a third party;

(ix) Any Contract containing a most-favored nation clause; and

(x) Contracts for the gathering, treatment, processing, storage, or transportation of Hydrocarbons (A) guaranteed with minimum throughput, minimum volume, or similar requirements or (B) that are not cancellable without penalty on one hundred twenty (120) days or less prior written notice.

“MMbtu” means one million (1,000,000) BTU.

“Net Fee Mineral Acre” means, as to each parcel or tract constituting a Fee Mineral Interest or Additional Fee Mineral Interest, the product of (a) the number of surface acres of land that are described in such parcel or tract (i.e. gross acres), multiplied by (b) the Undivided Interests in the Fee Mineral Interest in the lands covered by such parcel or tract (provided, however, if items (a) and (b) of this definition vary as to different areas within any tracts or parcels constituting such Fee Mineral Interest, a separate calculation shall be performed with respect to each such area).

“Net Leasehold Mineral Acre” means, as to each parcel or tract covered by a Leasehold Mineral Interest or Undeveloped Lease or Additional Lease, the product of (a) the number of surface acres of land that are described in such parcel or tract (i.e. gross acres), multiplied by (b) the Undivided Interests in the fee minerals, non-executive interests and other mineral fee interests in the lands covered by such parcel or tract burdened by the Hydrocarbon lease (or portions thereof) applicable to such Leasehold Mineral Interest or Undeveloped Lease, multiplied by (c) the aggregate Working Interest of (i) the lessees as to such Undivided Interest in the Leasehold Mineral Interest (or portions thereof) applicable to such Leasehold Mineral Interest or (ii) the Seller as to such Undivided Interest in the Undeveloped Lease (or portions thereof) applicable to such Undeveloped Lease (provided, however, if items (a) and (b) of this definition vary as to different areas within any tracts or parcels burdened by such Leasehold Mineral Interest or Undeveloped Lease, a separate calculation shall be performed with respect to each such area).

“Net Mineral Acre Price” means, with respect to each Undeveloped Lease or Fee Mineral Interest, the value set forth in Schedule 2.8 for each Net Fee Mineral Acre or Net Leasehold Mineral Acre, as applicable, included in such Undeveloped Lease or Fee Mineral Interest.

“Net Revenue Interest” means (a) with respect to any Undeveloped Lease, Additional Lease, or Well, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Undeveloped Lease, Additional Lease, or Well, after giving effect to all Royalties, and (b) with respect to any Fee Mineral Interest or Additional Fee Mineral Interest, either (i) if such Fee Mineral Interest or Additional Fee Mineral Interest is subject to a Hydrocarbon lease (or similar agreement), the royalty fraction provided for in such Hydrocarbon lease (or similar agreement), or (ii) if such Fee Mineral Interest or Additional Fee Mineral Interest is not subject to a Hydrocarbon lease (or similar agreement), 100%.

“Non-Compete Area” means any lands located within a three (3) mile radius of the geographic boundaries of any Lease.

“Non-Compete Period” is defined in Section 7.20(a).

“Non-Fundamental Seller Representations” means all representations and warranties of Seller set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the certificates delivered by Seller at Closing pursuant to Section 9.2(i)) and the special warranty of Defensible Title set forth in the Conveyances), excepting and excluding any and all Seller Fundamental Representations.

“Non-Recourse Person” is defined in Section 12.5(g).

“Non-Solicit Period” is defined in Section 7.17(g).

“NORM” means naturally occurring radioactive material, radon gas and asbestos.

“Notice” is defined in Section 13.1.

“Oil and Gas Properties” is defined in subsection (c) of the definition of “Assets”.

“Option Deadline” is defined in Section 7.23(a).

“Ordinary Course of Business” means in the ordinary course of business of Seller consistent with past custom and practices.

“Outside Date” is defined in Section 11.1(b).

“Party” or “Parties” is defined in the introductory paragraph hereof.

“Permits” is defined in Section 4.22.

“Permitted Assignee” means any wholly owned subsidiary of Diamondback Energy, Inc., a Delaware corporation.

“Permitted Encumbrances” means any or all of the following:

(a) all Royalties if the net cumulative effect of such burdens do not, (i) individually or in the aggregate, reduce Seller’s Net Revenue Interest in the Subject Formation as to each Lease, Additional Interest, or Well below that shown in Exhibit A for such Lease, Additional Interest, or Well, or (ii) increase the applicable Working Interest in any Lease, Additional Interest, or Well above that shown in Exhibit A without at least a proportionate increase in the applicable Net Revenue Interest;

(b) the terms of any Contract described on Schedule 4.10(a), Lease, Additional Interest, Surface Right or any Hydrocarbon lease burdening any Fee Mineral Interest, including provisions for penalties, suspensions, or forfeitures contained therein, but only to the extent such Contracts, Leases, Additional Interests, Surface Rights or lease do not, either individually or in the aggregate, throughout the duration of the productive life of any Lease, Additional Interest, or Well, (i) operate to reduce the applicable Net Revenue Interest in any such Lease, Additional Interest, or Well below that shown on Exhibit A, (ii) operate to increase the applicable Working Interest in any Lease, Additional Interest, or Well above that shown in Exhibit A without at least a proportionate increase in the applicable Net Revenue Interest, or (iii) adversely affect the ownership and/or operation of the affected Lease, Additional Interest, or Well (as currently used or owned) in any material respect;

(c) all (i) rights of first refusal, preferential purchase rights, and similar rights with respect to the Assets, (ii) Consents, Required Consents, and Customary Consents, or (iii) consent requirements and similar restrictions that are not applicable to the sale of the Assets contemplated by this Agreement;

(d) Liens created under the terms of the Leases, Additional Interests, Surface Rights, the Contracts or Hydrocarbon leases, Liens for Taxes, materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, employee’s Liens, contractor’s, operator’s Liens, construction Liens, Liens pursuant to any applicable federal or state securities Law, and other similar Liens arising in the ordinary course of business that, in each case, secure amounts or obligations (i) owed by Persons other than a Seller or any predecessor in interest of a Seller or (ii) not yet delinquent (including any amounts being withheld as provided by Law), or, if delinquent, being contested in good faith by appropriate actions;

(e) rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(f) any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Effective Time or that does not materially detract from the use or operation of the Assets subject thereto or affected thereby (as operated as of Effective Time), except to the extent such easements, right of ways, covenants, servitudes, permits, surface leases, conditions, restrictions, and other rights, either individually or in the aggregate, throughout the duration of the productive life of any Lease, Additional Interest, or Well, (i) operate to reduce the applicable Net Revenue Interest in any such Lease, Additional Interest, or Well below that shown on Exhibit A, (ii) operate to increase the applicable Working Interest in any such Lease, Additional Interest, or Well above that shown in Exhibit A without at least a proportionate increase in the applicable Net Revenue Interest, or (iii) adversely affect the ownership and/or operation of the affected Lease, Additional Interest, or Well (as currently used or owned) in any material respect;

(g) all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iv) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated as of the Effective Time, or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit, except to the extent the use or regulation described in the foregoing provisions (i-v), throughout the duration of the productive life of any Lease, Additional Interest, or Well, (i) operates to reduce the applicable Net Revenue Interest in any such Lease, Additional Interest, or Well below that shown on Exhibit A, (ii) operates to increase the applicable Working Interest in any such Lease, Additional Interest, or Well above that shown in Exhibit A without at least a proportionate increase in the applicable Net Revenue Interest, or (iii) adversely affects the ownership and/or operation of the affected Lease, Additional Interest, or Well (as currently used or owned) in any material respect;

(h) rights of any (i) common owner of any interest in any Fee Mineral Interest as tenants in common or through common ownership, (ii) owner or lessee of any oil and gas interests in formations, strata, horizons, or depths other than the Subject Formation or (iii) common owner of any interest in Surface Rights currently held by Seller and such common owner as tenants in common or through common ownership;

(i) (i) failure to record Leases, Additional Interests, or Surface Rights issued by any Governmental Authority in the real property, conveyance, or other records of the county in which such Leases, Additional Interests or Surface Rights are located, provided that all subsequent instruments evidencing Seller’s chain of title to such Leases, Additional Interests or Surface Rights are recorded with the Governmental Authority that issued any such Lease,

Additional Interest, or Surface Right, or (ii) delay or failure of any Governmental Authority to approve the assignment of any Oil and Gas Property to Seller or any predecessor in title to Seller unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(j) any other Liens, defects, burdens or irregularities which are (i) based solely on a lack of information in Seller’s files or of record, (ii) based solely on references to any document if a copy of such document is not in Seller’s files or of record, or (iii) the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last six (6) years;

(k) calls on production under existing Contracts, provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;

(l) lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created;

(m) any Liens, defects, irregularities, or other matters (i) set forth or described on Exhibit A or the Seller Disclosure Schedules, (ii) solely with respect to Seller’s special warranty of Defensible Title set forth in the Conveyances, that Purchaser has Knowledge of on or prior to the Defect Deadline and Purchaser fails to timely assert such Liens, defects, irregularities or other matters in a valid Defect Notice delivered on or prior to the Defect Deadline, or (iii) that are expressly waived (or deemed to have been waived), or cured, at or prior to Closing;

(n) defects based on or arising out of the failure of a Lease or Additional Interest to hold a specified number of Net Leasehold Mineral Acres after the primary term of such Lease or Additional Interest expires after the Closing Date based on any provision in the Lease or Additional Interest providing that the Lease or Additional Interest holds only acreage within the proration units as to wells producing in paying quantities (or that are held payments in lieu of such production);

(o) Liens created under deeds of trust, mortgages, and similar instruments by the lessor under a Lease or Additional Interest covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds, of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Defect Deadline, initiated foreclosure or similar proceedings against the interest of lessor in such Lease or Additional Interest, nor has Seller received any written notice of default under any such mortgage, deed of trust, or similar instrument;

(p) lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in Seller’s chain of title to the Asset unless there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver;

(q) defects based on or arising out of the failure of Seller to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease, Additional Interest, or tract, to the extent such Well (i) has been permitted by the Texas Railroad Commission or other applicable Governmental Authority or (ii) the allocation of Hydrocarbons produced from such Well among such Lease, Additional Interests, or tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease, Additional Interest, or leasehold tract its share of such production;

(r) any Liens, defects, irregularities, or other matters that would not constitute a Title Defect under the definition of “Title Defect” in this Agreement; or

(s) any Liens, defects, irregularities, or other matters which (i) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use, operation, or ownership of the Assets subject thereto or affected thereby and (ii) would be accepted by a reasonably prudent and sophisticated purchaser engaged in the business of owning, exploring, developing and operating Hydrocarbon producing properties.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Phase I” is defined in Section 7.1(a).

“Phase II” is defined in Section 7.1(a).

“Plugging and Abandonment,” “Plugged and Abandoned” and “Plug and Abandon” and its derivatives mean all plugging, replugging, abandonment, re-plugging and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Assets, including all plugging and abandonment, dismantling, decommissioning, Remediation, removal, surface and subsurface restoration, site clearance and disposal of the Wells, well cellars, fixtures, flowlines, pipelines, structures, and personal property located on or associated with assets and properties included in the Assets and the lands burdened thereby, the removal and capping of all associated flowlines, field transmission, and gathering lines, pit closures, the restoration of the surface, site clearance, any disposal of related waste materials, excluding NORM and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Authorities, the terms and conditions of the Leases, Surface Rights and Contracts.

“Pre-Approved Additional Fee Mineral Interest” is defined in Section 7.23(c).

“Pre-Approved Additional Lease” is defined in Section 7.23(c).

“Preliminary Settlement Statement” is defined in Section 2.5(a).

“Property Costs” means all operating expenses (including costs of insurance, overhead, employees, rentals, shut-in payments, and title examination and curative actions) and capital expenditures (including bonuses, broker fees, and other Lease or Additional Interest acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets and overhead costs charged to the Assets under any applicable Contracts, but excluding (without limitation) liabilities, losses, costs, and expenses attributable to Asset Taxes, Income Taxes, and Transfer Taxes.

“Protected Period” is defined in Section 7.17(a).

“Purchaser” is defined in the introductory paragraph hereof.

“Purchaser 401(k) Plan” is defined in Section 7.17(e).

“Purchaser Benefit Plans” is defined in Section 7.17(c).

“Purchaser Benefit Operations” means the operations described on Schedule 2.4(k), including operations conducted with respect to drilled but uncompleted Wells, whether such operations are conducted prior to, at or after the Effective Time.

“Purchaser Entities” means the Purchaser Parties and their respective subsidiaries.

“Purchaser Fundamental Representations” means the representations and warranties of Seller set forth in Section 5.1 through Section 5.3 and Section 5.4(a).

“Purchaser Group” means each of the Purchaser Parties, the Affiliates of the Purchaser Parties, and each of their respective shareholders, members, officers, directors, employees, agents, advisors, representatives, accountants, attorneys, and consultants.

“Purchaser Material Adverse Effect” means any event, change, or circumstance that has a material adverse effect on (a) the assets, operations, business, financial condition, results of operations or prospects of the Purchaser Entities or (b) the performance of the Purchaser Entities’ obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Purchaser Material Adverse Effect” shall not include material adverse effects resulting from (i) general changes in Hydrocarbon prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the assets, operations, or business of the Purchaser Entities are located, (iii) economic, financial, credit, or political conditions and general changes in markets; (iv) changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the assets, operations, or business of the Purchaser Entities are located; (v) acts of God, including hurricanes, tornados, meteorological events, and storms; (vi) orders, acts, or failures to act of Governmental Authorities; (vii) civil unrest or similar disorder, terrorist acts, or any outbreak of hostilities or war; (viii) any reclassification or recalculation of reserves in the ordinary course of business; (ix) changes in Laws or the Accounting Principles; (x) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 11; (xi) any effect resulting from any action taken by Seller or any Affiliate of Seller, other than those expressly permitted in accordance with the terms of this Agreement; (xii) action taken by the Purchaser Entities or any Affiliate of the Purchaser Entities with Seller’s written consent or that are otherwise permitted or prescribed hereunder; (xiii) natural declines in well performance; or (xiv) entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 7.

“Purchaser Parent” is defined in the introductory paragraph hereof.

“Purchaser Parent Financial Statements” is defined in Section 5.7(a).

“Purchaser Parent SEC Documents” is defined in Section 5.7(a).

“Purchaser Parties” is defined in the introductory paragraph hereof.

“Purchaser’s Representatives” is defined in Section 7.1(a).

“Realty Interests” is defined in subsection (h) of the definition of “Assets”.

“Reasonable Documentation” means, with respect to any Defect asserted by Purchaser or any Title Benefit asserted by Seller:

(a) A copy of any available title opinion or landman’s title report describing the asserted Title Defect or Benefit, but only to the extent such title opinion or report was relied on in the preparation of any Title Benefit or Defect;

(b) A copy of the relevant document to the extent the alleged Title Benefit or Defect is a document;

(c) The deed preceding and following a gap in the chain of title or a title opinion describing the gap in reasonable detail, to the extent the basis of the alleged Defect is a gap in Seller’s chain of title;

(d) A copy of the document creating or evidencing the Lien or encumbrance, to the extent the basis of the alleged Defect is a Lien or encumbrance;

(e) A copy of the Phase I (or if applicable, Phase II) describing in detail the Defect, to the extent the alleged Defect is an Environmental Defect; or

(f) Any other documents within the asserting Party’s possession reasonably necessary for Seller (with respect to Defects) or Purchaser (with respect to Title Benefits) and the Defect Referee (as well as any title attorney, examiner, or environmental consultant hired by such Persons) to verify and confirm the existence of and Defect Amount (or Title Benefit Amount, as applicable) with respect to such alleged Title Benefit or Defect.

“Records” means all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) related to the Assets, including electronic copies of all computer records where available, contract files, lease files, well logs, division order files, title opinions, and other title information (including abstracts, evidences of rental payments, maps, surveys, and data sheets), hazard data, and surveys, production records, engineering files, and environmental records, but excluding, however, in each case, the Excluded Records.

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit E to be executed and delivered by Purchaser Parent and Seller (and Seller’s designee recipients of the Stock Purchase Price) at Closing.

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, leaching, migrating, abandoning, or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.

“Remediate” means any remedial, removal, response, investigation, monitoring, construction, closure, disposal, testing, integrity testing, or other corrective actions required under applicable Environmental Laws to cure or remove a violation of Environmental Law, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the Oil and Gas Properties, including caps, dikes, encapsulation or leachate collection systems. The term “Remediation” shall have its correlative meaning.

“Required Consent” means any Consent that expressly provides in the applicable Lease or Contract giving rise to such Consent that the sale or transfer of such Asset without compliance with the terms of any such Lease or Contract would result (i) in the assignment of the Asset affected thereby to Purchaser to be void or voidable, (ii) the termination of a Lease or Contract, or (iii) triggers an obligation to pay liquidated damages; provided, however, “Required Consent” shall not include (a) any Customary Consents or any Consent that cannot be unreasonably withheld.

“Required Information” is defined in Section 7.22(b).

“Required Pre-Closing Information” is defined in Section 7.22(b).

“Restricted Persons” means Seller, the individuals identified on Schedule 7.20. and each respective direct and indirect wholly-owned subsidiary of each foregoing-described Person.

“Retained Liabilities” means any Damages, obligations, duties, or liabilities, whether vested or contingent, mature or latent, related to or arising out of any of the following:

(a) claims with respect to death, bodily or physical injury to any Person related to Seller’s or any of its Affiliate’s use of or operations on the Assets occurring prior to the Closing Date;

(b) claims for compensation or reimbursement of Seller’s employees for work performed with respect to the Assets prior to the Effective Time;

(c) Seller Taxes;

(d) offsite transport or disposal, or arrangement for transport or disposal, of any Hazardous Substances from the Assets that occurred prior to the Closing Date chargeable to Seller’s Working Interest in the Assets during Seller’s period of ownership thereof;

(e) pending or threatened, as of the Closing Date, third party claims, suits, arbitrations, or litigation to the extent described in Part A of Schedule 4.5;

(f) any criminal sanctions imposed on Seller, to the extent arising out of or relating to the Assets that occurred or are attributable to events that occurred prior to Closing or are attributable to the Seller’s operations prior to Closing;

(g) the accounting for, failure to pay, underpayment, or incorrect payment of any and all Royalties with respect to any of the Oil and Gas Properties in each case to the extent (i) not attributable to Suspense Funds, (ii) attributable to the period that Hydrocarbons were produced and marketed from any Oil and Gas Property during Seller’s period of ownership of the Assets prior to the Effective Time and (iii) chargeable to Seller’s Working Interest in the Assets; or

(h) Any acts of gross negligence or willful misconduct of Seller or its Affiliates to the extent attributable to Seller’s ownership or operation of the Assets prior to the Closing Date.

“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests, and other royalty burdens and other interests measurable or payable out of production of Hydrocarbons from or allocated to the Oil and Gas Properties or the proceeds thereof, including all Third Party Royalties.

“Securities Act” is defined in Section 4.14.

“Seller” is defined in the introductory paragraph hereof.

“Seller 401(k) Plan” means the Seller Benefit Plan that is a tax-qualified defined contribution plan under Section 401(a) of the Code and contains a Section 401(k) feature.

“Seller Benefit Plan” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA; and (b) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit plan, program, policy or agreement which is not described in clause (a) above, in each case, sponsored, maintained, or contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any Business Employee (or any dependent or beneficiary thereof) or in which any Business Employee participates.

“Seller Disclosure Schedules” means the aggregate of all schedules that set forth exceptions, disclosures, or otherwise relate to or are referenced in any of the representations or warranties of Seller set forth in Article 4.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.1 through Section 4.3 and Section 4.4(a).

“Seller Group” means each of Seller, the Affiliates of Seller, and each of their respective shareholders, members, officers, directors, employees, agents, advisors, representatives, accountants, attorneys, and consultants.

“Seller Taxes” means (a) all Income Taxes imposed by any applicable Law on Seller, (b) Asset Taxes allocable to Seller pursuant to Section 10.1, taking into account, and without duplication of such Asset Taxes that are (i) effectively borne by Seller as a result of the adjustments to the Unadjusted Purchase Price made pursuant to Section 2.4 or Section 2.5, as applicable, or (ii) paid by Seller to Purchaser pursuant to Section 10.1(c).

“Settlement Price” means (a) in the case of gaseous Hydrocarbons, the price per MMBtu equal to the midpoint price per MMBtu for Waha Hub published in Platts Gas Daily for December 30, 2016, and (b) in the case of crude oil, condensate, scrubber liquids inventories, and ethane, propane, iso-butane, nor-butane, and gasoline Hydrocarbons, the price per Barrel equal to (i) the settlement price for Light Sweet Crude Oil Futures Contract on the New York Mercantile Exchange for December 30, 2016 NYMEX Price, plus (ii) the December 30, 2016 WTI-Midland trade differential as published by Petroleum Argus Daily Crude Report, as applicable.

“Share Price” means One Hundred Five Dollars and Twenty-Eight Cents ($105.28).

“Stock Closing Consideration” means the amount of equity consideration payable by the Purchaser Parties to Seller at Closing, which shall be a number of shares of Common Stock equal to (a) the estimate of the Adjusted Stock Purchase Price determined in accordance with Section 2.5(a) minus (b) the Holdback Shares.

“Stock Purchase Price” is defined in Section 2.2.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subject Formation” means for each Well and Undeveloped Lease, the stratigraphic equivalent of that certain subsurface interval from the top of the Bone Spring Formation to 250’ feet below the top of the Wolfcamp B Formation, as seen at the measured depths of 7,848’ and 10,473’, respectively, as illustrated in the well log for the Brigham Lethco Neal 28-27 1H Well (API# 42-371-39206), attached on Schedule 1.1(c).

“Surface Rights” is defined in subsection (g) of the definition of “Assets”.

“Suspense Funds” means Royalties or net revenues payable to Third Party Working Interest owners in respect of any of the Assets that are payable to Third Parties and are being held in suspense by Seller as the owner or operator of such Assets, and any interest accrued in escrow accounts for such suspended funds.

“Tag-Along” means the right or option of any Person under any Contract, Lease, or other instrument binding on a Seller, any Affiliate of a Seller, or the Assets to require and cause Seller or Purchaser to purchase, acquire, and receive an assignment of any interest in any Wells, Leases, Units, or other Assets.

“Tag Holder” means each Person that is an owner, grantee, or holder (or assignee or successor in interest of an owner, grantee, or holder) of an interest in any Assets to the extent such Person is subject to or holds rights as to any Tag-Along.

“Target Closing Date” is defined in Section 9.1.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority.

“Taxes” means any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated, or other tax, including any interest, penalty or addition thereto.

“Termination Date” is defined in Section 11.1.

“Third Party” means any Person other than Seller, the Purchaser Parties or any of their respective Affiliates.

“Third Party Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests, and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Fee Mineral Interests or the proceeds thereof to any Person other than Seller.

“Third Party Claim” is defined in Section 12.6(c).

“Third Party Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests, and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Fee Mineral Interests or the proceeds thereof to any Person other than Seller.

“Title Benefit” means the aggregate title deducible of record and/or provable beneficial title that although not constituting perfect, merchantable, or marketable title can be successfully defended if challenged of Seller which, as to any depths within the Subject Formation, as of the Closing Date:

(a) entitles Seller to receive a Net Revenue Interest (i) in the case of any Well, throughout the productive life of such Well, greater than the Net Revenue Interest shown in Exhibit A-3 for such Well (without a proportionate increase in the corresponding Working Interest for such Well) and (ii) in the case of any Undeveloped Lease listed on Exhibit A-1, throughout the productive life of such Undeveloped Lease, greater than the Net Revenue Interest shown on Exhibit A-1 for such Undeveloped Lease (without a proportionate increase in the corresponding Working Interest for such Undeveloped Lease), and (iii) in the case of any Fee Mineral Interest, greater than the Net Revenue Interest percentage shown for such Fee Mineral Interest in Exhibit A-2;

(b) obligates Seller to bear a Working Interest, in the case of any Well, less than the “working interest” percentage shown in Exhibit A-3 with respect to such Well (without a proportionate increase in the corresponding Working Interest for such Well);

(c) entitles Seller to a number of Net Leasehold Mineral Acres, in the case of an Undeveloped Lease, in excess of the amount set forth in Exhibit A-1; or

(d) as to each Fee Mineral Interest listed on Exhibit A-2, entitles Seller to a number of Net Fee Mineral Acres in and to such Fee Mineral Interest (or portion thereof) greater than the number of Net Fee Mineral Acres set forth therefor on Exhibit A-2.

“Title Benefit Amount” is defined in Section 3.2(d).

“Title Benefit Notice” is defined in Section 3.2(b).

“Title Defect” means any individual Lien, obligation, burden, or defect, including a discrepancy in Net Revenue Interest, Working Interest, or Net Fee Mineral Acres, , that results in the failure of Seller to have Defensible Title to any individual Well, Undeveloped Lease, Additional Interest, or Fee Mineral Interest; provided, however, in no event shall any of the following be considered or constitute a “Title Defect”: (a) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest, or mineral interest, and the failure of Exhibit A to reflect any lease or any unleased mineral interest where the owner thereof was treated as a non-participating co-tenant during the drilling of any well; (b) any defect arising solely out of lack of survey or lack of metes and bounds descriptions, unless a survey or metes and bounds description is expressly required by applicable Law; (c) any defect in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession or heirship proceedings, unless affirmative evidence shows that such failure or omission results in another party’s actual and superior claim of title to the Assets; (d) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in another party’s actual and superior claim of title to the Assets; (e) any defect arising by the failure to obtain verification of identity of people in a class, heirship, or intestate succession, unless affirmative evidence shows that such failure results in another party’s actual and superior claim of title to the Assets; (f) any defect arising out of or related to any tax sale or sheriff sale, including any failures or deficiencies of notice (i) that occurred or were conducted more than five (5) years prior to the Execution Date or (ii) for which no proceeding or cause of action is pending with any Governmental Authority where a Third Party has asserted a superior claim of title to the Assets; (g) defect arising from any Lease or Additional Interest having no pooling provision, or an inadequate horizontal pooling provision; (h) the failure to record in any county records any interests in the Oil and Properties described on Schedule 1.1(d); (i) any Lien, obligation, burden, or defect that has been cured by possession; (j) any gap in the chain of title, unless affirmative evidence shows that another party has an actual and superior chain of title by an abstract of title, title opinion, or landman’s title chain or runsheet; (k) any Lien, obligation, burden, or defect that is cured, released, or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches or which has existed for more than six (6) years and no affirmative evidence shows that another Person has asserted a superior claim of title to the Assets; (l) any Lien, obligation, burden, or defect arising from prior oil and gas leases relating to the Lands that have terminated prior to the Execution Date but are not surrendered or released of record; (m) any Lien, obligation, burden, defect, or loss of title resulting from Seller’s conduct of business in compliance with this Agreement; (n) any Lien, obligation, burden, or defect that affects only which Person has the right to receive Royalty payments (rather than the amount of such Royalty) and that does not affect the validity of the underlying Asset; or (o) solely with respect to Seller’s special warranty of Defensible Title, any defects, Liens, or matters of record in the county records where the Oil and Gas Properties are located.

“Title Referee” is defined in Section 3.2(i)(i).

“Transaction Documents” means (a) this Agreement, (b) the Conveyances, (c) the Confidentiality Agreement, (d) the Registration Rights Agreement and (e) each other agreement, document, certificate, or other instrument that is contemplated to be executed by and among the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing.

“Transfer Taxes” is defined in Section 10.2.

“Transferred Employee” is defined in Section 7.17(b).

“Unadjusted Purchase Price” is defined in Section 2.2.

“Undeveloped Lease” means any Lease (or portion thereof), but in each case only as to the Subject Formation.

“Undivided Interest” means the specified percentage undivided interest (on an eight-eighth’s basis) in and to the Subject Formation with respect to the applicable properties and assets (whether tangible or intangible, real or personal).

“Units” is defined in subsection (a) of the definition of “Assets”.

“Wells” is defined in subsection (c) of the definition of “Assets”.

“Working Interest” means, with respect to any Oil and Gas Property, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance, Plugging and Abandonment thereof on or in connection with such Oil and Gas Property required to be borne with respect thereto, but without regard to the effect of any Royalties.

Section 1.2 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document, or instrument means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Law means, unless specifically provided otherwise, such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means, unless specifically provided otherwise, that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit hereto; (g) “hereunder”, “hereof”, “hereto”, and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is not exclusive; (j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (k) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect, on the interpretation of this Agreement; (l) all references to “Dollars” means United States Dollars; (m) references to “days” shall mean calendar days, unless the term “Business Days” is used, and (n) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and pay for, the Assets.

Section 2.2 Purchase Price. The total consideration to be paid for the Assets will consist of (a) cash in the aggregate amount of One Billion Six Hundred Eighteen Million Five Hundred Eighty-Nine Thousand Six Hundred Thirty-Two Dollars and Seventy-Three Cents ($1,618,589,632.73) (the “Cash Purchase Price”) plus (b) Seven Million Six Hundred Eighty-Five Thousand Nine Hundred Eighteen (7,685,918) shares of Common Stock, subject to appropriate adjustment in the event of any splits, combinations, dividends, recapitalizations, reorganizations or reclassifications or similar event with respect to the Common Stock, or any transaction in which shares of Common Stock are converted into other securities or cash, in each case, occurring after the Execution Date and prior to the Closing (the “Stock Purchase Price” and, together with the Cash Purchase Price, the “Unadjusted Purchase Price”), adjusted as provided in Section 2.4 (as adjusted, the “Adjusted Purchase Price”). Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Common Stock shall be issued as part of the Stock Purchase Price. In lieu of the issuance of any such fractional share, Purchaser at Closing shall pay to Seller an amount in cash determined by multiplying (i) the Share Price by (ii) the fraction of a share (rounded to the nearest hundredth when expressed in decimal form) of Common Stock to which Seller would otherwise be entitled to receive pursuant hereto. For the avoidance of doubt, the Stock Purchase Price (including the Holdback Shares) shall be proportionately adjusted to reflect any splits, combinations, dividends, recapitalizations, reorganizations, reclassifications or similar events with respect to the Common Stock, or any transaction in which shares of Common Stock are converted into other securities or cash, in each case, occurring after the Execution Date and prior to the Closing and any reference in this Agreement to shares of Common Stock comprising the Stock Purchase Price (including the Holdback Shares) that occurs after the Execution Date shall have the corresponding meaning.

Section 2.3 Deposit; Holdback Shares.

(a) On or before December 20, 2016, Purchaser will deposit an amount equal to five percent (5%) of the Unadjusted Purchase Price (the “Deposit”) with the Escrow Agent via wire transfer of immediately available funds to the account or accounts designated by the Escrow Agreement, such Deposit to be held in escrow by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(b) In the event that Closing occurs, then on the Closing Date (i) the Parties shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Deposit to Seller and (ii) Purchaser Parent shall deposit with the Escrow Agent One Million One Hundred Fifty-Three Thousand and Three (1,153,003) (such shares of Common Stock, together with any dividends, distributions, earnings or other amounts accrued thereon, the “Holdback Shares”).

(c) If for any reason this Agreement is terminated in accordance with Section 11.1, then the Deposit shall be disbursed as provided in Section 11.2.

Section 2.4 Adjustments to Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication, as follows, but only with respect to matters for which notice is given on or before the Cut-Off Date:

(a) decreased in accordance with (i) Section 3.2(g) with respect to Defects;

(b) decreased in accordance with Section 7.6 with respect to Required Consents;

(c) decreased in accordance with Section 7.7 with respect to any applicable preferential rights to purchase;

(d) increased in accordance with Section 3.2(h) with respect to Title Benefits, but only to the extent such upward adjustment in the Unadjusted Purchase Price from Title Benefits is less than or equal to the amount of the downward adjustments in the Unadjusted Purchase Price for Defects;

(e) decreased by the amount of all Suspense Funds, to the extent such funds are not transferred to Purchaser’s control at the Closing;

(f) increased by the aggregate amount of all Additional Interest Purchase Prices attributable to Additional Interests which are conveyed to Purchaser in accordance with Section 7.23;

(g) adjusted for Asset Taxes as follows:

(i) increased by the amount of all Asset Taxes allocated to Purchaser in accordance with Section 10.1(a) but paid or otherwise economically borne by Seller; and

(ii) decreased by the amount of all Asset Taxes allocated to Seller in accordance with Section 10.1(a) but paid or otherwise economically borne by Purchaser;

(h) adjusted for Imbalances, inventory, amounts in storage, and linefill as of the Effective Time as follows:

(i) decreased by the aggregate amount owed by Seller to Third Parties for Imbalances attributable to periods prior to the Effective Time on the basis of the applicable Settlement Price;

(ii) increased by the aggregate amount owed to Seller by Third Parties for Imbalances attributable to periods prior to the Effective Time on the basis of the applicable Settlement Price; and

(iii) increased by the aggregate amount equal to Seller’s share of any liquid Hydrocarbons in tanks or storage facilities produced from or credited to the Oil and Gas Properties or linefill associated with the Assets as of the Effective Time based upon the quantities in tanks or storage facilities or as liquid or gaseous linefill as of the Effective Time as measured by and reflected in Seller’s records multiplied by the applicable Settlement Price;

(i) without prejudice to any Party’s rights under Article 12, adjusted for proceeds and other income, receivables, Property Costs, and other costs (other than Asset Taxes, Income Taxes, and Transfer Taxes) attributable to the Assets as follows:

(i) decreased by an amount equal to the aggregate amount of the following proceeds to the extent received by Seller:

(A) amounts earned from the sale, during the period from and after the Effective Time, of (i) Mineral Proceeds and (ii) any Hydrocarbons produced from or attributable to the Wells or Undeveloped Leases during any period from and after the Effective Time (net of any (1) Royalties paid or paid on behalf of Seller, (2) gathering, processing, and transportation costs paid in connection with sales of Hydrocarbons, and (3) Property Costs that are deducted by the applicable purchasers of production); and

(B) other income earned with respect to the Assets during the period from and after the Effective Time (provided that, for purposes of this Section 2.4(i)(i)(B), no adjustment shall be made for funds received by Seller for the account of any Third Party and to which Seller does not become entitled prior to the Cut-Off Date and excluding the effects or proceeds of any Hedges);

(ii) increased by an amount equal to the amount of all Property Costs and all other costs and expenses which are incurred by or on behalf of Seller or any Affiliate of Seller in connection with the ownership and operation of the Assets from and after the Effective Time, excluding in each case (A) any costs already deducted in the determination of proceeds in Section 2.4(i)(i) and (B) any Asset Taxes, Income Taxes, and Transfer Taxes; and

(iii) increased by the amount of all prepaid costs, expenses (including prepaid insurance costs, bonuses, rentals, and cash calls to Third Party operators but excluding any Asset Taxes, Transfer Taxes, and Income Taxes) incurred or paid by or on behalf of Seller and attributable to periods from and after the Effective Time;

(j) increased by the amount of an overhead reimbursement fee equal to Six Hundred and Twenty Five Thousand Dollars ($625,000) per month for each calendar month between the Effective Date and the Closing Date; and

(k) increased by the amount of all Property Costs and all other costs and expenses of Seller and its Affiliates that are incurred in connection with all Purchaser Benefit Operations, which are described on Schedule 2.4(k).

The amount of each adjustment to the Unadjusted Purchase Price described in Section 2.4(i) shall be determined in accordance with the United States generally accepted accounting principles using the accrual method of accounting and COPAS, as consistently applied (the “Accounting Principles”). Notwithstanding anything to the contrary in this Agreement, at Seller’s election, all adjustments to the Unadjusted Purchase Price shall be made to the Cash Purchase Price (the Cash Purchase Price, as adjusted, the “Adjusted Cash Purchase Price”) or the Stock Purchase Price (the Stock Purchase Price, as adjusted, the “Adjusted Stock Purchase Price”), or any combination thereof. For purposes of adjustments to the Stock Purchase Price or the Adjusted Stock Purchase Price, as applicable, each share of Common Stock shall be valued at the Share Price.

Section 2.5 Closing Consideration and Post-Closing Adjustments.

(a) Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth (i) Seller’s good faith estimate of the Adjusted Purchase Price for the Assets as of the Closing Date after giving effect to all adjustments set forth in Section 2.4, (ii) the Persons, accounts, and amounts of disbursements that Seller designates and nominates to receive the Cash Closing Payment and the Deposit, along with the wiring instructions for all such payments and disbursements and (iii) the Persons and number of shares of Common Stock that Seller designates and nominates to receive the Stock Closing Consideration. Seller shall supply to Purchaser reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller and a brief explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of Seller’s draft Preliminary Settlement Statement, Purchaser will deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any adjustments as set forth in the Preliminary Settlement Statement as presented by Seller will be used to adjust the Unadjusted Purchase Price at Closing.

(b) As soon as reasonably practicable after the Closing, but not later than the later of (i) the one hundred and eightieth (180th) day following the Closing Date and (ii) five (5) Business Days after the date on which the Parties or the applicable Defect Referee finally determines all Defect Amounts under Section 3.2(i), Seller shall prepare and deliver to Purchaser a draft final settlement statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.4, based on the most recent actual figures for each adjustment. Seller shall, at Purchaser’s request, make reasonable documentation available to support the final figures. As soon as reasonably practicable, but not later than the fifteenth (15th) day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made in such statement. Any changes not so specified in such written report shall be deemed waived and Seller’s determinations with respect to all such elements of the final settlement statement that are not addressed specifically in such report shall prevail. If Purchaser fails to timely deliver a written report to Seller containing changes Purchaser proposes to be made to the final settlement statement, the final settlement statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties and not subject to further audit or arbitration. Seller may deliver a written report to Purchaser during the same fifteen (15) day period reflecting any changes that Seller proposes to be made in such statement as a result of additional information received after the statement was prepared. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than thirty (30) days following Purchaser’s receipt of Seller’s statement delivered hereunder. In the event that the Parties cannot reach agreement as to the final statement of the Adjusted Purchase Price within such period of time, either Party may refer the items of adjustment which are in dispute or the interpretation or effect of this Section 2.5 to a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the “Accounting Referee”), for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings in Austin, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 2.5(b). The Accounting Referee’s determination shall be made within fifteen (15) days after submission of the matters in dispute and, without limiting the application of Section 10.1(c) or Purchaser’s right to indemnity under Section 12.3(c) for Seller Taxes, shall be final and binding on all Parties, without right of appeal. In rendering its award, the Accounting Referee shall be limited to selecting either Seller’s position or Purchaser’s position as submitted by the Parties to the Accounting Referee. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 2.5), or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Seller and Purchaser shall each bear one-half of the fees, costs, and expenses of the Accounting Referee. The final Adjusted Purchase Price (the “Final Purchase Price”) shall be determined within five (5) Business Days after the earlier of (i) the expiration of Purchaser’s fifteen (15) day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Referee finally determine the Adjusted Purchase Price.

(c) On the Cut-Off Date, (i) in the event the Final Purchase Price exceeds the sum of the Cash Closing Payment plus the Deposit plus the product of the Share Price multiplied by the number of shares of Common Stock comprising the Stock Closing Consideration plus the product of the Share Price multiplied by the number of shares of Common Stock comprising the Holdback Shares, Purchaser Parent shall pay to Seller an amount equal to such excess, which payment shall be made, at Seller’s sole option, either (A) by delivery to Seller of definitive stock certificates (bearing any required restrictive legends), registered in the name of Purchaser, representing a number of shares of Common Stock equal to such excess divided by the Share Price, (B) by payment to Seller of an amount of cash equal to such excess, or (C) through any combination of the foregoing, or (ii) in the event the sum of the Cash Closing Payment plus the Deposit plus the product of the Share Price multiplied by the number of shares of Common Stock comprising the Stock Closing Consideration plus the product of the Share Price multiplied by the number of shares of Common Stock comprising the Holdback Shares exceeds the Final Purchase Price, Seller shall pay to Purchaser an amount equal to such excess, which payment shall be made, at Seller’s sole option, either (A) by forfeiting to Purchaser Parent the number of Common Stock equal to the quotient (rounded to the nearest whole share) amount of such excess divided by the Share Price, (B) by paying to Purchaser an amount of cash equal to such excess or (C) through any combination of the foregoing.

(d) Purchaser shall assist Seller in preparation of the final statement of the Final Purchase Price under Section 2.5(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be requested by Seller to facilitate such process post-Closing.

(e) All cash payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Seller in writing. All cash payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to such bank and account as may be specified by Purchaser in writing.

Section 2.6 Ordinary Course Pre-Effective Time Costs Paid and Revenues Received Post-Closing.

(a) With respect to revenues earned or Property Costs incurred with respect to the Assets prior to the Effective Time but received or paid after the Effective Time:

(i) Except amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(h)(iii) or otherwise included in the Assets, Seller shall be entitled to all amounts earned from the sale, during the period up to but excluding the Effective Time, of Hydrocarbons produced from, or attributable to, the Oil and Gas Properties, which amounts are received prior to, on, or after Closing but prior to the Cut-Off Date, and to all other income earned with respect to the Assets up to but excluding the Effective Time and received prior to, on, or after Closing but on or before the Cut-Off Date.

(ii) Seller shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs with respect to Seller’s interests in the Assets incurred prior to the Effective Time; provided, however, that Seller’s responsibility for the foregoing shall terminate on the Cut-Off Date.

(iii) Except amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(h)(i), Purchaser shall be entitled to all Hydrocarbons produced from, or attributable to, the Oil and Gas Properties from and after the Effective Time.

(iv) Purchaser shall pay and be responsible for (and entitled to any refunds and indemnities with respect to) (1) all Property Costs incurred from and after the Effective Time, (2) except amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(k), all Property Costs and all other costs and expense of Seller and its Affiliates which are incurred in connection with the all Purchase Benefit Operations, and (3) all costs described in Section 2.6(a)(ii) once Seller’s responsibility for the same terminates on the Cut-Off Date.

(b) Without duplication of any adjustments made pursuant to Section 2.4(i), (i) should Purchaser or any Affiliate of Purchaser receive after Closing any proceeds or other income to which Seller is entitled under Section 2.6(a), Purchaser shall fully disclose, account for, and promptly remit the same to Seller and (ii) should Seller or any Affiliate of Seller receive after Closing any proceeds or other income to which Purchaser is entitled under Section 2.6(a), Seller shall fully disclose, account for, and promptly remit the same to Purchaser.

(c) Without duplication of any adjustments made pursuant to Section 2.4(i), (i) should Purchaser, or any Affiliate of Purchaser, pay after Closing any Property Costs for which Seller is responsible under Section 2.6(a), Purchaser shall be reimbursed by Seller promptly after receipt of Purchaser’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment and (ii) should Seller, or any Affiliate of Seller, pay after Closing but before the Cut-Off Date any Property Costs for which Purchaser is responsible under Section 2.6(a), Seller shall be reimbursed by Purchaser promptly after receipt of Seller’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(d) Seller shall have no further responsibility for Property Costs incurred with respect to the Assets for which Seller otherwise would be responsible under Section 2.6(a) to the extent such amounts have not been paid on or before the Cut-Off Date.

Section 2.7 Procedures.

(a) All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid, credited, debited, or received under this Agreement.

(b) For purposes of allocating production (and accounts receivable with respect thereto), under Section 2.4 and Section 2.6, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings, gauging, or strapping data are not available.

(c) Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before or on or after the Effective Time.

(d) After Closing, Seller shall handle all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible under Section 2.4, provided that Seller shall not agree to any adjustments to previously assessed costs for which Purchaser is liable, or any compromise of any audit claims to which Purchaser would be entitled, without the prior written consent of Purchaser, such consent not to be unreasonably withheld. Each Party shall provide the other Party with a copy of all applicable audit reports and written audit agreements received by such Party and relating to periods for which Seller is partially responsible.

(e) “Earned” and “incurred,” as used in Section 2.4(i) and Section 2.6, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

Section 2.8 Allocation of Purchase Price. Purchaser and Seller shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder within thirty (30) days after the Cut-Off Date (the “Allocation”). If Seller and Purchaser are unable to resolve any disagreement with respect to such allocation, the Parties shall submit the dispute to the Accounting Referee consistent with the procedures set forth in Section 2.5(b) to resolve such dispute. If Seller and Purchaser reach an agreement with respect to the Allocation (or the Accounting Referee determines the Allocation), (a) Purchaser and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Adjusted Purchase Price pursuant to this

Agreement, (b) Purchaser and Seller shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and neither Seller or Purchaser shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law, and (c) Purchaser and Seller agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

ARTICLE 3

TITLE AND ENVIRONMENTAL MATTERS

Section 3.1 Title and Environmental Matters.

(a) General Disclaimer of Title Warranties and Representations. Subject to Section 3.1(b) and the special warranty of Defensible Title as set forth in the Conveyances with respect to Seller’s right, title, and interest in the Oil and Gas Properties with an Allocated Value and any Additional Interests conveyed thereunder and without limiting Purchaser’s remedies for Defects set forth in this Article 3 or any Defect Indemnity Agreement delivered hereunder, SELLER DOES NOT MAKE, AND PURCHASER, ON BEHALF OF ITSELF AND EACH MEMBER OF THE PURCHASER GROUP, HEREBY WAIVES, RELEASES, AND DISCHARGES EACH MEMBER OF THE SELLER GROUP FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS, LIABILITIES, LOSSES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, ATTRIBUTABLE TO ANY PERIODS OF TIME WHICH ANY MEMBER OF THE PURCHASER GROUP MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY WARRANTY OR REPRESENTATION OF ANY MEMBER OF THE SELLER GROUP, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO (I) SELLER’S OR ANY OTHER PERSON’S TITLE TO, OR DEFICIENCY IN TITLE TO, ANY OF THE ASSETS, (II) ANY MATTERS WITH RESPECT TO THE EXISTENCE OF ANY ENVIRONMENTAL DEFECT, ENVIRONMENTAL LIABILITIES, RELEASE OF HAZARDOUS SUBSTANCES, OR ANY OTHER ENVIRONMENTAL CONDITION WITH RESPECT TO THE OWNERSHIP OR OPERATION OF ASSETS, OR (III) WHETHER SELLER OR ANY OF THE ASSETS (OR THE OWNERSHIP OR OPERATION THEREOF) ARE IN COMPLIANCE WITH ANY ENVIRONMENTAL LAW. Purchaser hereby acknowledges and agrees that except as to any breach of the special warranty of Defensible Title set forth in the Conveyances (which shall survive in accordance with the terms of Section 3.1(b)) and the rights and remedies set forth in any Defect Indemnity Agreement delivered hereunder, Article 3 sets forth Purchaser’s sole and exclusive remedy with respect to (A) any Defect, (B) the failure of Seller or any other Person to have title to any of the Assets (whether Defensible Title or otherwise), and (C) the existence of any Environmental Defect, Environmental Liabilities, Release of Hazardous Substances, or any other environmental condition with respect to the Assets.

(b) Special Warranties of Title in the Conveyances.

(i) The Conveyances delivered at Closing shall contain a special warranty of Defensible Title by Seller whereby Seller warrants Defensible Title to Seller’s right, title, and interest in the Oil and Gas Properties with an Allocated Value and Additional

Interests conveyed thereunder unto Purchaser against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Seller but not otherwise, subject however, to the Permitted Encumbrances. The special warranties of Defensible Title contained in the Conveyances and this Section 3.1(b) shall be subject to the further limitations and provisions of this Article 3, mutatis mutandis, including, however, the Individual Defect Threshold but excluding the Defect Deductible.

(ii) As a condition to asserting a valid claim for breach of Seller’s special warranty of Defensible Title set forth in the Conveyances, no later than the date nine (9) months after the Closing Date, Purchaser may furnish Seller a Defect Notice meeting the requirements of Section 3.2(a) setting forth any matters that Purchaser asserts as a breach of the special warranty of Defensible Title set forth in the Conveyances. Seller shall have a reasonable opportunity, but not the obligation, to cure prior to the date twelve (12) months after the Closing Date any Title Defect asserted by Purchaser pursuant to this Section 3.1(b). Purchaser agrees to reasonably cooperate with any attempt by Seller to cure any such Title Defect. Purchaser shall be deemed to have waived all breaches of Seller’s special warranty of Defensible Title set forth in the Conveyances for which Seller has not received on or before the date nine (9) months after the Closing Date a valid Defect Notice that satisfies the requirements set forth in Section 3.2(a).

(iii) For purposes of the special warranties of Defensible Title contained in the Conveyances, the value of the Assets set forth in the exhibits thereto, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on the special warranties of Defensible Title contained in the Conveyances shall be limited to an amount (without any interest accruing thereon) equal to the reduction to the Unadjusted Purchase Price to which Purchaser would have been entitled had Purchaser asserted the Title Defect giving rise to such breach of the special warranties of Defensible Title contained in the Conveyances, as applicable, as a Title Defect prior to Closing pursuant to Section 3.2, in each case after giving effect to the application of the Individual Defect Threshold but without application of the Defect Deductible.

Section 3.2 Defects; Adjustments.

(a) Notice of Defects. As a condition to Purchaser asserting any claim with respect to any alleged Defect, Purchaser must deliver a valid Notice or Notices (each a “Defect Notice”) with respect to such alleged Defect to Seller on or before 5:00 p.m. Central Standard Time on February 11, 2017 (the “Defect Deadline”); provided that Purchaser shall provide to Seller weekly updates (which may be amended or supplemented by a Defect Notice) regarding any Defects identified by or on behalf of Purchaser. In order to be a valid Defect Notice as to each alleged Defect, each such notice shall be in writing and must include:

(i) a description of the alleged Defect;

(ii) the Oil and Gas Property subject to such Defect;

(iii) the Allocated Value of each Oil and Gas Property subject to the alleged Defect;

(iv) Purchaser’s good faith reasonable estimate of the Defect Amount attributable to such Defect and the computations and information upon which Purchaser’s estimate is based;

(v) all Reasonable Documentation in Purchaser’s or Purchaser’s Representatives possession or control supporting Purchaser’s assertion and claim of such Defect; and

(vi) with respect to any Environmental Defect, reference to the specific section of all applicable Laws that have been violated or that require Remediation with respect to the applicable Assets as of the Effective Time.

SUBJECT TO PURCHASER’S RIGHTS HEREUNDER WITH RESPECT TO BREACHES OF THE SPECIAL WARRANTIES OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCES, PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL DEFECTS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED ON OR BEFORE THE APPLICABLE DEFECT DEADLINE A VALID DEFECT NOTICE; PROVIDED, HOWEVER, THAT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, AN ALLEGED FAILURE TO COMPLY WITH SUBSECTIONS SECTIONS 3.2(A)(V) AND 3.2(A)(VI), ABOVE SHALL NOT CAUSE ANY SUCH NOTICE TO BE INVALID OR ANY DEFECT TO BE WAIVED IF THE DEFECT NOTICE IS REASONABLY SUFFICIENT TO PROVIDE NOTICE TO SELLER OF THE EXISTENCE AND GENERAL NATURE OF THE ALLEGED DEFECT.

(b) Notice of Title Benefits. Should Seller discover any Title Benefit at any time on or prior to the Cut-Off Date, Seller shall have the right, but not the obligation, on or before Cut-Off Date, to deliver to Purchaser a written notice (each a “Title Benefit Notice”) including:

(i) a description of the alleged Title Benefit;

(ii) the Oil and Gas Properties subject to such Title Benefit;

(iii) the Allocated Value of each Oil and Gas Property subject to the alleged Title Benefit;

(iv) Seller’s good faith reasonable estimate of the Title Benefit Amount attributable to such Title Benefit and the computations and information upon which such Party’s estimate is based; and

(v) all Reasonable Documentation in Seller’s or its Representatives’ possession or control supporting Seller’s assertion and claim of the alleged Title Benefit.

(c) Option to Cure Defects. Seller shall have the right, but not the obligation to attempt, at Seller’s sole cost, to cure or remove, on or prior to the date ninety (90) days after the Closing Date, any Defects asserted in a valid Defect Notice. Seller shall be deemed to have cured or removed a validly asserted Defect on or prior to the Cut-Off Date if the Oil and Gas Property affected by such alleged Defect is free of all Defects as of the date ninety (90) days after the Closing Date. If any validly asserted Defect is not cured or removed as elected by Seller, or if Seller and Purchaser cannot agree as to whether such Defect has been cured or removed, and it is determined by the applicable Defect Referee that such Defect is not cured by the date ninety (90) days after the Closing Date, the Unadjusted Purchase Price shall be adjusted by the Defect Amount attributable to such Defect. In the event that any Defect that Seller elects to cure after the Closing is cured (or partially cured) by the date ninety (90) days after the Closing Date, then, in the final calculation of the Final Purchase Price pursuant to Section 2.5(b), the Adjusted Purchase Price will be adjusted upward by the amount by which the Unadjusted Purchase Price was adjusted downward at the Closing for such Defect (or the portion of such downward adjustment attributable to the cured portion of such affected Asset). Seller’s attempt to cure or remove a Defect shall not constitute an obligation to cure or attempt to cure such Defect or a waiver of Seller’s right to dispute the validity, nature, or value of, or cost to cure, such Defect.

(d) Defect Amounts. The diminution of value of the Assets attributable to any valid Defect that actually burdens, encumbers, or affects an Oil and Gas Property (the “Defect Amount”) shall be determined as follows:

(i) if Purchaser and Seller agree on the Defect Amount, that amount shall be the Defect Amount;

(ii) if a Title Defect is a Lien that is liquidated in amount, then the Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Oil and Gas Property;

(iii) if a Title Defect as to any Undeveloped Lease represents a negative discrepancy between (A) the actual Net Revenue Interest for any such Undeveloped Leases and (B) the “Net Revenue Interest” percentage stated on Exhibit A-1 for such Undeveloped Lease and if such negative discrepancy is accompanied by a corresponding, proportionate decrease to the Working Interests in such Subject Formation as to such Undeveloped Lease (or the affected portions thereof), then the Defect Amount shall be equal to (1) the product of the Net Mineral Acre Price thereof, multiplied by (2) the number of Net Fee Mineral Acres of such Undeveloped Lease subject to such Title Defect multiplied by (3) a fraction, the numerator of which is (x) the remainder of (I) the Net Revenue Interest stated in Exhibit A-1 for such Undeveloped Lease minus (II) the actual Net Revenue Interest for such Undeveloped Lease after giving effect to such Title Defect and the denominator of which is (y) the Net Revenue Interest stated in Exhibit A-1 for such Undeveloped Lease; provided that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on Exhibit A-1 for such Undeveloped Lease throughout its entire productive life, the Defect Amount determined under this Section 3.2(d)(iii) shall be reduced to take into account the applicable time period only;

(iv) if a Title Defect as to the Subject Formation affecting any Well represents a negative discrepancy between (A) the actual Net Revenue Interest for the Subject Formation as to such Well and (B) the “Net Revenue Interest” percentage stated on Exhibit A-3 for such Well and if such negative discrepancy is accompanied by a corresponding, proportionate decrease to the Working Interests in such Subject Formation as to such Well, then the Defect Amount shall be equal to the product of (1) the Allocated Value of such Well multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the “Net Revenue Interest” percentage stated on Exhibit A-3 for such Well minus (II) the actual Net Revenue Interest as to the Subject Formation as to such Well, and the denominator of which is (y) the “Net Revenue Interest” percentage as to the Subject Formation stated on Exhibit A-3 as to such Well; provided that if the Title Defect does not affect the “Net Revenue Interest” percentage as to the Subject Formation stated on Exhibit A-3 for such Well throughout its entire productive life, the Defect Amount determined under this Section 3.2(d)(iv) shall be reduced to take into account the applicable time period only;

(v) if a Title Defect as to any Fee Mineral Interest represents a negative discrepancy between (A) the actual Net Revenue Interest for any such Fee Mineral Interests and (B) the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Fee Mineral Interest, then the Defect Amount shall be equal to (1) the product of the Net Mineral Acre Price thereof, multiplied by (2) the number of Net Fee Mineral Acres of such Fee Mineral Interest subject to such Title Defect multiplied by (3) a fraction, the numerator of which is (x) the remainder of (I) the Net Revenue Interest stated in Exhibit A-2 for such Fee Mineral Interest minus (II) the actual Net Revenue Interest for such Fee Mineral Interest after giving effect to such Title Defect and the denominator of which is (y) the Net Revenue Interest stated in Exhibit A-2 for such Fee Mineral Interest; provided that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Fee Mineral Interest throughout its entire productive life, the Defect Amount determined under this Section 3.2(d)(v) shall be reduced to take into account the applicable time period only;

(vi) if a Title Defect represents a reduction in the number of Net Leasehold Mineral Acres as to any Undeveloped Lease (or portion thereof) and the Net Revenue Interest in such Undeveloped Lease after giving effect to such Title Defect is equal to zero (0), then the Defect Amount for such Title Defect shall be equal to the product of (1) the Net Mineral Acre Price allocated to such Undeveloped Lease multiplied by (2) the remainder of (x) the number of Net Leasehold Mineral Acres purported to be included in such Undeveloped Lease as set forth on Exhibit A-1 minus (y) the actual number of Net Leasehold Mineral Acres included in such Undeveloped Lease after giving effect to such Title Defect;

(vii) if a Title Defect represents a reduction in the number of Net Fee Mineral Acres as to any Fee Mineral Interest (or portion thereof) and the Net Revenue Interest in such Fee Mineral Interest after giving effect to such Title Defect is equal to zero (0), then the Defect Amount for such Title Defect shall be equal to the product of (1) the Net Mineral Acre Price allocated to such Fee Mineral Interest multiplied by (2) the remainder of (x) the number of Net Fee Mineral Acres purported to be included in such Fee Mineral Interest as set forth on Exhibit A-2 minus (y) the actual number of Net Fee Mineral Acres included in such Fee Mineral Interest after giving effect to such Title Defect;

(viii) if the Title Defect represents an obligation, encumbrance, burden, or charge upon or other defect in title to the Subject Formation as to Oil and Gas Property of a type not described in Section 3.2(d)(i) through Section 3.2(d)(vii), the Defect Amount shall be determined by taking into account the Allocated Value of the Oil and Gas Property so affected, the portion of Seller’s interest in the Subject Formation as to such Oil and Gas Property affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of the Subject Formation as to such Oil and Gas Property, the values placed upon the Title Defect by Purchaser and Seller, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable to Seller’s Working Interest, and such other factors as are necessary to make an evaluation and determination of such value;

(ix) if a Defect is an Environmental Defect, the Defect Amount shall be equal to the sum of (a) estimated present value as of the Closing Date (using a discount factor of ten percent (10%) of the costs and expenses to Remediate the Assets subject to such Environmental Defect in the most cost-effective manner reasonably available, consistent with applicable Environmental Laws taking into account that non-permanent remedies (including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the industrial use of the property, caps, dikes, encapsulation, leachate collection systems, and the like) may be the most cost-effective manner reasonably available and, where applicable, to the satisfaction of the applicable Governmental Authorities, plus (b) any actual fines, penalties, damages, or obligations imposed by any Governmental Authority with respect to such Environmental Defect; provided, however, such Defect Amount shall expressly exclude (A) the costs, fees and expenses of Purchaser’s and/or its Affiliate’s employees or attorneys, (B) costs, fees and expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities), and (C) overhead costs of Purchaser or its Affiliates;

(x) if a Defect is reasonably susceptible to being cured, the Defect Amount with respect to any Defect shall in no event be greater than the amount that can reasonably be shown to be the reasonably estimated present value (discounted at a rate of ten percent (10%)) of lowest-cost response to cure such Defect;

(xi) the Defect Amount with respect to a Defect shall be determined without duplication of any costs or losses included in another Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; provided that, nothing herein shall prevent Purchaser from asserting the same Defect against more than one Oil and Gas Property if such Defect affects more than one Oil and Gas Property; and

(xii) notwithstanding anything to the contrary in this Agreement, the aggregate adjustment to the Unadjusted Purchase Price for all Defect Amounts attributable to Defects with respect to each Asset shall not, except in the case of Environmental Defects, as necessary, exceed the Allocated Value of such Asset (after giving effect to any applicable adjustments due to prior Defects).

(e) Title Benefit Amounts. The “Title Benefit Amount” for any Title Benefit shall be determined as follows:

(i) if a Title Benefit applicable to any Undeveloped Lease or Well represents a positive discrepancy between (A) the actual Net Revenue Interest for such Undeveloped Lease or Well and (B) the Net Revenue Interest percentage stated on Exhibit A-1 for such Undeveloped Lease or Exhibit A-3 for such Well, then the Title Benefit Amount shall be equal to the product of (1) the Allocated Value of such undeveloped Lease or Well multiplied by (2) a fraction, the numerator of which is (x) the actual Net Revenue Interest for such Undeveloped Lease or Well, and the denominator of which is (y) the Net Revenue Interest percentage stated on Exhibit A-1 for such Undeveloped Lease or Exhibit A-3 for such Well; provided that if the Title Benefit does not affect the Net Revenue Interest percentage stated on Exhibit A-1 for such Undeveloped Lease or Exhibit A-3 for such Well throughout its entire productive life, the Title Benefit Amount determined under this Section 3.2(e)(i) shall be reduced to take into account the applicable time period only;

(ii) if a Title Benefit constitutes an increase in the number of Net Leasehold Mineral Acres as to any Undeveloped Lease (or portion thereof), then the Title Benefit Amount for such Title Benefit shall be equal to the product of (1) the Net Mineral Acre Price therefor multiplied by (2) the remainder of (x) the actual number of Net Leasehold Mineral Acres included in such Undeveloped Lease after giving effect to such Title Benefit minus (y) the number of Net Leasehold Mineral Acres purported to be included in such Undeveloped Lease as set forth on Exhibit A-1;

(iii) if a Title Benefit as to any Fee Mineral Interest represents a positive discrepancy between (A) the actual Net Revenue Interest for any such Fee Mineral Interests and (B) the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Fee Mineral Interest, then the Title Benefit Amount shall be equal to (1) the product of the Net Mineral Acre Price thereof, multiplied by (2) the number of Net Fee Mineral Acres of such Fee Mineral Interest subject to such Title Benefit multiplied by (3) a fraction, the numerator of which is (x) the remainder of (I) the actual Net Revenue Interest for such Fee Mineral Interest after giving effect to such Title Benefit minus (II) the Net Revenue Interest stated in Exhibit A-2 for such Fee Mineral Interest and the denominator of which is (y) the Net Revenue Interest stated in Exhibit A-2 for such Fee Mineral Interest; provided that if the Title Benefit does not affect the “Net Revenue Interest” percentage stated on Exhibit A-2 for such Fee Mineral Interest throughout its entire productive life, the Title Benefit Amount determined under this Section 3.2(e)(iii) shall be reduced to take into account the applicable time period only;

(iv) if a Title Benefit constitutes an increase in the number of Net Fee Mineral Acres as to any Fee Mineral Interest (or portion thereof) greater than the number purported to be included in such Fee Mineral Interest as set forth on Exhibit A-2, then the Title Benefit Amount for such Title Benefit shall be equal to the product of (1) the Net Mineral Acre Price allocated to such Fee Mineral Interest multiplied by (2) the remainder of (x) the actual number of Net Fee Mineral Acres included in such Fee Mineral Interest after giving effect to such Title Benefit minus (y) the number of Net Fee Mineral Acres purported to be included in such Fee Mineral Interest as set forth on Exhibit A-2; and

(v) if the Title Benefit represents a benefit of a type not described in Section 3.2(e)(i) through Section 3.2(e)(iv), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Oil and Gas Property so affected, the portion of Seller’s interest in the Oil and Gas Property affected by the Title Benefit, the legal effect of the Title Benefit, the potential positive economic effect of the Title Benefit over the life of the affected Oil and Gas Property, the values placed upon the Title Benefit by Purchaser and Seller, and such other factors as are necessary to make an evaluation and determination of such value.

(f) Individual Defect Threshold and Defect Deductibles. Notwithstanding anything to the contrary in this Agreement:

(i) There shall be no adjustments to the Unadjusted Purchase Price under Section 3.2(g) for any Defect or Defects to the extent the Defect Amount for such Defect is less than the Individual Defect Threshold (it being agreed that the Individual Defect Threshold represents a threshold and not a deductible);

(ii) With respect to all valid Defects where the Defect Amount thereof exceeds the Individual Defect Threshold, there shall be no adjustment to the Unadjusted Purchase Price under Section 3.2(g) with respect to any and all such Defects unless and until the aggregate Defect Amounts thereof that exceeds the Individual Defect Threshold also exceeds the Defect Deductible and then only to the extent such aggregate amount exceeds the Defect Deductible (it being the intention of the Parties that the Defect Deductible represents a deductible and not a threshold);

(iii) If a Title Defect affects more than one Oil and Gas Property, the Defect Amount for such Title Defect shall be deemed to meet the Individual Threshold if the aggregate sum of the Defect Amounts for all Oil and Gas Properties affected by such Title Defect meets or exceeds the Individual Threshold; and

(iv) The Defect Amount for an Environmental Defect shall be deemed to meet the Individual Threshold in any of the following cases: (x) if an Environmental Defect affects more than one Asset, the aggregate sum of the Defect Amounts for all Assets affected by such Environmental Defect meets or exceeds the Individual Threshold, or (y) in the case of multiple instances of lack of required air Permits or proof of air Permit-by-Rule qualification with the Texas Commission on Environmental Quality, the aggregate sum of the Defect Amounts for all such common Environmental Defects meets or exceeds the Individual Threshold.

(g) Sole and Exclusive Remedies for Defects. Subject to Seller’s right to dispute the existence of a Defect and the Defect Amount asserted with respect thereto, in the event that any valid Defect is not waived in writing by Purchaser or is not cured on or prior to the date ninety (90) days after the Closing Date, then:

(i) subject to Seller’s rights under Section 3.2(g)(ii) and Section 3.2(g)(iii), with respect to all uncured Defects for which the Defect Amount with respect thereto exceeds the Individual Defect Threshold, the applicable Assets shall be conveyed to Purchaser at Closing and the Unadjusted Purchase Price shall be decreased by the sum of the aggregate Defect Amounts attributable to all such Defects, but only to the extent such aggregate sum with respect to Defects exceeds the Defect Deductible, it being the intention of the Parties that the Defect Deductible constitutes a deductible and not a threshold;

(ii) notwithstanding anything herein to the contrary, in lieu of the remedy for Defects set forth in Section 3.2(g)(i), to the extent necessary to reduce the aggregate downward Purchase Price adjustments for Defects to an amount less than the amount of the Defect Deductible, Seller shall have the right, but not the obligation, to elect in writing delivered to Purchaser on or prior to the Closing Date, to exclude such affected Oil and Gas Property subject to such Defect (along with any other Assets reasonably necessary or desirable for the ownership or operation of such Assets) from the transactions contemplated hereunder and, in such event, (A) the Unadjusted Purchase Price shall be decreased by the Allocated Value of such excluded Assets, (B) all such Assets shall be deemed to be excluded from the definition of Assets and from Exhibit A, (C) such Assets shall be deemed to constitute Excluded Assets set forth on Schedule 1.1(a), and (D) Purchaser shall have no rights or obligations hereunder with respect to such Excluded Assets; and

(iii) in lieu of the remedy for Defects set forth Section 3.2(g)(i) or Section 3.2(g)(ii), the Parties may mutually agree on or before the Closing that Seller shall indemnify Purchaser against all liability resulting from such Defect pursuant to mutually agreeable indemnity agreement (a “Defect Indemnity Agreement”).

(h) Remedies for Title Benefits. Subject to Purchaser’s right to dispute the existence of a Title Benefit and the Title Benefit Amount asserted with respect thereto, the Unadjusted Purchase Price shall be increased by the sum of the aggregate Title Benefit Amounts attributable all such Title Benefits; provided that, in no event shall the aggregate increase to the Unadjusted Purchase Price attributable to Title Benefits exceed the aggregate decrease to the Unadjusted Purchase Price for Title Defects and Environmental Defects.

(i) Disputed Defects and Title Benefits.

(i) Seller and Purchaser shall use good faith efforts to agree prior to and after Closing on the interpretation and effect of this Article 3 and the validity and determination of all Title Benefits, Title Benefit Amounts, Defects. and Defect Amounts (or the cure thereof). If Seller and Purchaser are unable to agree on the scope, interpretation, and effect of this Article 3, the existence, cure, or amount of any Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts by the Closing Date, then, subject to Section 3.2(d), Seller’s good faith estimate shall be used to determine the Cash Closing Payment pursuant to Section 2.5. If Seller and Purchaser are unable to agree on the interpretation and effect of this Article 3, the existence, cure, or amount of any Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts, the presence or absences of wells or leases on Exhibit A, the Allocated Value of any Asset, or any other matter related to title to the Assets by the date one hundred (100) days after the Closing Date, then, subject to Section 3.2(f) and Section 3.2(g), all such disputed interpretations and effect of this Article 3 and all Title Benefits, Title Benefit Amounts, Defects, and Defect Amounts, the presence or absences of wells or leases on Exhibit A, the Allocated Value of any Asset, or any other matter related to title to the Assets in dispute shall be exclusively and finally resolved pursuant to this Section 3.2(i). During the ten (10) Business Day period following the date one hundred (100) days after the Closing

Date, (A) disputes as to the interpretation and effect of this Article 3 and all Title Benefits, Title Benefit Amounts, Title Defects, or Defect Amounts with respect to Title Defects in dispute shall be submitted to a title attorney that has at least ten (10) years’ experience in oil and gas titles in the state of Texas as selected by mutual agreement of Purchaser and Seller or absent such agreement during the ten (10) Business Day period, by the Dallas office of the AAA (the “Title Referee”) and (B) disputes with respect to Environmental Defects or Defect Amounts with respect to Environmental Defects shall be submitted to a nationally recognized independent environmental consulting firm mutually acceptable to Seller and Purchaser or, absent such agreement during the ten (10) Business Day period, by the Dallas office of the AAA (the “Environmental Referee” and collectively with the Title Referee, each a “Defect Referee”). The Defect Referee shall not have worked as an employee or outside counsel for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.

(ii) Within ten (10) Business Days after the selection of the applicable Defect Referee, the Parties shall provide to such Defect Referee only the documents and materials described in this Section 3.2(i)(ii), as applicable (it being the intention of the Parties that any Party submitting a Defect Notice or Title Benefit Notice shall only be able to submit to the applicable Defect Referee the information, reports, opinions, and materials included with or provided as part of such Defect Notice or Title Benefit Notice):

(A) each Defect Notice and all documentation provided therewith with respect to each disputed Defect;

(B) each Title Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit;

(C) such evidence as Seller deems appropriate to explain and dispute the existence, waiver, and cure of each disputed Defect or the Defect Amount assigned thereto by Purchaser in any Defect Notice, together with Seller’s good faith estimate of the Defect Amount, if any, with respect to each such disputed Defect;

(D) such evidence as the disputing Party deems appropriate to dispute the existence of any disputed Title Benefit or the Title Benefit Amount assigned thereto in any Title Benefit Notice with respect any such disputed Title Benefit, together with such Party’s good faith estimate of the disputed Title Benefit Amount, if any, with respect to each such disputed Title Benefit; and

(E) this Article 3, Exhibit A (including Exhibits A-1, A-2, A-4, and A-6), and Schedule 2.8, together with any definitions of terms used in this Article 3 and such Exhibits and Schedule, but no other provisions of this Agreement.

(iii) The arbitration proceeding shall be held in Austin, Texas and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section. The applicable Defect Referee’s determination shall be made within sixty (60) days after submission of the matters in dispute and shall be final and binding upon the Parties, without a right of appeal. In making a determination, the applicable Defect Referee shall be bound by the rules set forth in this Article 3 and may consider such other matters as in the opinion of the applicable Defect Referee are necessary or helpful to make a determination; provided, however, in determining the existence or amount of any Defect or Defect Amount, Purchaser may not submit any evidence, records, materials, data, or information that was not included in a valid Defect Notice delivered to Seller by the Defect Deadline. Additionally, the applicable Defect Referee may consult with and engage any disinterested Third Party to advise the Defect Referee, including title attorneys, petroleum engineers, and environmental consultants.

(iv) In rendering his or her award, the applicable Defect Referee shall be limited to selecting either Seller’s position or Purchaser’s position on each of the disputed Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts. Notwithstanding anything herein to the contrary, the Defect Referee shall have exclusive, final, and binding authority with respect to the scope of the Defect Referee’s authority with respect to any dispute arising under or related to this Article 3 or any disputed Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts and in no event shall any dispute as to the authority of the Defect Referee to determine any such disputes be subject to resolution or the provisions of Section 13.3. The applicable Defect Referee shall act as an expert for the limited purpose of determining the interpretation and effect of this Article 3 and any and all specific disputed Title Benefit Amounts or Defect Amounts submitted by any Party and may not award any damages, interest, or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Purchaser shall bear one-half of the fees, costs, and expenses of the applicable Defect Referee, and Seller shall be responsible for the remaining one-half of the fees, costs, and expenses of the applicable Defect Referee.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller jointly and severally represents and warrants to Purchaser on the Execution Date and on the Closing Date the following matters set out in this Article 4; provided, however, to the extent that each representation and warranty of Seller in this Article 4 that is not a Seller Fundamental Representation relates to Assets that are not operated by Seller, each such representation and warranty is expressly limited to the Knowledge of Seller.

Section 4.1 Existence and Qualification. Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the state of its formation (as set forth in the introductory paragraph) and, except where the failure to be so qualified would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or result in a Material Adverse Effect, is duly qualified to carry on its business in the states where the Assets are located and those other states where it is required to be so qualified.

Section 4.2 Power. Seller has the limited liability company power to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.3 Authorization and Enforceability. The execution, delivery, and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller) and this Agreement constitutes, and (assuming the due and valid execution of such documents by the Parties hereto) at the Closing such documents shall constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.4 No Conflicts. Except as set forth on Schedule 4.4 and except for Permitted Encumbrances, the execution, delivery, and performance by Seller of this Agreement and each other Transaction Documents to which it is a Party, and the consummation of the transactions contemplated by this Agreement, do not (a) violate any provision of the certificate of formation, limited liability company agreement, or other governing documents of Seller, (b) result in the creation of any material Lien on any Asset, (c) result in default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation, or acceleration under any note, bond, mortgage, indenture, or other financing instrument to which Seller is a party or by which it is bound (which shall not be satisfied, assigned or terminated on or prior to the Closing as a result of the transactions contemplated hereunder), (d) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (e) violate any Laws applicable to Seller, except in each case of the foregoing clauses (c) through (e) for any matters that do not result in a Material Adverse Effect.

Section 4.5 Litigation. Except as set forth on Schedule 4.5, there are actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) (a) pending before any Governmental Authority or arbitrator against Seller (i) relating to any Asset or Seller’s ownership or operation thereof or (ii) seeking to restrain or prohibit or otherwise challenge the consummation of the transactions contemplated hereby or (b) to the Knowledge of Seller, other than immaterial actions, suits, or proceedings, threatened in writing by any Third Party or Governmental Authority against Seller (i) relating to any Asset or Seller’s ownership thereof or (ii) seeking to prevent the consummation of the transactions contemplated hereby.

Section 4.6 Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened in writing against, Seller.

Section 4.7 Taxes and Assessments. Except as set forth on Schedule 4.7, (a) all Asset material Taxes attributable to the Assets that have become due and payable have been paid, (b) all material Tax Returns required to be filed by Seller or any of its Affiliates with respect to the ownership or operation of the Assets have been timely filed, (c) none of the Assets are subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, (d) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of Seller or any of its Affiliates with respect to the ownership or operation of the Assets, (e) there are no audits, litigation or other administrative or judicial proceedings pending or, to Seller’s Knowledge, threatened in writing, against any of the Assets, or Seller with respect to the Assets, by any Governmental Authority with respect to Taxes, (f) there are no Liens for Taxes on any of the Assets except for Permitted Encumbrances, (g) all Tax withholding and deposit requirements imposed by applicable Laws with respect to any of the Assets, as applicable, have been satisfied in all material respects, (h) Seller has complied with all escheat or unclaimed property Laws in all material respects with respect to funds or property received in connection with owning or operating the Assets, and (i) Seller is not a foreign person within the meaning of Section 1445 of the Code. Notwithstanding any other provision in this Agreement, except to the extent Taxes are specifically referenced elsewhere, the representations and warranties in this Section 4.7 are the only representations and warranties of Seller in this Agreement with respect to Tax matters.

Section 4.8 Employee Benefits.

(a) Schedule 4.8 contains a list of each Seller Benefit Plan. No Seller Benefit Plan is subject to Title IV or ERISA and, within the six (6) years preceding the Closing Date, neither Seller nor any of its ERISA Affiliates have sponsored, maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Liens, liabilities or encumbrances on the Assets arising in connection with the Seller Benefit Plans that would be a Lien, liability or encumbrance of the Assets, the Purchaser or any of its ERISA Affiliates following the Closing.

(b) The Seller 401(k) Plan has been established, maintained and administered in accordance with its terms and applicable Laws in all material respects.

(c) Each Seller Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or, in the case of a master or prototype document, is entitled to rely on a favorable opinion letter issued with respect to such plan, and, to Seller’s Knowledge, no circumstances exist that would reasonably be expected to result in the disqualification of such Seller Benefit Plan or subject Seller or any of its ERISA Affiliates to any material liability, penalty or tax under ERISA, the Code or any other applicable Laws. To the Knowledge of Seller, the Seller 401(k) Plan is not under audit or investigation by any Governmental Entity.

Section 4.9 Compliance with Laws. Except as set forth on Schedule 4.9 and except with respect to (a) Environmental Laws and Environmental Liabilities, which are solely addressed in Article 3 and (b) Laws with respect to Taxes, which are solely addressed in Section 4.7, Seller’s ownership of the Assets is not in violation of any applicable Laws, other than where any such violation does not result in a Material Adverse Effect.

Section 4.10 Contracts.

(a) Except for any Material Contracts entered into after the Execution Date in compliance with the terms of Section 7.2, Schedule 4.10(a) sets forth a complete and accurate list of all Material Contracts.

(b) Except as set forth on Schedule 4.10(b), (i) Seller has not received any written notice of any material default or material breach of any Material Contract by Seller, the resolution of which is currently outstanding, and (ii) to Seller’s Knowledge, Seller is not in material breach of any Material Contract.

Section 4.11 Consents, Preferential Purchase Rights, and Tag-Alongs. Except as set forth on Schedule 4.11 and required under the HSR Act, (a) there are no Required Consents or material Consents which are required to be obtained, made, or complied with for or in connection with the sale, assignment, or transfer of any Asset as contemplated, or any interest therein by Seller, in each case as contemplated by this Agreement and (b) there are no preferential rights or other similar rights applicable to the sale, assignment, or transfer of any Assets by Seller as contemplated by this Agreement, and (c) there are no Tag-Alongs applicable to the sale of Assets by Seller as contemplated by this Agreement.

Section 4.12 Outstanding Capital Commitments. Except as set forth on Schedule 4.12, to the Knowledge of Seller as of the Execution Date, there are no outstanding authorizations for expenditure or similar requests or invoices for funding or participation under any Contract that are binding on Seller or the Oil and Gas Properties and that Seller reasonably anticipates will individually require expenditures by the owner of the Oil and Gas Properties attributable to periods on or after the Effective Time in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) (net to Seller’s Working Interests in such Oil and Gas Properties).

Section 4.13 Leases and Easements; Royalties. Seller has provided Purchaser with true and correct copies of all instruments constituting the Leases, and all amendments, modifications, supplements, or extensions thereof. To the Knowledge of Seller, Seller is in compliance in all material respects with the instruments constituting the Oil and Gas Properties, including all express and implied covenants thereunder. No written demands or notices (including those received electronically) of material default or material non-compliance by Seller with respect to the instruments constituting the Oil and Gas Properties have been issued to or received by Seller that remain uncured or outstanding. Except as set forth on Schedule 4.13, to Seller’s Knowledge, as of the Execution Date all material Royalties payable by Seller have been properly and timely paid (or which constitute Suspense Funds), except for such Royalties as are being currently paid prior to delinquency or otherwise being disputed in the Ordinary Course of Business.

Section 4.14 Investment Intent. Seller is (i) an experienced and knowledgeable investor, (ii) able to bear the economic risks of an acquisition and ownership of the Common Stock comprising the Stock Purchase Price and (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Common Stock comprising the Stock Purchase Price and its acquisition and ownership thereof. Seller is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities

Act”), and is acquiring the Common Stock for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder or any other securities Laws. Seller acknowledges and understands that (a) the acquisition of the Common Stock comprising the Stock Purchase Price has not been registered under the Securities Act in reliance on an exemption therefrom and (b) that the Common Stock comprising the Stock Purchase Price will, upon its acquisition by Seller, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

Section 4.15 Sufficiency of Oil and Gas Assets. Except (i) as set forth on Schedule 4.15, (ii) for Oil and Gas Properties or other Assets that are excluded from the transactions contemplated hereby pursuant to the terms of this Agreement or (iii) with respect to any matters individually or in the aggregate that do not result in a Material Adverse Effect, the Oil and Gas Properties, together with the Excluded Assets and Seller’s agreements under this Agreement and the other Transaction Documents will, as of the Closing Date, constitute all of the privileges, interests, material assets and properties and rights (including all access rights) necessary for Purchaser to own and operate the Oil and Gas Properties in the Ordinary Course of Business.

Section 4.16 Equipment. Except as set forth on Schedule 4.16 and except with respect to any matters individually or in the aggregate that do not result in a Material Adverse Effect, all of the Equipment is operable and in a good general state of repair, working order, and operating condition (ordinary wear and tear excepted) so as to be suitable for the purposes of which such equipment was constructed, obtained, or is currently being used.

Section 4.17 Environmental Matters. Except as set forth on Schedule 4.17:

(a) neither Seller nor any of its Affiliates is subject to any unresolved or unfulfilled judgment, consent decree, or judicial order relating to (i) any material violation of Environmental Laws (including any Permits issued pursuant thereto) in connection with Seller’s operation of the Assets or (ii) the investigation, sampling, monitoring, treatment, remediation, removal, or cleanup of Hazardous Substances in connection with Seller’s operation of the Assets;

(b) neither Seller nor any of its Affiliates has received any written notice from any Governmental Authority of any unresolved actual or alleged material violation of Environmental Laws with respect to the Assets; and

(c) except for any Excluded Records, as of the Closing Date Seller has made available to Purchaser copies of all Phase Is and Phase IIs in Seller’s possession or reasonably under Seller’s control pertaining to Hazardous Substances in each case to the extent relating to or covering the Assets.

Section 4.18 Imbalances. Except as set forth on Schedule 4.18, to Seller’s Knowledge, as of the Execution Date (a) there are no material Imbalances existing with respect to the Oil and Gas Properties as of the date(s) set forth therein.

Section 4.19 Wells. Except as set forth on Schedule 4.19, to Seller’s Knowledge, (a) all of the Wells have been drilled and completed within the boundaries of the applicable Leases or within the limits otherwise permitted by applicable Law; and (b) there are no Wells that the Seller is obligated by applicable Law or Contract to immediately Plug and Abandon that are temporarily abandoned or suspended that have not been Plugged and Abandoned in accordance with applicable Law.

Section 4.20 Payout Status. To Seller’s Knowledge, the payout status for each Well is set forth on Schedule 4.20 as of the respective date(s) shown thereon.

Section 4.21 Insurance. Schedule 4.21 sets forth all insurance policies maintained by Seller with respect to the Assets (including policies providing property, casualty, liability and workers’ compensation coverage).

Section 4.22 Permits. Seller has all licenses, orders, franchises, registrations, and permits of all Governmental Authorities required to permit the operation of the Properties as presently operated by Seller (the “Permits”) and, to Seller’s Knowledge, Seller is not in material breach of any Permit.

Section 4.23 Suspense Funds. Schedule 4.23 sets forth a list of all Suspense Funds as of the date set forth on such schedule and, to the extent Known to Seller, the name or names of the parties to whom such funds are owed.

Section 4.24 HSR. Seller’s acquisition of the Common Stock will, within the meaning of the HSR Act and the applicable regulations thereto, be solely for the purpose of investment.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each of the Purchaser Parties jointly and severally represents and warrants to Seller as of the Execution Date and as of the Closing Date the following matters set out in this Article 5:

Section 5.1 Existence and Qualification. Each of the Purchase Parties is a corporation, limited liability company or limited partnership, as the case may be, that is duly organized or formed, validly existing and in good standing under the Laws of the state of its organization or formation and is duly qualified to carry on its business in states where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or result in a Purchaser Material Adverse Effect.

Section 5.2 Power. Each Purchaser Party has the corporate or limited liability company power, as the case may be, to enter into and perform its obligations under this Agreement, the other Transaction Documents, and all other such documents required to be executed and delivered by such Purchaser Party at Closing and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.3 Authorization and Enforceability. The execution, delivery, and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each Purchaser Party. This Agreement has been duly executed and delivered by the Purchaser Parties (and all documents required to be executed and delivered by the Purchaser Parties at Closing shall be duly executed and delivered by the Purchaser Parties) and this Agreement constitutes, and (assuming the due and valid execution of such documents by the Parties hereto) at the Closing such documents shall constitute, the valid and binding obligations of the applicable Purchaser Parties, enforceable against the applicable Purchaser Parties in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.4 No Conflicts. Except as required under the HSR Act, filings that will be made pursuant to the rules and regulations of The Nasdaq Global Select Market and filings pursuant to applicable federal and state securities Laws, the execution, delivery, and performance by a Purchaser Party of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated by this Agreement, do not (a) violate any provision of the articles of incorporation, organizational, partnership, or other governing documents of the Purchaser Party or any material agreement or instrument to which any such Purchaser Party is a party or by which it is bound, (b) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which any Purchaser Party is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d) violate any Law applicable to any Purchaser Party, except in each case of the foregoing clauses (b) through (e) for any matters that would not be reasonably likely to result in a Purchaser Material Adverse Effect.

Section 5.5 Consents, Approvals or Waivers. Except as required under the HSR Act, filings that will be made pursuant to the rules and regulations of The Nasdaq Global Select Market and filings pursuant to applicable federal and state securities Laws, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser Parties is not subject to any consent, approval, notice, or waiver from any Governmental Authority or other Third Party.

Section 5.6 Valid Issuance. The shares of Common Stock comprising the Stock Purchase Price when and if issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will have the rights, preferences and privileges specified in Purchaser Parent’s amended and restated certificate of incorporation, as amended, will be free of any Liens, and will not be issued in violation of any preemptive or similar purchase rights, other than (i) restrictions on transfer under applicable state and federal securities Laws, (ii) those as are created by or related to Seller and (iii) those arising under this Agreement and the other Transaction Documents.

Section 5.7 Capitalization.

(a) As of December 12, 2016, the authorized capital of Purchaser Parent consisted solely of (i) 200,000,000 shares of Common Stock, of which 78,068,934 shares of Common Stock were issued and outstanding and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding.

(b) All of the issued and outstanding shares of Common Stock are duly authorized and validly issued in accordance with the organizational documents of Purchaser Parent, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.

(c) There are no preemptive rights or, except as disclosed in Purchaser Parent’s SEC Documents, other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Purchaser Parent to issue or sell any equity interests of Purchaser Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Purchaser Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) Purchaser Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Purchaser Parent on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

(e) Purchaser is a wholly-owned subsidiary of Purchaser Parent and Purchaser Parent owns 100% of the interests in Purchaser free and clear of all liens other than (i) transfer restrictions imposed by federal and state securities Laws and (ii) those arising under Purchaser Parent’s financing documents.

Section 5.8 SEC Documents; Financial Statements; No Liabilities.

(a) Purchaser Parent has timely filed or furnished with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2015 (all such documents, collectively, the “Purchaser Parent SEC Documents”). The Purchaser Parent SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Purchaser Parent Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Purchaser Parent SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) in the case of the Purchaser Parent Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and (v) in the case of the Purchaser Parent Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of the Purchaser Parent as of the dates and for the periods indicated therein.

(b) There are no liabilities of or with respect to the Purchaser Parent that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of Purchaser Parent other than (A) liabilities reserved, reflected, or otherwise disclosed in the consolidated balance sheet of Purchaser Parent as of September 30, 2016 (including the notes thereto) included in the Purchaser Parent Financial Statements, (C) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2016, (D) fees and expenses incurred in connection with the transactions contemplated by this Agreement and the Transaction Documents or (E) liabilities that would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.9 Internal Controls; Listing Exchange.

(a) Purchaser Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Purchaser Parent in the reports it files or submits to the Commission under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the Commission, and that such material information is accumulated and communicated to Purchaser Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(b) Since September 30, 2016, (A) Purchaser Parent has not been advised by its independent auditors of any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Purchaser Parent’s internal controls, (B) Purchaser Parent has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser Parent’s internal controls, and (C) there have been no changes in internal controls or, to Purchaser Parent’s knowledge, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.

(c) The Common Stock is listed on The Nasdaq Global Select Market, and Purchaser Parent has not received any notice of delisting. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of The Nasdaq Global Select Market, preventing or suspending trading in any securities of Purchaser Parent has been issued, and no proceedings for such purpose are, to Purchaser Parent’s Knowledge, pending, contemplated or threatened.

Section 5.10 Absence of Certain Changes. Since September 30, 2016, there has not occurred any Purchaser Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.11 Compliance with Law. Except as to specific matters disclosed in the Purchaser Parent SEC Documents filed or furnished on or after January 1, 2016 and prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such Purchaser Parent SEC Documents or any other disclosures in such Purchaser Parent SEC Documents to the extent they are predictive or forward looking and general in nature) or as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (a) each of the Purchaser Entities is in compliance in all material respects with all applicable Laws, (b) no Purchaser Party has received written notice of any violation in any respect of any applicable Law, and (c) no Purchaser Party has received written notice that it is under investigation by any Governmental Authority for potential non-compliance in any material respect with any Law. No Purchaser Party is subject to any material outstanding judgment, order or decree of any Governmental Authority.

Section 5.12 Litigation. Except for any action, suit, or proceeding filed by any Governmental Authority after the Execution Date related to or arising out of the HSR Act, the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereunder, there are no actions, suits, or proceedings pending before any Governmental Authority or arbitrator or, to the Knowledge of the Purchaser Parties threatened, against any Purchaser Party or any of their respective Affiliates seeking to prevent the consummation of the transactions contemplated hereby or that otherwise would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.13 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings (i) pending against any Purchaser Party, (ii) being contemplated by any Purchaser Party or, (iii) to the knowledge of the Purchaser Parties, threatened against any Purchaser Party or any of their respective Affiliates (whether by a Purchaser Party or any Third Party).

Section 5.14 Financing. The Purchaser Parties have sufficient cash on hand (in United States Dollars) and available lines of credit under the Purchaser Parties’ existing credit facilities to enable Purchaser to fund the Deposit on the Execution Date and will have at Closing all amounts required to pay the Cash Closing Payment on the Closing Date to or on behalf of Seller.

Section 5.15 Investment Intent. Purchaser is acquiring the Assets for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable securities laws.

Section 5.16 Qualification. Purchaser is, or as of the Closing will be, qualified to own and operate oil and gas assets in the State of Texas.

Section 5.17 Form S-3. As of the Execution Date, Purchaser Parent is eligible to register the resale of the Common Stock comprising the Stock Purchase Price for resale by Seller under Form S-3 promulgated under the Securities Act.

Section 5.18 Investment Company. None of the Purchaser Parties is now, and immediately after the issuance and sale of the Stock Purchase Price will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.19 Independent Evaluation. The Purchaser Parties are experienced, and knowledgeable investors in the crude oil and natural gas exploration, development and production business. In entering into this Agreement, the Purchaser Parties have relied solely upon their (a) own expertise in legal, tax, reservoir engineering, and other professional counsel concerning this transaction, the Assets, and the value thereof and (b) the representations and warranties made by Seller in Article 4 of this Agreement and the special warranty of Defensible Title set forth in the conveyances. The Purchaser Parties acknowledge and affirm that each has completed such independent investigation, verification, analysis, and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to (i) enter into this Agreement and (ii) at Closing, to consummate the transaction contemplated hereunder. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser.

ARTICLE 6

DISCLAIMERS AND ACKNOWLEDGEMENTS

Section 6.1 General Disclaimers. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4, THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 9.2(I), OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCES, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (A) SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND THE PURCHASER PARTIES WAIVE AND REPRESENT AND WARRANT THAT THE PURCHASER PARTIES HAVE NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, OR RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (IX) ANY OTHER RECORD, FILES, MATERIALS OR INFORMATION (INCLUDING AS TO

THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (B) SELLER FURTHER DISCLAIMS, AND THE PURCHASER PARTIES WAIVE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS SET FORTH ABOVE THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER PARTIES HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS THE PURCHASER PARTIES DEEM APPROPRIATE. THE PURCHASER PARTIES SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE CONVEYANCES AND THE PURCHASER PARTIES EXPRESSLY ACKNOWLEDGE AND COVENANT THAT THE PURCHASER PARTIES DO NOT HAVE AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIM, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST SELLER FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF SELLER UNDER THIS AGREEMENT OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCES AND TO THE EXTENT PROVIDED HEREIN OR THEREIN. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 6.1 WILL LIMIT, RESTRICT OR OTHERWISE AFFECT PURCHASER’S RIGHT TO RAISE TITLE OR ENVIRONMENTAL DEFECTS UNDER SECTION 3.2 OR SELLER’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 12. NOTHING IN THIS SECTION 6.1 SHALL RELIEVE SELLER FOR ANY LIABILITY FOR ANY ACTUAL AND INTENTIONAL FRAUD WITH RESPECT TO THE MAKING OF THE REPRESENTATIONS AND WARRANTIES OF SELLER UNDER THIS AGREEMENT, PROVIDED, THAT SUCH ACTUAL AND INTENTIONAL FRAUD OF SELLER SHALL ONLY BE DEEMED TO EXIST IF ANY OF THE INDIVIDUALS IDENTIFIED IN THE DEFINITION OF “KNOWLEDGE” HAD ACTUAL KNOWLEDGE (AS OPPOSED TO IMPUTED OR CONSTRUCTIVE KNOWLEDGE) THAT THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER UNDER THIS AGREEMENT WERE ACTUALLY BREACHED WHEN MADE, WITH THE EXPRESS INTENTION THAT PURCHASER OR PURCHASER PARENT RELY THEREON TO SUCH PERSON’S DETRIMENT.

Section 6.2 Environmental Disclaimers. The Purchaser Parties acknowledge that (a) the Assets have been used for exploration, development, production, gathering, and transportation of oil and gas and other Hydrocarbons and there may be petroleum, produced water, wastes, scale, NORM, Hazardous Substances, or other substances or materials located in, on or under the Assets or associated with the Assets; (b) Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, pipelines, materials, and equipment as scale, or in other forms; (d) the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances; (e) NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils, or sediment; and (f) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other Hazardous Substances from the Assets. NOTWITHSTANDING

ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. THE PURCHASER PARTIES SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED), THEIR RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. THE PURCHASER PARTIES ARE RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS. AS OF CLOSING, THE PURCHASER PARTIES HAVE MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS THE PURCHASER PARTIES HAVE DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION AND THAT, AT CLOSING, THE PURCHASER PARTIES SHALL BE DEEMED TO HAVE KNOWLEDGE OF ALL FACTS CONTAINED IN THE RECORDS OR THAT WOULD HAVE BEEN DISCOVERED BY THE PURCHASER PARTIES’ AND PURCHASER’S REPRESENTATIVES’ EXERCISE OF REASONABLE CARE AND DUE DILIGENCE IN THE COURSE OF SUCH INVESTIGATION, VERIFICATION, ANALYSIS, AND EVALUATION.

Section 6.3 Calculations, Reporting and Payments. THE PURCHASER PARTIES ACKNOWLEDGE AND AGREE THAT CLAIMS OR PROCEEDINGS AGAINST SELLER OR TO WHICH SELLER IS OR MAY BECOME A PARTY BEFORE, ON, OR AFTER THE CLOSING MAY HAVE AN EFFECT ON THE CALCULATION OF, AND LIABILITY WITH RESPECT TO, TAXES, ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF PURCHASER ARISING AFTER THE EFFECTIVE TIME RELATING TO THE ASSETS AND THE ASSUMED OBLIGATIONS AND THE NET REVENUE INTEREST OR WORKING INTEREST WITH RESPECT TO THE ASSETS. NOTWITHSTANDING THAT SELLER HAS RETAINED ANY LIABILITY OR RESPONSIBILITY UNDER THIS AGREEMENT FOR THE PAYMENT OF ANY DAMAGES, LOSSES, OR CLAIMS WITH RESPECT TO ANY OF THE FOREGOING, THE RETAINED LIABILITIES AND OTHER LIABILITIES OF SELLER HEREUNDER SHALL NOT INCLUDE, AND THE PURCHASER PARTIES HEREBY EXPRESSLY RELEASE THE MEMBERS OF THE SELLER GROUP FROM, ANY LIABILITY OR RESPONSIBILITY ARISING OUT OF OR RELATING TO ANY EFFECT THAT THE OUTCOME OR SETTLEMENT OF ANY SUCH CLAIMS OR PROCEEDINGS MAY HAVE ON THE CALCULATION OF TAXES, ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF THE PURCHASER PARTIES ARISING AFTER THE EFFECTIVE TIME OR THE NET REVENUE INTEREST OR WORKING INTEREST WITH RESPECT TO THE ASSETS. FOR THE AVOIDANCE OF DOUBT, THE PURCHASER PARTIES ACKNOWLEDGE AND AGREES THAT THE PURCHASER PARTIES CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S METHODOLOGIES FOR THE CALCULATION AND REPORTING OF PRODUCTION, ROYALTIES, AND TAXES ATTRIBUTABLE TO PRODUCTION PRIOR TO THE EFFECTIVE TIME.

Section 6.4 Changes in Prices; Well Events. THE PURCHASER PARTIES ACKNOWLEDGE THAT PURCHASER SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (A) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME; (B) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE; AND (C) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

Section 6.5 Limited Duties. ANY AND ALL DUTIES AND OBLIGATIONS WHICH EITHER PARTY MAY HAVE TO THE OTHER PARTY WITH RESPECT TO OR IN CONNECTION WITH THE ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT. THE PARTIES DO NOT INTEND (A) THAT THE DUTIES OR OBLIGATIONS OF EITHER PARTY, OR THE RIGHTS OF EITHER PARTY, SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER OR (B) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER REQUIRES EITHER PARTY TO INCUR, SUFFER, OR PERFORM ANY ACT, CONDITION, OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT IT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND, TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.

Section 6.6 Conspicuousness. Seller and the Purchaser Parties agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Article 6 and the rest of this Agreement are “conspicuous” disclaimers for the purpose of any applicable Law.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1 Access.

(a) Upon execution of this Agreement until the Closing Date, Seller shall give Purchaser, its Affiliates, and each of their respective officers, agents, accountants, attorneys, investment bankers, environmental consultants and other authorized representatives (“Purchaser’s Representatives”) reasonable access to the Records in Seller’s possession, Seller’s personnel, and any Assets operated by Seller (if any), in each case during Seller’s normal business hours, and at such times after normal business hours as Purchaser may reasonably request and can be reasonably accommodated by Seller, for the purpose of conducting a confirmatory review of the Assets, in each case to the extent that Seller may provide such access without (i) violating applicable Laws or breaching any Contracts, (ii) waiving any legal privilege of Seller, any of its Affiliates, or its counselors, attorneys, accountants, or consultants, or (iii) violating any obligations to any Third Party. Such access shall be granted to Purchaser (A) in the offices of Seller located in Austin, Texas and (B) on the premises of the Oil and Gas Properties (if any) that are operated by Seller. To the extent that any Third Parties operate the Assets, Seller shall use its commercially reasonable efforts to cause the applicable Third Party operator to provide Purchaser’s Representatives with access to such Assets. All investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives with respect to the Assets shall be conducted at Purchaser’s sole cost, risk, and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Seller or its designee shall have the right to accompany Purchaser and Purchaser’s

Representatives whenever they are on site on the Assets and are permitted and collect split test samples if any are collected. Purchaser’s investigation and review shall be conducted in a manner that minimizes interference with the ownership or operation of the Assets or the business of Seller or co-owners thereof and Purchaser’s inspection right with respect to the environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13) (“Phase I”) or a similar visual assessment that does not include sampling or testing of any environmental media; provided, however, that if Purchaser conducts a Phase I, and any written report prepared by a Third Party environmental consultant in connection with the Phase I recommends a Phase II Environmental Site Assessments similar to A.S.T.M. Standard Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903-11) (“Phase II”), Purchaser may submit a written request to Seller to be allowed to conduct a Phase II. Such request may be granted or denied at the sole discretion of Seller, but if Seller denies such request, Purchaser shall have the right, but not the obligation, to exclude from this transaction the Asset or Assets for which the Phase II was recommended by providing Seller a written notice to such effect at any time before the Defect Deadline, and at the Closing (A) the Unadjusted Purchase Price shall be decreased by the Allocated Value of such excluded Assets, (B) all such Assets shall be deemed to be excluded from the definition of Assets and from Exhibit A, (C) such Assets shall be deemed to constitute Excluded Assets set forth on Schedule 1.1(a), and (D) Purchaser shall have no rights or obligations hereunder with respect to such Excluded Assets. If Purchaser asserts an Environmental Defect, Purchaser shall furnish to Seller, free of costs, a copy of all final reports and test results prepared by or for Purchaser related to Purchaser’s diligence and investigation of the affected Asset(s), including any and all Phase I, Phase II, or further environmental assessments, intrusive testing or sampling (invasive or otherwise) on or relating to such affected Asset(s) as soon as reasonably possible after Purchaser’s receipt of such request. Purchaser shall obtain from any applicable Governmental Authorities and Third Parties all Permits necessary or required to conduct any approved invasive activities permitted by Seller; provided that, upon request, Seller shall provide Purchaser with assistance (at no cost or liability to Seller) as reasonably requested by Purchaser that may be necessary to secure such Permits. Seller shall have the right, at its option, to split with Purchaser any samples collected pursuant to approved invasive activities. If the Closing does not occur, Purchaser (1) shall promptly return to Seller or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos, and derivative materials related thereto in the possession or control of Purchaser or any of Purchaser’s Representatives and (2) shall keep and shall cause each of Purchaser’s Representatives to keep, any and all information obtained by or on behalf of Purchaser confidential, except, in each case, as otherwise required by Law.

(b) The Purchaser Parties agree to indemnify, defend, and hold harmless each member of the Seller Group, the other owners of interests in the Oil and Gas Properties, and all such Persons’ stockholders, members, managers, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys, and consultants from and against any and all Damages (including court costs and reasonable attorneys’ fees), including Damages attributable to, arising out ,of or relating to access to the Records, any offices of Seller, or the Assets prior to the Closing by Purchaser or any of Purchaser’s Representatives, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS, AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP (BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SELLER).

(c) Upon completion of Purchaser’s due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets in connection with Purchaser’s due diligence, (ii) restore the Assets to the approximate same or better condition than they were prior to commencement of Purchaser’s due diligence, and (iii) remove all equipment, tools, or other property brought onto the Assets in connection with Purchaser’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Purchaser’s due diligence shall be promptly corrected by Purchaser.

(d) During all periods that Purchaser or any of Purchaser’s Representatives are on the Assets or Seller’s premises, Purchaser shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Purchaser hereunder shall (i) be primary insurance, (ii) list the members of the Seller Group as additional insureds, (iii) waive subrogation against the members of the Seller Group and (iv) provide for five (5) days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Purchaser shall provide evidence of such insurance to Seller prior to entering the Assets or premises of Seller or its Affiliates.

Section 7.2 Operation of Business.

(a) From the Execution Date until the Closing, except as described on Schedule 4.12 or Schedule 7.2, Seller shall:

(i) continue to own, use, maintain, administer, and operate the Assets in the Ordinary Course of Business;

(ii) use commercially reasonable efforts to maintain all material Permits held by Seller affecting the Assets;

(iii) use commercially reasonable efforts to update Purchaser regarding current and proposed operations relating to the Assets of which Seller has Knowledge;

(iv) maintain the books of account and records relating to the Assets in the Ordinary Course of Business and in accordance with the usual accounting practices of Seller and GAAP;

(v) use its commercially reasonable efforts to maintain insurance coverage on the Assets in the amounts and of the types presently in force;

(vi) after Seller obtains Knowledge of the same, give prompt written notice to Purchaser of (i) any material emergency or any material emergency operations with respect to the Assets, or (ii) any written notice received or given by Seller with respect to any alleged or actual material violation of Law, material proceeding by or before a Governmental Authority, Casualty Loss, or material breach by any Person of any instrument constituting a Lease, Material Contract, Surface Right, or Permit associated with any of the foregoing; and

(vii) use commercially reasonable efforts to furnish Purchaser with copies of all material drilling, completion and workover AFEs that Seller obtains Knowledge after the Closing Date, in each case after receipt from any Third Parties or upon issuance by the Seller or any Affiliate of Seller.

(b) From the Execution Date until the Closing, Seller shall not (and will cause its Affiliates not to):

(i) without the prior written notice to and consultation with Purchaser, commence, propose, commit, or elect to participate or not to participate in any single drilling, reworking, or other operation with respect to the Wells or Leases reasonably anticipated to require future capital expenditures in excess of $250,000 (net to the applicable Seller’s interest), or make any capital expenditures in respect to the Properties in excess of $250,000 (net to the applicable Seller’s interest);

(ii) transfer, farmout, sell, convey, hypothecate, encumber, affirmatively abandon, novate, or otherwise dispose of any of its Assets, except for (A) sales and dispositions of Hydrocarbons in the Ordinary Course of Business, (B) the Plugging and Abandonment of any Assets to the extent required under any applicable Laws or Contracts, or (C) sales and dispositions of equipment and materials that are surplus, obsolete, or replaced;

(iii) enter into terminate (other than terminations based on the expiration without any affirmative action by Seller), novate, or materially amend any Material Contracts affecting the Assets;

(iv) commence, release, or settle any proceeding or waive any claims or rights of value, in each case, attributable to the Assets that would have a negative or adverse effect on the Assets after the Closing or have a negative or adverse effect on Purchaser’s rights and interests in the Assets after the Closing;

(v) change any of the accounting principles or practices used by the Seller, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by Seller to Purchaser; and

(vi) commit to do anything described in the foregoing Sections 7.2(b)(i) through (v).

(c) Purchaser’s approval of any action restricted by this Section 7.2 shall not be unreasonably withheld or delayed and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 7.2, in the event of an emergency or risk of loss, damage, or injury to any person, property or the environment, Seller may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter. Requests for approval of any action restricted by this Section 7.2 shall be delivered to the following individual (and such other individual as he may hereafter designate by written notice to Seller), each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Diamondback E&P LLC

500 West Texas Ave., Suite 1200

Midland, TX 79701

Attn: Mike Hollis, COO

Email: Mhollis@diamondbackenergy.com

(d) Notwithstanding anything herein to the contrary or otherwise expanding any obligations which Seller may have to Purchaser, Seller shall not have any liability, obligation, or responsibility to Purchaser or any other Person for any claims, damages, obligations, liabilities, losses, costs, and expenses, including claims, damages, obligations, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, relating to, attributable to or resulting from any breach of any of covenant of Seller set forth in Section 7.2(a) and Section 7.2(b) except to the extent any such claims, damages, obligations, liabilities, losses, costs, and expenses, including claims, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, are the direct result of the gross negligence or willful misconduct of Seller. With respect to Assets for which Seller is not designated as the operator under applicable Laws or Contracts, Seller’s obligations under this Section 7.2 with respect to the operation of such Assets shall be limited to voting Seller’s Working Interests or other voting interests in a manner consistent with the requirements set forth in this Section 7.2.

Section 7.3 Operatorship of the Assets. Seller does not make any representation or warranty to Purchaser as to transferability or assignability of operatorship of any Assets or the ability of Purchaser or any Person to be designated or qualified as the operator of any Assets.

Section 7.4 Conduct of Purchaser Parties.

(a) From the Execution Date until the Closing, except as described on Schedule 7.4, the Purchaser Parties shall not, and shall not permit the Purchaser Entities to:

(i) amend its Organizational Documents;

(ii) (x) repurchase or otherwise acquire any shares of its capital stock for less than fair market value; or (y) declare, set aside or pay any dividend or other distribution payable in cash, shares of its capital stock, property, rights or otherwise with respect to any shares of its capital stock;

(iii) adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby by any Person or group acquires more than a majority of the outstanding equity interests of Purchaser Parent or any of its subsidiaries;

(iv) fail to notify Seller promptly of any occurrence or change constituting a Purchaser Material Adverse Effect; or

(v) agree or commit to do any of the foregoing.

Section 7.5 Notice to Holders of Consent and Preferential Purchase Rights. Promptly after the Execution Date, but in no event later than ten (10) Business Days after the Execution Date, Seller shall use commercially reasonable efforts to prepare (with review and reasonable comment from Purchaser as to form and substance) and send, or cause to be prepared and sent, (a) notices to the holders of any Required Consents and other Consents (other than Customary Consents) that are set forth on Schedule 4.11 requesting consents and approvals to the transactions of Seller contemplated by this Agreement and (b) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth on Schedule 4.11 in compliance with the terms of such rights and requesting waivers of such rights. In attempting to identify the names and addresses of such Persons holding such Consents or preferential rights to purchase, Seller shall not in any event be obligated to go beyond Seller’s own Records. Seller and Purchaser shall cooperate and use commercially reasonable efforts to cause such Consents, to be obtained and delivered prior to Closing and all such preferential rights to purchase to be waived, provided that neither Seller nor Purchaser shall be required to make payments or undertake obligations to obtain any such Consents or waivers. Subject to the foregoing covenants, Seller shall not be liable or obligated to Purchaser for any damages or liabilities related or attributable to Customary Consents that are not obtained before, on, or after Closing. If prior to Closing, Purchaser discovers any Consents, Required Consent, or preferential rights to purchase or similar rights that are not set forth on Schedule 4.11 and are applicable to the Assets, Purchaser shall promptly (but in any event within three (3) Business Days) after discovery provide written notice to Seller of such Consents, Required Consents, or preferential rights, whereupon Seller shall promptly thereafter send the notices and requests as to such Consents, Required Consents, and preferential rights required under and in accordance with this Section 7.5, Section 7.6, and Section 7.7, as applicable.

Section 7.6 Consents to Assignment.

(a) In cases in which the Asset subject to an unobtained Required Consent is an Asset other than an Oil and Gas Property, and Purchaser is assigned the Oil and Gas Property or Oil and Gas Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the unwaived Required Consent, the Parties shall continue after Closing to use commercially reasonable efforts to obtain the Required Consent so that such Asset can be transferred to Purchaser upon receipt of the Required Consent, and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by Seller for the benefit of Purchaser, Purchaser shall assume as part of the Assumed Obligations and bear and pay all amounts due thereunder or with respect thereto, and Purchaser shall be responsible for the performance of any obligations and Damages under or with respect to such Asset to the extent that Purchaser has been transferred the Assets necessary to such performance until the applicable Required Consent is obtained. In cases in which (i) the Asset is an Asset other than an Oil and Gas Property, (ii) such Asset is subject to an unobtained Consent other than a Required Consent, (iii) such Consent is not rejected in writing by the holder thereof, and (iv) Purchaser is assigned the Oil and Gas Property or Oil and Gas Properties to which such Asset relates, the Asset shall nevertheless be conveyed at Closing to Purchaser as part of the Assets.

(b) In cases in which the Asset subject to a Required Consent requirement is an Oil and Gas Property and the Required Consent is not obtained by Closing or the Required Consent is denied in writing by the holder thereof, then the Oil and Gas Property subject to such Required Consent (along with any other Assets reasonably necessary or desirable for the ownership or operation of such Oil and Gas Property) shall be excluded from the Assets to be assigned to Purchaser at Closing, in which event, (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such excluded Oil and Gas Property and other Assets, (ii) such excluded Oil and Gas Property and other Assets shall be deemed to be deleted from Exhibit A and added to Schedule 1.1(a), and (iii) such excluded Oil and Gas Property and other Assets shall constitute Excluded Assets for all purposes hereunder. If any such Required Consent requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 2.4(a) is subsequently obtained prior to the Cut-Off Date, (A) Seller shall, promptly after such Required Consent requirement is satisfied, but in no event later than ten (10) days after such Required Consent is satisfied, convey the applicable Oil and Gas Property and Assets to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Oil and Gas Property and Assets, (C) Purchaser shall, simultaneously with the conveyance of the applicable Oil and Gas Property and Assets, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Oil and Gas Properties and Assets under Section 2.4) to Seller, and (D) such Oil and Gas Property and Assets shall no longer be deemed to be (1) deleted from Exhibit A, (2) added to Schedule 1.1(a), or (3) Excluded Assets for any purposes hereunder.

(c) In cases in which an Asset subject to a Consent is an Oil and Gas Property, and such Consent is (i) not a Required Consent, (ii) not obtained by Closing, and (iii) not denied in writing by the holder thereof, then the Asset subject to such Consent shall nevertheless be conveyed at Closing to Purchaser as part of the Assets and Purchaser shall pay for the affected Asset as though the Consent had been obtained.

Section 7.7 Preferential Rights.

(a) Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 9, on the dates set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, adjusted as set forth herein.

(b) If any preferential right to purchase any Assets is validly exercised prior to Closing, then (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset, (ii) such Assets shall be deemed to be deleted from Exhibit A and added to Schedule 1.1(a), and (iii) such Assets shall constitute Excluded Assets for all purposes hereunder; provided, however, in the event the holder of any preferential right to purchase any Assets validly exercises such preferential right prior to Closing but refuses or fails to consummate the purchase of such Assets on or before the Cut-Off Date (or such later date as provided for under the instrument giving rise to such preferential right, as applicable), (A) Seller shall promptly convey the applicable Assets to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Assets, (C) Purchaser shall, simultaneously with the conveyance of the applicable Assets, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Assets under Section 2.4) to Seller, and (D) such Assets shall no longer be deemed to be (1) deleted from Exhibit A, (2) added to Schedule 1.1(a), or (3) Excluded Assets for any purposes hereunder.

(c) Should a Third Party fail to validly exercise or waive its preferential right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver of such preferential right has not yet expired, then (i) the Unadjusted Purchase Price shall not be reduced by the Allocated Value of such Assets, (ii) such Assets shall be included in the Assets and conveyed by Seller to Purchaser at Closing, (iii) from and after Closing, Purchaser shall be entitled to all amounts payable by such holder in connection with such preferential right to purchase, and (iv) from and after Closing, Purchaser shall comply with, be responsible for and perform all obligations arising with or attributable to such preferential rights to purchase.

(d) Purchaser acknowledges that Seller desires to sell all of its Assets and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell to any Person other than Purchaser any Assets subject to any preferential right to purchase unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement and the terms of the applicable preferential right to purchase. In furtherance of the foregoing, Seller’s obligation hereunder to sell its Assets subject to any preferential right to purchase to any Person other than Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Excluded Assets) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable preference right; provided that, nothing herein is intended or shall operate to extend or apply any preference right to any portion of such Assets which is not otherwise burdened thereby.

Section 7.8 Casualty and Condemnation. Notwithstanding anything herein to the contrary from and after the Effective Time, if Closing occurs, Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing, or sand infiltration of any Well) and the depreciation of the Assets due to ordinary wear and tear, in each case, with respect to the Assets. If, after the Execution Date but prior to or on the Closing Date, any portion of the Oil and Gas Properties are destroyed by fire, explosion, wild well, hurricane, storm, weather events, earthquake, act of nature, civil unrest, or similar disorder, terrorist acts, war, or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Loss”), Purchaser and Seller shall, subject to the satisfaction (or waiver) of the conditions to Closing set forth in Section 8.1 and Section 8.2, nevertheless be required to proceed with Closing.

Section 7.9 Closing Efforts and Further Assurances. Each Party agrees that from and after the Execution Date it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all actions reasonably necessary, proper, or advisable under applicable Laws to consummate the transaction contemplated hereunder, including (a) using its commercially reasonable efforts to cooperate with the other Party to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transaction contemplated hereunder, and (b) executing any additional instruments and agreements necessary to consummate the transactions contemplated by this Agreement.

Section 7.10 Notifications. Purchaser shall notify Seller promptly after a discovery by Purchaser that any representation or warranty of Seller contained in this Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date. Seller shall notify Purchaser promptly after a discovery by Seller that any representation or warranty of Purchaser contained in this Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date. It is understood and agreed that the delivery of any notice required under this Section 7.10 shall not in any manner constitute a waiver by any Party of any conditions precedent to the Closing hereunder.

Section 7.11 Amendment of Seller Disclosure Schedules. Purchaser and Seller agree that, with respect to the representations and warranties of Purchaser Parties and Seller, as applicable, contained in this Agreement, (i) Seller shall have the continuing right until the Closing to add, supplement, or amend the Seller Disclosure Schedules to the representations and warranties of Seller with respect to any matter hereafter arising or discovered which, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules and (ii) Purchaser shall have the continuing right until the Closing to add, supplement, or amend any disclosure schedules to the representations and warranties of Purchaser Parties with respect to any matter hereafter arising or discovered which, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in such schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 8.1(a) or Section 8.2(a) have been fulfilled, the Seller Disclosure Schedules and any Disclosure Schedules of the Purchaser Parties attached to this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement, or amendment thereto; provided, however, that if the information contained in any addition, supplement, or amendment thereto would result in the failure of the conditions set forth in Section 8.1(a) or Section 8.2(a) to be satisfied at Closing, and the Party who could otherwise terminate this Agreement in respect of such failure elects to waive such failure and consummate the transactions contemplated hereby, then all matters disclosed pursuant to any such addition, supplement, or amendment at or prior to the Closing shall be waived and such waiving Party shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

Section 7.12 Government Reviews.

(a) From and after the Execution Date until the Closing, subject to the terms and conditions of this Agreement, each of Purchaser and Seller shall, and shall cause their respective Affiliates to, undertake commercially reasonable efforts to make or cause to be made promptly (and, in the case of filings required to be made pursuant to the HSR Act, not later than fifteen (15) Business Days after the Execution Date) the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings; provided, however, that all fees payable to any Governmental Authorities relating to filings required to be made pursuant to the HSR Act shall be paid and borne by Purchaser except that all fees payable in connection with any filing in which Seller is the Acquiring Person within the meaning of the HSR Act and the applicable regulations thereunder shall be paid and borne by Seller. In furtherance and not in limitation of the foregoing, each of Purchaser and Seller shall, to the extent permissible by Law, (i) cooperate with the other Party and furnish to the other Party all information in such Party’s possession that is necessary in connection with such other Party’s filings; (ii) promptly inform the other Party of, and supply to such other Party copies of, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings; (iii) consult and cooperate with the other Party and provide each other with a reasonable opportunity to provide comments in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with any Governmental Authority relating to such filings; and (iv) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents, or other materials. If a Party intends to participate in any communication or meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable notice of, and to the extent permitted by the Governmental Authority, an opportunity to participate in any such meeting or communication. Seller and Purchaser shall jointly determine any strategy or tactic in complying with this Section 7.12, including Section 7.12(b). Notwithstanding the foregoing, Seller shall not be required to provide Purchaser with any Excluded Records and no Party shall be required to provide the other Party with information regarding the value of the transaction or subject to any legal privilege, attorney client privilege, work product doctrine, or other similar privilege absent entering into a mutually acceptable joint defense agreement.

(b) Purchaser shall, and shall cause its Affiliates to, take any and all steps to (i) cause the expiration or early termination of the applicable waiting period under the HSR Act and any other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as is practicable but in no event later than the Termination Date; and (ii) avoid each and every impediment under Antitrust Laws and resolve any objection or assertion by any Governmental Authority or any action or proceeding by any Governmental Authority or other person, whether by judicial or administrative action, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or the performance of obligations hereunder so as to enable the Closing to occur as soon as reasonably practicable (and in any event not later than the Termination Date), including but not limited to: (x) agreeing to divest, hold separate, or otherwise commit to take any action that limits its freedom of action with respect to its ability to retain any of the business, services or assets of Purchaser or any of its Affiliates; (y) entering into or terminating any agreement with respect to any Purchaser’s assets, business, or operations; and (z) contesting and resisting any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as in violation of any Law; provided, however, that any condition to which Purchaser agrees may be conditioned on the Closing of the transaction contemplated by this Agreement. Purchaser shall be responsible for and shall pay all of fees, expenses, and costs in complying with this Section 7.12 and reimburse Seller for all such similar fees, expenses, and costs.

Section 7.13 Liability for Brokers’ Fees. Each Party hereby agrees to indemnify, defend, and hold harmless the other Party, any Affiliate of such other Party, and all such other Party’s stockholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys, and consultants from and against any and all claims, obligations, damages, liabilities, losses, costs, and expenses (including court costs and reasonable attorneys’ fees) arising as a result of undertakings or agreements of any such indemnifying Party prior to Closing, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or document contemplated hereunder.

Section 7.14 Bulk Sales Laws. Purchaser acknowledges that no member of the Seller Group will comply with the provisions of any bulk sales Laws in any jurisdiction in connection with the transactions contemplated by this Agreement and Purchaser waives and releases, and shall fully indemnify, defend, and hold harmless each member of the Seller Group against, any claims against any member of the Seller Group arising from such non-compliance.

Section 7.15 Press Releases. From and after the Execution Date, Purchaser shall not make, and shall cause each of its Affiliates not to make, any press release or public disclosure regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, or the identities of any Parties hereto without the prior written consent of Seller; provided, however, the foregoing shall not restrict disclosures by Purchaser or any of its Affiliates (a) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over Purchaser or Affiliate of Purchaser or (b) to Governmental Authorities or any Third Party holding preferential rights to purchase, rights of consent, or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments, or terminations of such rights, or seek such consents. Purchaser shall be liable for the compliance of Purchaser’s Affiliates with the terms of this Section 7.15.

Section 7.16 Credit Support. The Parties agree and acknowledge that except as expressly provided in this Section 7.16, none of the Credit Support provided by or on behalf of any member of the Seller Group in support of the obligations of any member of the Seller Group related to the ownership or operation of the Assets, including those Credit Support obligations described on Schedule 7.16, shall be included in or constitute any Assets or transferred to the Purchaser at Closing. At or prior to the Closing, Purchaser shall post and provide any and all Credit Support necessary to obtain the release, return, and replacement of all Credit Support provided by or on behalf of any member of the Seller Group in support of the obligations of any member of the Seller Group related to the ownership or operation of the Assets, including those Credit Support obligations described on Schedule 7.16. At the Closing, Purchaser shall cause the return or reimbursement of Seller for any cash deposits constituting Credit Support that are provided, funded, or otherwise supported by any member of the Seller Group with respect to the Assets to be assigned hereunder by Seller.

Section 7.17 Employee Matters.

(a) At least ten (10) Business Days prior to the Closing Date, Purchaser or one of its Affiliates may make offers of employment to the Business Employees of its choosing. Such offers shall be conditioned upon the occurrence of Closing and for employment as of the Closing Date or, if later, such date on which the applicable Business Employee returns from a leave of absence (so long as such return occurs within one-hundred and eighty (180) days after the Closing or such later time as may be required by applicable Law). Each offer of employment shall initially, and for a period of at least twelve (12) months following the Closing Date (the “Protected Period”), provide for: (i) a base salary (or base wage rate) that is no less favorable than that in effect for such the Business Employee immediately prior to the Closing Date, (ii) incentive compensation (excluding equity compensation) and bonus opportunities that are no less favorable than those in effect for such Business Employee immediately prior to the Closing Date, and (iii) a package of employee benefits, including health, welfare, and retirement benefits (excluding defined benefits pursuant to qualified and nonqualified requirement plans, retiree medical benefits, and other retiree health and welfare arrangements), that are at least substantially comparable in the aggregate to the package of employee benefits made available by Purchaser to Purchaser’s employees, in accordance with and subject to the terms of the Purchaser Benefit Plans, as they may be amended. Except as necessary to comply with the preceding sentence, nothing in this Agreement will require Purchaser to maintain any specific benefit plans or amend any Purchaser Benefit Plan. Each such employment offer shall be subject to and conditioned upon the occurrence of the Closing. The date of a Business Employee’s commencement of active employment with Purchaser or its Affiliate is referred to as his or her “Hire Date”.

(b) For purposes of this Agreement, a “Transferred Employee” is a Business Employee who accepts an offer of employment from Purchaser or one of its Affiliates made pursuant to Section 7.17(a) and becomes employed by Purchaser or one of its Affiliates pursuant to the process set forth in Section 7.17(a) above. With respect to each Transferred Employee, effective as of the time immediately prior to such Transferred Employee’s Hire Date, Seller or its Affiliates shall terminate the employment of such Transferred Employee.

(c) Effective from and after the respective Hire Date, each Transferred Employee shall be provided with service credit for all purposes under the employee benefit plans of Purchaser or any of its Affiliates (the “Purchaser Benefit Plans”) in which such Transferred Employee participates on or after such Hire Date to the extent service with a predecessor employer is recognized under the terms of such Purchaser Benefit Plans (other than (i) for purposes of benefit accruals under any ERISA Title IV pension plan, (ii) for vesting purposes under any equity or incentive compensation plan, or (iii) to the extent it would result in a duplication of benefits) for such Transferred Employee’s service with Seller or any of Seller’s Affiliates. If permitted under the Purchaser Benefit Plan, such service credit will be recognized to the same extent such service was recognized for a similar purpose under a corresponding Seller Benefit Plan in which such Transferred Employee participated immediately prior to such Hire Date. Nothing in this Agreement will require Purchaser to maintain any specific benefit plans or amend any Purchaser Benefit Plan that does not recognize service with a predecessor employer.

(d) Effective from and after the respective Hire Date, for purposes of each Purchaser Benefit Plan providing medical, dental, prescription drug, and/or vision benefits in which the Transferred Employees are eligible to participate following the respective Hire Date, if applicable and to the extent permitted by applicable Law, Purchaser shall, or shall cause its Affiliates to, take commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of any Transferred Employee and his or her eligible dependents due to pre-existing conditions or waiting periods, active employment requirements and requirements to show evidence of good health under such Purchaser Benefit Plan to any Transferred Employee to the extent required by Law or permitted by the Purchaser Benefit Plans; and (ii) obtain credit under the Purchaser Benefit Plans for each Transferred Employee for any co-payments and deductibles paid by such Transferred Employee and his or her covered dependents prior to such Hire Date and in the same plan year in which such Hire Date occurs towards satisfying the applicable annual deductibles and annual out-of-pocket limits, in each case, to the extent consistent with the then existing terms of such Purchaser Benefit Plan.

(e) Purchaser shall, or shall cause one of its Affiliates to, offer to the Transferred Employees who immediately prior to their respective Hire Dates were eligible to participate in the Seller 401(k) Plan, eligibility to participate in a defined contribution plan that is tax-qualified under Section 401(a) of the Code and that contains a Section 401(k) feature (the “Purchaser 401(k) Plan”) pursuant to the terms of the Purchaser 401(k) Plan. Purchaser or one of its Affiliates shall cause the Purchaser 401(k) Plan to accept the direct rollover of each Transferred Employee’s account distributed from the Seller 401(k) Plan (including any notes representing participant loans), but only to the extent acceptance of direct rollovers and receipt of notes representing participant loans are permitted under the terms of the Purchaser 401(k) Plan.

(f) As of each Transferred Employee’s Hire Date, Purchaser shall assume and honor each Transferred Employee’s accrued but unused vacation days and paid time off days, subject to the terms and limits under Purchaser’s vacation and paid time off policies for similarly situated employees.

(g) For the period commencing on the Closing Date and ending on the date that is two (2) years after (i) the Closing Date in the event Closing occurs and (ii) the Termination Date in the event this Agreement is terminated in accordance with Article 11 (the “Non-Solicit Period”) Purchaser shall not, and shall cause each of its Affiliates that is a Restricted Person not to, in any way directly or indirectly solicit, induce, hire, retain, or attempt to hire or retain any employee of Seller or its Affiliates (other than as expressly permitted under this Section 7.17 with respect to the Business Employees); provided, however, that (i) the foregoing shall not apply to generalized searches for employees by use of advertisements in the media that are not targeted at employees of Seller or any of its Affiliates and (ii) Purchaser shall not be restrained from hiring employees whose employment by Seller or any of its Affiliates has terminated prior to commencement of employment discussions.

The provisions of this Section 7.17 are solely for the benefit of the Parties and nothing in this Section 7.17, express or implied, shall confer upon any Business Employee, or legal representative or beneficiary thereof, or upon any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 7.17, express or implied, shall be (i) deemed an amendment of a Seller Benefit Plan providing benefits to any Business Employee, (ii) deemed an amendment of a Purchaser Benefit Plan providing benefits to any Transferred Employee, or (iii) construed to prevent Purchaser or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Purchaser or its Affiliates may establish or maintain.

Section 7.18 Expenses; Filings, Certain Governmental Approvals and Removal of Names.

(a) Except as otherwise expressly provided in this Agreement, all expenses incurred by Seller in connection with or related to the authorization, preparation, or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants, and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

(b) Promptly after the Closing, Purchaser shall (i) record all assignments of Assets executed at the Closing in the records of the applicable Governmental Authorities, (ii) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Purchaser, (iii) actively pursue the unconditional approval of all Customary Consents and approval of all applicable Governmental Authorities of the assignment of the Assets to Purchaser, and (iv) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Purchaser and the assumption of the Assumed Obligations, that, in each case, shall not have been obtained prior to the Closing. Purchaser obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline, or area-wide bond.

(c) Upon the occurrence of Closing, as promptly as practicable, but in any case within sixty (60) days after the Closing Date, Purchaser shall eliminate the names “Brigham Resources Operating, LLC”, “Brigham Resources Midstream, LLC”, “Brigham”, and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates.

Section 7.19 Records.

(a) No later than sixty (60) days after Closing, Seller shall make available to Purchaser the Records that are in the possession of Seller for pickup or copying, as applicable, during normal business hours, subject to this Section 7.19.

(b) Seller may retain, at Seller’s sole cost and expense, copies of any and all Records. Seller may retain the originals of those Records relating to Asset Tax and accounting matters and provide Purchaser, at its request, with copies of such Records (i) that pertain to Asset Tax matters solely related to the Assets or (ii) if such Records are necessary for Purchaser to adequately prepare Tax Returns or to contest a legal or administrative proceeding pursuant to Article 10.

(c) Purchaser shall preserve and keep a copy of all Records in Purchaser’s possession for a period of at least seven (7) years after the Closing Date. After such seven (7) year period, before Purchaser shall dispose of any such Records, Purchaser shall give Seller at least ninety (90) days’ Notice to such effect, and Seller shall be given an opportunity, at Seller’s cost and expense, to remove and retain all or any part of such Records as Seller may select. From and after Closing, Purchaser shall provide to Seller, at no cost or expense to Seller, full access to such books and records as remain in Purchaser’s possession and full access to the Assets and other properties and employees of Purchaser in connection with matters relating to the ownership or operations of the Assets on or before the Closing Date, any Retained Liabilities or any claims or disputes relating to this Agreement or with any Third Parties.

Section 7.20 Non-Compete.

(a) As a material inducement to Purchaser to enter into this Agreement, from and after Closing Seller shall not, and Seller shall undertake reasonable efforts to cause the other Restricted Persons not to, directly or indirectly, acquire in any capacity during the period between the Closing Date and ending on the date that is six (6) months after the Execution Date (the “Non-Compete Period”), acquire any Hydrocarbon Leasehold Opportunity, whether alone or as a partner, joint venturer, or equity interest holder of any Person acquiring a Hydrocarbon Leasehold Opportunity; provided, that Seller shall be entitled to acquire a Hydrocarbon Leasehold Opportunity in a transaction or series of related transactions covering assets that are both (i) within both the Non-Compete Area and (ii) outside of the Non-Compete Area, but only if less than fifty percent (50%) of the Net Leasehold Mineral Acres included in such transaction or series of transactions or less than fifty percent (50%) of the allocated value of such assets included in such transaction or series of transactions are located within the Non-Compete Area. If Seller consummates such acquisition, then Seller shall assign (or cause to be assigned) such Hydrocarbon Leasehold Opportunity (insofar and only insofar as the same covers the Non-Compete Area) to Purchaser, and Purchaser shall pay to Seller the same consideration paid by Seller, and assume and perform all obligations and liabilities assumed by Seller, for such Hydrocarbon Leasehold Opportunity (insofar and only insofar as such consideration, obligations, and liabilities are attributable or are allocable to the lands within the Non-Compete Area).

(b) Promptly after the Closing, Seller shall deliver to Purchaser ownership reports covering the Lands in Seller’s or its Affiliate’s possession or control.

(c) The Parties agree that the limitations contained in this Section 7.20 with respect to time, geographical area and scope of activity are reasonable in all respects and necessary to preserve the value of the goodwill and Assets being conveyed by Seller pursuant to this Agreement. However, if any court shall determine that the time, geographical area or scope of activity of any restriction contained in this Section 7.20 is unenforceable, it is the intention of the Parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

(d) The Parties acknowledge that, because of the nature and subject matter of this Section 7.20, it would be impractical and extremely difficult to determine Purchaser’s actual damages in the event of a breach of Seller’s obligations under this Section 7.20. Without prejudice to the rights and remedies otherwise available to Purchaser hereunder, the Parties agree that money damages may not be an adequate remedy for breach of this Section 7.20 by Seller and that if Seller or another Restricted Person commits a breach, or threatens to commit a breach, of this Section 7.20, Purchaser shall have the right to have the provisions of this Section 7.20 specifically enforced by any court having jurisdiction; it being acknowledged and agreed by Seller that any such breach or threatened breach may cause irreparable injury to Purchaser and that an injunction may be issued against the applicable Seller and any Affiliate of Seller to stop or prevent any such breach or threatened breach. The remedies set forth in the preceding sentence shall be in addition to all other remedies available to Purchaser at Law or in equity.

(e) For the avoidance of doubt, nothing in this Section 7.20 shall prohibit or restrict Seller’s ability to undertake curative actions with respect to Defects as permitted under Section 3.2(c).

Section 7.21 Listing of Stock Purchase Price. At the Closing, Purchaser Parent shall issue the Stock Purchase Price in accordance with all applicable securities Laws and the rules and policies of The Nasdaq Global Select Market. Without limiting the generality of the foregoing, Purchaser Parent shall complete all such filings with The Nasdaq Global Select Market and otherwise take all such actions as may be reasonably necessary for the Stock Purchase Price to be accepted by The Nasdaq Global Select Market for issuance and approved for listing thereon from and after the time of Closing, subject to official notice of issuance. If Purchaser Parent applies to have its Common Stock or other securities traded on any principal stock exchange or market other than The Nasdaq Global Select Market, it shall include in such application the Stock Purchase Price and will take such other action as is necessary to cause such Stock Purchase Price to be so listed.

Section 7.22 Required Information.

(a) Seller acknowledges that prior to Closing Purchaser Parent may be required pursuant to Regulation S-X under the Securities Act to disclose certain information with respect to Seller. Accordingly, without giving any representations or warranties as to the accuracy or completeness of any such information, promptly upon written request of Purchaser, Seller has provided Purchaser Parent with access to (i) the audited balance sheets of Seller as of December 31, 2015 and Seller’s audited income statements, statements of comprehensive income, statements of cash flows and members’ equity for the fiscal years ended December 31, 2015, and 2014 (audited by Cawley, Gillespie & Associates) and (ii) the unaudited interim financial statements of Seller at September 30, 2016 and the nine months then ended (the “Required Pre-Closing Information”). Seller shall cause the personnel of Seller, and Seller’s Affiliates, and shall request its independent auditors, to reasonably cooperate with Purchaser Parent, to the extent reasonably requested by Purchaser Parent, in the interpretation, preparation and disclosure of such Required Pre-Closing Information. Promptly after the Execution Date, Seller shall request Seller’s independent auditors (i) to provide customary “comfort letters” to any underwriter or purchaser, (ii) consent to be named an expert, in any offering memorandum, private placement memorandum or prospectus by Purchaser Parent in which Required Pre-Closing Information is required or customary.

(b) Within thirty (30) days after the Closing Date or, if not available to Seller at such time, promptly after Seller’s receipt thereof, Seller shall provide Purchaser Parent with audited statements of revenues and direct expenses attributable to the Assets for the years ended December 31, 2014, 2015, and 2016. Within thirty (30) days after the later of the Closing Date and March 31, 2017, Seller shall provide Purchaser Parent with unaudited statements of revenues and direct expenses attributable to the Assets for the three months ended March 31, 2017 and 2016. In addition, from and after the Closing Date until the date nine (9) months after the Closing Date and subject to Purchaser, its Affiliates and its and their Representatives entering into such confidentiality agreements as may be reasonably requested by Purchaser, Seller agrees that to the extent reasonably requested by Purchaser Parent, Seller shall provide to Purchaser Parent as promptly as reasonably practicable such other operating and financial records and information relating to Seller and the Assets as may be necessary, in the reasonable determination of Purchaser Parent, to comply with the requirements for an offer and sale of securities under the Securities Act and/or the rules set forth in Regulation S-X thereunder (together with the Required Pre-Closing Information, the “Required Information”). Seller shall cause the personnel of Seller, and Seller’s Affiliates, and shall request its independent auditors, reserve engineers and other applicable consultants or service providers, to cooperate with Purchaser Parent in the interpretation, preparation and disclosure of such Required Information. Seller shall request Seller’s independent auditors (i) to provide customary “comfort letters” to any underwriter or purchaser in a securities offering by Purchaser Parent, (ii) consent to be named an expert in any offering memorandum, private placement memorandum or prospectus used by Purchaser, and (iii) provide access to the work papers of Seller’s independent auditors related to the Required Information, but subject to such firm’s policy and procedures relating to such work papers.

(c) Purchaser Parent shall reimburse Seller, within ten (10) Business Days after receipt of demand in writing therefor, together with such reasonable supporting documents as may be requested by Purchaser Parent, for all third party costs and expenses reasonably incurred by Seller in connection with Seller’s compliance with this Section 7.22, excluding, for the avoidance of doubt, reimbursement of overhead, salaries, or benefits attributable to Seller’s and its Affiliates’ employees for the provision of such assistance and cooperation. Notwithstanding the foregoing, nothing herein shall expand Seller’s representations, warranties, covenants, or agreements set forth in this Agreement or give Purchaser, its Affiliates, or any Third Party any rights to which it is not entitled hereunder.

(d) Purchaser agrees to indemnify, defend and hold harmless each member of the Seller Group from and against any and all Damages (including court costs and reasonable attorneys’ fees) in connection with Seller’s performance of any obligations or assistance provided under this Section 7.22, including Damages attributable to, arising out of or relating to any books, record, documents, representation letters or other information provided by or on behalf of any member of the Seller Group in connection with this Section 7.22, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS, AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP; provided, however, that the foregoing shall not apply to the willful misconduct or gross negligence of any member of the Seller Group. Notwithstanding anything herein to the contrary, in no event shall Seller be obligated hereunder to disclose, provide or grant access to any books, records, information or documents to the extent such disclosure, provision or access would, in the reasonable discretion of Seller, (a) violate applicable Laws, (b) be likely to result in the waiver any legal privilege of Seller, any of its Affiliates or its counselors, attorneys, accountants or consultants, or (c) violate any obligations to any Third Party.

Section 7.23 Additional Acquisitions.

(a) If any time prior to 5:00 p.m. Central Standard Time on the date five (5) Business Days prior to the Closing Date (the “Option Deadline”), Seller acquires title to any of the following within the Non-Compete Area (i) any interests in any Hydrocarbon leases (each an “Additional Lease”), or (ii) any fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties, and any other similar interests in Hydrocarbons and minerals in place (excluding any Fee Mineral Interests) (the “Additional Fee Mineral Interests,” and collectively with the Additional Leases, the “Additional Interests”), then Seller shall have the right, but not the obligation, to elect no later than the Option Deadline to sell, and cause Purchaser to purchase, such Additional Interest on the terms set forth herein (each such option, an “Additional Interest Option”).

(b) Subject to Section 7.23(c) below, Seller may exercise each Additional Interest Option as to each Additional Interest by delivering to Purchaser no later than the Option Deadline a written notice of exercise of such Additional Interest Option, which notice shall (i) identify the Additional Interest(s) that Seller has elected to require Purchaser to purchase, (ii) set forth Seller’s good faith estimate of the number of Net Fee Mineral Acres or Net Leasehold Mineral Acres, as applicable, covered by each such Additional Interest and Seller’s good faith estimate of the Net Revenue Interest of such Additional Interest, (iii) set forth Seller’s good faith estimate of the Additional Interest Purchase Price attributable to each such Additional Interest, and (iv) include copies of title abstracts, title information, and any other supporting documents in Seller’s possession that are reasonably necessary for the Purchaser to verify or confirm Seller’s title to each such Additional Interest.

(c) Without Purchaser’s prior written consent, Seller may not exercise an Additional Interest Option as to (i) any Additional Lease unless Seller can deliver at least a fifty percent (50%) Working Interest therein to Purchaser pursuant to such Additional Interest Option, (ii) any Additional Lease having a Net Revenue Interest less than the product of (x) seventy-five percent (75.0%) multiplied by (y) Seller’s Working Interest in such Additional Lease, (iii) any Additional Lease providing for less than a three (3) year primary term, or (iv) except with respect to the pre-approved Additional Leases (“Pre-Approved Additional Leases”) and Additional Fee Mineral Interests (“Pre-Approved Additional Fee Mineral Interests”) identified in Parts I and II, respectively, of Schedule 7.23, any Additional Interest having an Additional Interest Purchase Price greater than Two Hundred Fifty Thousand Dollars ($250,000.00).

(d) In the event that Seller exercises the Additional Interest Option, then, subject to, (i) such Additional Interests shall be included in and constitute Leases, or Fee Mineral Interests, as applicable, as of the Closing Date and (ii) the Purchase Price at Closing shall be increased by the Additional Interest Purchase Price attributable to all such Additional Interests.

(e) If Seller does not exercise the Additional Interest Option as to any Additional Interests by the Option Deadline, then the Additional Interest Option shall terminate and expire as to any Additional Interests for which Seller has not exercised the Additional Interest Option by the Option Deadline, and Purchaser shall have no further rights or obligations hereunder with respect to such Additional Interests.

(f) Seller and Purchaser shall use good faith efforts to agree on the interpretation and effect of this Section 7.23 and the validity and determination of all Additional Interests and Additional Interest Purchase Prices with respect thereto. If Seller and Purchaser are unable to agree on the interpretation and effect of this Section 7.23, the existence or amount of any Additional Interests and Additional Interest Purchase Prices, or any other matter related to title to the Additional Interests for which Seller has exercised the Additional Interest Option then all such disputed matters, interpretations and effect of this this Section 7.23 shall be exclusively and finally resolved by the Title Referee in accordance with the terms of Section 3.2(i), mutatis mutandis.

Section 7.24 Tag-Along Rights.

(a) Purchaser acknowledges and agrees that Seller or the Assets may be bound by or subject to those certain Contracts described on Schedule 4.11, which Contracts provide for one or more Tag-Alongs that may be triggered, required, or vest as a result of the transactions contemplated hereunder.

(b) No later than ten (10) Business Days after the Execution Date, Seller shall prepare and send, or cause to be prepared and sent, notices to the Tag Holders of any Tag-Alongs set forth on Schedule 4.11, in compliance with the terms of such Tag-Alongs. Except as set forth in this Section 7.24 (i) in attempting to identify the names and addresses of the Tag Holders, Seller shall not in any event be obligated to go beyond such Seller’s own Records and (ii) Seller shall not be obligated to make any payments or undertake obligations to obtain any exercise of Tag-Alongs.

(c) From and after the Execution Date, Purchaser shall comply with the provisions of any Tag-Alongs set forth on Schedule 4.11 and execute and deliver all agreements and instruments required to be executed and delivered by Purchaser under the respective terms of such Tag-Alongs. If prior to Closing, Purchaser discovers any Tag-Alongs or similar rights that are not set forth on Schedule 4.11 and that are applicable to the Assets, Purchaser shall provide written notice to Seller of such Tag-Alongs, whereupon Schedule 4.11 shall be deemed to be supplemented to add such Tag-Along and Purchaser and Seller shall promptly thereafter comply with such Tag-Alongs in accordance with the terms of this Section 7.24.

Section 7.25 Parent Share Restriction. During the period beginning on the Closing Date and ending ninety (90) days after the Closing Date (excluding the Closing Date for purposes of calculating such date), Seller will not offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of Common Stock constituting the Stock Purchase Price or securities convertible into or exchangeable or exercisable for shares of Common Stock constituting the Stock Purchase Price, enter into a transaction which would have the same effect, or enter into any Hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of Common Stock constituting the Stock Purchase Price, whether any such transaction is to be settled by delivery of the shares of Common Stock constituting the Stock Purchase Price or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge, or disposition, or to enter into any such transaction, Hedge, or other arrangement. The restrictions set forth herein will not restrict or prohibit (a) transfers of Common Stock to any Affiliate of Seller, (b) transfers of Common Stock through a distribution to the equityholders of Seller or its Affiliates or any of their respective equityholders, members, limited partners, general partners, or Affiliates, or (c) transfers of Common Stock to any investment fund or other entity controlled or managed by any Affiliate of Seller or by Warburg Pincus LLC, Pine Brook Road Partners, LLC, Yorktown Energy Partners IX, L.P., or Yorktown Energy Partners IX, L.P., provided that, in the case of the preceding clauses (a)-(c), (i) the transferee agrees to be bound in writing by the restrictions set forth herein and (ii) any such transfer shall not involve a disposition for value.

Section 7.26 Continuous Development Obligations. Within five (5) Business Days after the Execution Date, Seller shall provide Purchaser with a schedule setting forth Seller’s then-current lease development and expiration calendar covering the Assets; provided, however, in no event does Seller make, and no Purchaser Party may rely upon, any representation or warranty as to the accuracy or completeness of any information set forth therein.

Section 7.27 Escrow Agreement. Each Party shall use its commercially reasonable efforts to enter into an Escrow Agreement with the Escrow Agent (or such other Third Party escrow agent as mutually agreed upon by the Parties) on or before December 20, 2016.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement (except for the obligations of Seller to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Seller to consummate the Closing, are subject to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 8.1, unless waived in writing by Seller:

(a) Representations. The representations and warranties of the Purchaser Parties set forth in Article 5 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b) Performance. The Purchaser Parties shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by the Purchaser Parties under this Agreement prior to or on the Closing Date;

(c) No Action. On the Closing Date, no injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Seller or any Affiliate of Seller) shall be pending before any Governmental Authority seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Seller;

(d) Governmental Consents. All material Consents of or to any Governmental Authority required to be obtained or made by the Purchaser Parties for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except Customary Consents, shall have been granted (or delivered in the case of notices), and the applicable HSR Act waiting period shall have expired or early termination of the HSR Act waiting period shall have been granted;

(e) Certain Adjustments. The aggregate amount of the sum of (i) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(a) with respect to Defects, plus (ii) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(b) with respect to Required Consents, minus (iii) the aggregate upward adjustments to the Unadjusted Purchase Price under Section 2.4(d) with respect to Title Benefits plus (iv) the aggregate upward adjustments to the Unadjusted Purchase Price under Section 2.4(f) with respect to Additional Interests, do not exceed an amount equal to ten percent (10%) of the Unadjusted Purchase Price;

(f) Listing of Stock Purchase Price. The Common Stock comprising the Stock Purchase Price shall be approved for listing on The Nasdaq Global Select Market, subject only to official notice of issuance; and

(g) Closing Deliverables. The Purchaser shall (i) have delivered to Seller the officer’s certificate described in Section 9.3(i) and (ii) be ready, willing, and able to deliver to Seller at the Closing the other documents and items required to be delivered by Purchaser under Section 9.3.

Section 8.2 Conditions of Purchaser Parties to Closing. The obligations of the Purchaser Parties to consummate the transactions contemplated by this Agreement (except for the obligations of Purchaser Parties to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of the Purchaser Parties to consummate the Closing, are subject, at the option of the Purchaser Parties, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 8.2, unless waived in writing by the Purchaser Parties:

(a) Representations.

(i) Each of the Seller Fundamental Representations and the corresponding representations and warranties given in the certificate delivered by Seller at Closing pursuant to Section 9.2(i) shall, in each case, be true and correct in all material respects (except for de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date); and

(ii) Each other representation and warranty of Seller set forth in Article 4 shall be true and correct in all respects (without regard to any Material Adverse Effect or other materiality qualifier set forth therein) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except to the extent the failure of any such representation or warranty to be true and correct would not be reasonably likely to result in a Material Adverse Effect;

(b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Seller under this Agreement prior to or on the Closing Date;

(c) No Action. On the Closing Date, no injunction, order, or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by any Purchaser Party or any Affiliate thereof) shall be pending before any Governmental Authority seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchaser;

(d) Governmental Consents. All material Consents to any Governmental Authority required to be obtained or made by Seller for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except Customary Consents, shall have been granted (or delivered in the case of notices), and the applicable HSR Act waiting period shall have expired or early termination of the HSR Act waiting period shall have been granted;

(e) Fee Mineral Interest Assignments. Seller shall have obtained, filed of record in the applicable county records and with any other applicable Governmental Authority, and provided Purchaser with copies of assignments of the Fee Mineral Interests from Brigham Minerals LLC to Seller, in form and substance reasonably satisfactory to Purchaser.

(f) Certain Adjustments. The aggregate amount of the sum of (i) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(a) with respect to Defects, plus (ii) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(b) with respect to Required Consents, plus (iii) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(c) with respect to any preferential rights to purchase (other than the preferential rights to purchase listed on Schedule 4.11 as of the Execution Date), minus (iv) the aggregate upward adjustments to the Unadjusted Purchase Price under Section 2.4(d) with respect to Title Benefits, plus (v) the aggregate upward adjustments to the Unadjusted Purchase Price under Section 2.4(f) with respect to Additional Interests, do not exceed an amount equal to ten percent (10%) of the Unadjusted Purchase Price; and

(g) Closing Deliverables. Seller shall (i) have delivered to the Purchaser Parties the officer’s certificate described in Section 9.2(i) and (ii) be ready, willing, and able to deliver to Purchaser at the Closing the other documents and items required to be delivered by Seller under Section 9.2.

ARTICLE 9

CLOSING

Section 9.1 Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by each Purchaser Party and Seller, take place at the offices of Vinson & Elkins LLP located at 1001 Fannin, Suite 2500, Houston, Texas 77002-6760 at 10:00 a.m., Central Standard Time, on February 27, 2017 (the “Target Closing Date”), or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 11. The date on which the Closing occurs is referred to herein as the “Closing Date”. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed, and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 9.2 Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Purchaser Parties of their obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to the Purchaser Parties, among other things, the following:

(a) The Preliminary Settlement Statement, duly executed by Seller;

(b) An executed counterpart of a joint written instruction to the Escrow Agent executed by Seller instructing the Escrow Agent to disburse to Seller the Deposit;

(c) Conveyances of the Assets in the form attached hereto as Exhibit B-1 and Exhibit B-2 (the “Conveyances”), duly executed by Seller, in sufficient duplicate originals to allow, with respect to the Conveyances in the form described on Exhibit B-1, recording in all appropriate jurisdictions and offices;

(d) Assignments in the forms required by federal, state, or tribal agencies for the assignment of any federal, state, or tribal Oil and Gas Properties, duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate offices;

(e) Duly executed and/or acknowledged releases of all Liens securing indebtedness under Seller’s or its Affiliate’s credit facilities and burdening the Assets, in forms reasonably acceptable to Purchaser as to effect the release all such Liens on the Assets securing due and payable obligations under such indebtedness and in sufficient counterparts to facilitate recording in each county in which the Oil and Gas Properties are located, together with authorizations to file UCC-3 termination statements in all applicable jurisdictions;

(f) Forms prescribed by the applicable Governmental Authorities to transfer status of operatorship of those Oil and Gas Properties which Seller or its Affiliate operates from Seller or its Affiliate to Purchaser or Purchaser’s designee;

(g) Executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2) in the form attached hereto as Exhibit C, duly executed by the applicable officer of Seller;

(h) Letters-in-lieu of transfer orders with respect to the Oil and Gas Properties duly executed by Seller in the form attached hereto as Exhibit D;

(i) A certificate duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(j) A Defect Indemnity Agreement with respect to the Defects duly executed by Seller, if any, that the Parties have agreed under Section 3.2(g)(iii) to execute with respect to such Defects in lieu of the other remedies with respect to any Defects described in Section 3.2(g)(i) or Section 3.2(g)(ii);

(k) An executed counterpart of the Registration Rights Agreement duly executed by Seller (and Seller’s designee recipients of the Stock Purchase Price); and

(l) All other documents and instruments reasonably requested by Purchaser Parties from Seller that are necessary to transfer the Assets to Purchaser.

Section 9.3 Obligations of Purchaser Parties at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 9.2, the Purchaser Parties shall deliver or cause to be delivered to Seller (or such other Persons as described below), among other things, the following:

(a) The Preliminary Settlement Statement, duly executed by Purchaser Parties;

(b) A wire transfer of the Cash Closing Payment in same-day funds to the Persons and accounts designated in the Preliminary Settlement Statement described in Section 2.5(a);

(c) a book entry representing the Stock Closing Consideration to be made in favor of the Persons designated in the Preliminary Settlement Statement described in Section 2.5(a);

(d) the Holdback Shares to the Escrow Agent pursuant to Section 2.3(b);

(e) An executed counterpart of a joint written instruction to the Escrow Agent duly executed by Purchaser instructing the Escrow Agent to disburse to Seller the Deposit;

(f) Conveyances, duly executed by Purchaser, in sufficient duplicate originals to allow, with respect to the Conveyances in the form described on Exhibit B-1, recording in all appropriate jurisdictions and offices;

(g) Assignments, duly executed by Purchaser, in the forms required by federal, state, or tribal agencies for the assignment of any federal, state, or tribal Oil and Gas Properties, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate offices;

(h) Letters-in-lieu of transfer orders with respect to the Oil and Gas Properties duly executed by Purchaser in the form attached hereto as Exhibit D;

(i) A certificate, duly executed by an authorized officer of each of the Purchaser Parties, dated as of the Closing, certifying on behalf of the Purchaser Parties that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(j) Evidence of release or replacement of all Credit Support required pursuant to Section 7.16, and evidence of the filing by or on behalf of Purchaser of any reports or filing, and the issuance to Purchaser of an operator number by the applicable Governmental Authorities and evidence of such other authorizations and qualifications as may be necessary for Purchaser to own the Assets;

(k) A Defect Indemnity Agreement with respect to the Defects duly executed by Purchaser, if any, that the Parties have agreed under Section 3.2(g)(iii) to execute with respect to such Defects in lieu of the other remedies with respect to any Defects described in Section 3.2(g)(i) or Section 3.2(g)(ii);

(l) An executed counterpart of the Registration Rights Agreement duly executed by Purchaser Parent; and

(m) All other documents and instruments reasonably requested by Seller from Purchaser Parties that are necessary to transfer the Assets to Purchaser.

ARTICLE 10

TAX MATTERS

Section 10.1 Asset Taxes.

(a) Seller shall be allocated and bear all Asset Taxes attributable to the Assets with respect to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time, and Purchaser shall be allocated and bear all Asset Taxes attributable to the Assets with respect to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(b) For purposes of determining the allocations described in Section 10.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or (iii) below), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property, or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c) To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.4 or Section 2.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final settlement of the Final Purchase Price as finally determined pursuant to Section 2.5, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 10.1.

(d) Notwithstanding anything in this Agreement to the contrary, if Purchaser becomes entitled, pursuant to Section 2.6(a)(i), to any amounts earned from the sale of Hydrocarbons, which amounts are received after the Cut-Off Date, Purchaser shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced prior to the Effective Time.

Section 10.2 Transfer Taxes and Recording Fees. Purchaser shall bear and pay (a) all sales, use, transfer, stamp, documentary, registration, excise, or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”), and (b) all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey title to the Assets to Purchaser. Seller and Purchaser Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 10.3 Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

Section 10.4 Tax Returns. Subject to Purchaser’s indemnification rights under Section 12.3, after the Closing Date, Purchaser shall (a) be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (b) submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and (c) timely file any such Tax Return, incorporating any comments received from Seller prior to the due date therefor.

ARTICLE 11

TERMINATION

Section 11.1 Termination. This Agreement may be terminated (the date of any permitted termination of this Agreement under this Section 11.1, the “Termination Date”) at any time prior to Closing:

(a) by the mutual prior written consent of Seller and Purchaser Parties;

(b) after either Party has given written notice to the other Party of its intent to set a termination date, which date shall be thirty (30) days after the later of (i) the date of such notice and (ii) the Target Closing Date (such termination date being the “Outside Date”), this Agreement may be terminated by Seller or Purchaser Parties upon written notice to the other Parties at any time following 5:00 p.m. central time on the Outside Date if Closing has not occurred by such time; provided, however, that no Party shall be entitled to terminate this Agreement under this Section 11.1(b) if the Closing has failed to occur as a result of such Party’s breach of any representations or warranties set forth herein or such Party’s failure to perform or observe such Party’s covenants and agreements hereunder (including the failure to perform the obligations of such Party with respect to Closing the transactions contemplated hereunder if and when required) in each case in a manner that causes the conditions of the other Party in Article 8 not to be satisfied; or

(c) by Seller, upon written notice to the Purchaser Parties, at any time after 5:00 pm central time on December 23, 2016 if the account designated by the Escrow Agreement for funding the Deposit was open and available for funding and Purchaser has not funded the entirety of the Deposit with the Escrow Agent as provided in Section 2.3(a).

Section 11.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 11.1, (i) this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Section 2.3, Article 6, Section 7.1(b), Section 7.1(c), Section 7.13, Section 7.15, Section 7.17(h), Section 7.18(a), this Article 11, and Section 13.1 through Section 13.16, all of which shall survive and continue in full force and effect indefinitely) and (ii) there shall be no liability under this Agreement on the part of Purchaser, Purchaser Parent or Seller or any of their respective Affiliates, officers, shareholders, members, officers, directors, employees or agents except as expressly set forth in this Section 11.2 and the Confidentiality Agreement, which Confidentiality Agreement shall survive any termination of this Agreement.

(b) In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 8.1 have been satisfied or waived in writing by Seller (except for those conditions that by their nature are to be satisfied at Closing, all of which Purchaser Parties stand ready, willing and able to satisfy, and other than the failure of any such conditions to Closing of Seller resulting from the breach or failure of any of Seller’s representations, warranties or covenants hereunder) and (ii) Purchaser is entitled to terminate this Agreement under Section 11.1(b) because the conditions precedent to the obligations of Purchaser Parties set forth in Section 8.2 are not satisfied as of the Outside Date solely as a result of the breach or failure of Seller’s representations, warranties, or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing, then Purchaser shall be entitled to elect, in its sole discretion, to either (A) seek specific performance of this Agreement, or (B) terminate this Agreement, in which event Purchaser shall be entitled to (x) receive the entirety of the Deposit for the sole account and use of Purchaser Parties and (y) seek Damages available to Purchaser at Law or in equity, up to an aggregate cap amount equal to five million dollars ($5,000,000), in each case without waiving or releasing Seller’s obligations under the provisions that remain in effect following a termination pursuant to Section 11.2(a).

(c) In the event that (i) all conditions precedent to the obligations of Purchaser Parties set forth in Section 8.2 have been satisfied or waived in writing by Purchaser Parties (except for those conditions that by their nature are to be satisfied at Closing, all of which Seller stands ready, willing and able to satisfy) and (ii) Seller is entitled to terminate this Agreement under Section 11.1(b) because the conditions precedent to the obligations of Seller set forth in Section 8.1 are not satisfied as of the Outside Date solely as a result of the breach or failure of Purchaser Parties’ representations, warranties, or covenants hereunder, including, if and when required, Purchaser Parties’ obligations to consummate the transactions contemplated hereunder at Closing, then Seller shall be entitled, as its sole and exclusive remedy, to elect, in its sole discretion, to either (A) seek specific performance of this Agreement, or (B) terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Seller as liquidated damages hereunder, in each case without waiving or releasing the Purchaser Parties’ obligations under the provisions that remain in effect following a termination pursuant to Section 11.2(a). Seller and Purchaser acknowledge and agree that (x) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (z) such liquidated damages do not constitute a penalty.

(d) In the event that this Agreement is terminated under Section 11.1(c), then, within three (3) Business Days after the Termination Date, Purchaser shall pay to Seller an amount equal to the Deposit. Seller and Purchaser acknowledge and agree that (x) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (z) such liquidated damages do not constitute a penalty.

(e) In the event that this Agreement is terminated under Section 11.1 for any reason other than as provided in Section 11.2(c), Purchaser Parties shall be entitled to receive the entirety of the Deposit for the account of Purchaser Parties, and the Parties will have no further obligation or liability to one another hereunder other than as set forth in this Section 11.2.

(f) In the event that this Agreement is terminated under Section 11.1, the Parties shall promptly, but in no event later than three (3) Business Days after the Termination Date, execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to the Party entitled to receive the Deposit as provided in this Section 11.2.

(g) Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth herein, each Party covenants and agrees that solely with respect to each Parties’ rights under Section 11.2(b)(A) and Section 11.2(c)(A) (i) each Party would be irreparably harmed by any breaches by the other Party of its obligations to consummate the transactions hereunder as and when required by such Party hereunder, (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to each Parties’ rights under Section 11.2(b)(A) and Section 11.2(c)(A), (iii) the other Party shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to each Parties’ rights under Section 11.2(b)(A) and Section 11.2(c)(A), and (iv) neither Party, nor its representatives shall oppose the granting of specific performance as a remedy with respect to each Parties’ rights under Section 11.2(b)(A) and Section 11.2(c)(A).

ARTICLE 12

INDEMNIFICATION; LIMITATIONS

Section 12.1 Assumption. Without limiting Purchaser Parties’ rights to indemnity under this Article 12, from and after the Closing Date, Purchaser Parties assume and hereby agree to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, or discharged) all of the obligations, liabilities, and Damages, known or unknown, with respect to the ownership, use, and operation of the Assets, regardless of whether such obligations, liabilities, or Damages arise out of, are attributable to, or incurred prior to, on or after the Effective Time or the Closing Date, including obligations, liabilities, and Damages arising out of or attributable to: (a) any and all Contracts; (b) any Imbalances; (c) with respect to the payment, nonpayment, or mis-payment of Royalties and Suspense Funds; (d) the Environmental Liabilities related to the Assets, including liabilities and obligations to properly Plug and Abandon or replug any and all wells, wellbores, pipelines, facilities, or conditions located on or constituting the Assets (including all temporarily or previously Plugged and Abandoned wells, wellbores, or pipelines), dismantle or decommission and remove any structures, fixtures, or personal property, clean-up, restore, or Remediate the Assets, ground water, surface water, or soil in accordance with applicable Contracts and Laws, including any obligations to assess, Remediate, remove and dispose of NORM, asbestos, mercury, drilling fluids and chemicals, produced waters and Hydrocarbons, or other Environmental Liabilities with respect to the Assets; (e) any and all Plugging and Abandonment obligations related to the Assets; (f) the Leases (including the Additional Leases) and the Contracts, or as required by Laws; (g) arising from, or relating to, title defects, deficiencies, or other title matters, whether arising or relating to periods of time before, on, or after the Effective Time; (h) the conveyance or transfer of any Asset without obtaining an applicable Consent (but only to the extent that Seller has complied with its obligation to use commercially reasonable efforts to obtain such Consent); or complying with the terms of any applicable preferential purchase right in connection with such conveyance or transfer, other than a Required Consent; (i) any Assets held by Seller for the benefit of Purchaser under Section 7.6(a); (j) all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing, or sand infiltration of any Well) and the depreciation of the Assets due to ordinary wear and tear, in each case, with respect to the Assets; and (k) continuing under any Contract or agreement pursuant to which Seller or its Affiliates purchased the Assets prior to the Closing (all of the foregoing obligations and liabilities set forth in this Section 12.1, the “Assumed Obligations”; provided, however, that notwithstanding anything to the contrary in this Agreement “Assumed Obligations” shall not include the Retained Liabilities set forth in subparts (b) or (c) of the definition thereof.

Section 12.2 Seller’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Purchaser Parties shall jointly and severally be responsible for, shall pay, and shall indemnify, defend, and hold harmless each member of the Seller Group from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:

(a) the failure or breach of any Purchaser Party covenants or agreements contained in this Agreement or in any other Transaction Document;

(b) any failure or breach of any representation or warranty made by any Purchaser Party contained in Article 5 of this Agreement or in any other Transaction Document; or

(c) any of the Assumed Obligations;

EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEES OR THIRD PARTIES, but excluding in the case of Section 12.2(c) any Damages against which any Purchaser Party is entitled to indemnity from Seller or reimbursement from the Holdback Shares under Section 12.3(c).

Section 12.3 Purchaser’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date (i) with respect to Section 12.3(b) as to any breaches of any Non-Fundamental Representations, each member of the Purchaser Group shall be entitled hereunder to indemnification and reimbursement from the balance of the Holdback Shares and (ii) with respect to (w) Section 12.3(a), (x) Section 12.3(b) with respect to any Seller Fundamental Representation, (y) the representations and warranties set forth in Section 4.7, and (z) Section 12.3(c), each member of the Purchaser Group shall be entitled hereunder to reimbursement from the balance of the Holdback Shares and, upon disbursement of all of the Holdback Shares, Seller shall be responsible for, shall pay, and shall indemnify, defend, and hold harmless each member of the Purchaser Group (and each member of the Purchaser Group shall be entitled hereunder to reimbursement from the balance of the Holdback Shares and indemnification from Seller) from and against, in each case of (i) and (ii), all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:

(a) the failure or breach of any of Seller’s covenants or agreements contained in this Agreement or in any other Transaction Document;

(b) any failure or breach of any representation or warranty made by any Seller contained in Article 4 of this Agreement or in any other Transaction Document; or

(c) any Retained Liabilities.

Section 12.4 Survival; Limitation on Actions.

(a) Subject to Section 12.4(b) and Section 12.4(c): (i) the Non-Fundamental Seller Representations (other than the than the representations and warranties of Seller in Section 4.7) shall survive Closing and terminate on the earlier to occur of (A) date twelve (12) months after the Closing Date or (B) the disbursement of the entirety of the Holdback Shares; (ii) the representations and warranties of Seller in Section 4.7 shall survive Closing and terminate thirty (30) days following the expiration of the applicable statute of limitations; (iii) the Seller Fundamental Representations shall survive the Closing and terminate on the date twelve (12) months after the Closing Date; (iv) the covenants and agreements of Seller to be performed on or prior to Closing shall each survive the Closing and terminate on the date twelve (12) months after the Closing Date; (v) the covenants and agreements of Seller to be performed after Closing (excluding the covenants under Section 12.3) shall survive the Closing and terminate on the later to occur of (A) the date twelve (12) months after the Closing Date and (B) the date such covenants are fully performed; (vi) the indemnification or reimbursement rights of the Purchaser Group in Section 12.3(a) and Section 12.3(b) shall survive the Closing and terminate on the termination date of each respective representation, warranty or covenant of Seller that is subject to indemnification thereunder; (vii) the covenants and agreements of Seller set forth in Section 12.3(c) shall survive the Closing and terminate on the date twelve (12) months after the Closing Date; (viii) all of the representations and warranties of Purchaser Parties shall survive Closing and terminate on the date that is twelve (12) months after the Closing Date; (ix) the covenants and agreements of the Purchaser Parties set forth in this Agreement (excluding the covenants under Section 12.2) shall survive the Closing and terminate on the date twelve (12) months after the Closing Date (unless any covenant sets forth an express date (if any) such covenant is required to be fully performed, in which case such covenant and corresponding obligations under Section 12.2(a) shall terminate upon expiration of such date); (x) the indemnification rights of Seller in Section 12.2(a) and Section 12.2(b) shall survive the Closing and terminate on the termination date of each respective representation, warranty, or covenant of the Purchaser Parties that is subject to indemnification thereunder; (xi) the covenants and agreements of the Purchaser Parties set forth in Section 12.2(c) shall survive the Closing indefinitely; and (xii) the representations, warranties, covenants, and agreements of each Party set forth in this Agreement and the Transaction Documents shall be of no further force and effect, and such Party shall not have any obligations hereunder, after the applicable date of their expiration; provided, however, there shall be no expiration or termination of any bona fide claim validly asserted pursuant to a valid Claim Notice pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to the expiration or termination date of the applicable survival period thereof. Notwithstanding the foregoing, any claim for Damages based on the actual and intentional fraud of Seller or a Purchaser Party, as applicable, in connection with the making of the representations and warranties contained in this Agreement shall survive indefinitely.

(b) As a condition to making any claims for reimbursement from the Holdback (if applicable) or for indemnification, defense, or to be held harmless under this Article 12, a Party must deliver a valid Claim Notice pursuant to this Agreement prior to the expiration or termination date of the applicable survival period (if any) of the underlying representation, warranty, or covenant on which such claim is based or the date otherwise required to be delivered hereunder.

(c) Subject to Section 13.11 and notwithstanding anything to the contrary contained elsewhere in this Agreement, no Purchaser Party shall be entitled to indemnity or reimbursement: (i) under this Article 12 (other than under Section 12.3(b) in respect of Seller Fundamental Representations, under Section 12.3(c) with respect to clause (h) of “Retained Liabilities” or the special warranty of Defensible Title provided by Seller in the Conveyances) for Damages relating to or arising out of any individual event, matter, or occurrence for which a Claim Notice is delivered by such Purchaser Party and for which Seller admits (or it is otherwise finally determined) that such Purchaser Party is entitled to indemnity from Seller or reimbursement from the balance of the Holdback Shares (as applicable) pursuant to Section 12.3 unless and until the amount of such Damages exceeds the Individual Indemnity Threshold (it being agreed that the Individual Indemnity Threshold represents a threshold and not a deductible): (ii) under Section 12.3(a) or Section 12.3(b) (other than under Section 12.3(b) in respect of Seller Fundamental Representations or the special warranty of Defensible Title provided by Seller in the Conveyances) for any and all Damages that exceed the Individual Indemnity Threshold and for which Claim Notices are delivered by such Purchaser Party and for which Seller admits (or it is otherwise finally determined) that such Purchaser Party is entitled to indemnity and reimbursement from the balance of the Holdback Shares or from Seller pursuant to Section 12.3 unless the aggregate amount of all such Damages exceeds three percent (3%) of Unadjusted Purchase Price (and then only to the extent such Damages exceed three percent (3%) of Unadjusted Purchase Price); (iii) under Section 12.3(b) with respect to any Non-Fundamental Seller Representations (other than the than the representations and warranties of Seller in Section 4.7) for aggregate Damages in excess of the existing balance of Holdback Shares (if any) held in escrow hereunder at the time of determination; and (iv) under this Agreement or any other Transaction Document for aggregate Damages in excess of twenty percent (20%) of the Unadjusted Purchase Price (inclusive of the Holdback Shares, if any, disbursed to the Purchaser Group); provided, however, that none of the limitations set forth in this Section 12.4(b) shall apply to any claim for Damages based on the actual and intentional fraud of Seller in connection with the making of the representations and warranties contained in this Agreement or in any Transaction Document.

(d) Notwithstanding anything to the contrary in this Agreement, for the purposes of determining if there has been a breach of any representations and warranties contained in Article 4 of this Agreement or the amount of any Damages in connection therewith, any materiality, material adverse effect, Material Adverse Effect, or similar qualifiers in such representations or warranties shall be disregarded; provided, however, that any such qualifiers contained in the Seller Fundamental Representations and Section 4.10(a) (as it relates to the definition of Material Contract) shall not be disregarded for purposes of determining if there has been a breach of such representations or warranties.

(e) Seller and Purchaser Parties each acknowledge and agree that except as expressly set forth in Article 11, (i) the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (ii) Purchaser Parties and Seller hereby waive any and all rights to rescind, revoke, or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall have the non-exclusive right to specific performance and other equitable remedies available at law or equity (including injunctive relief) for the breach or failure of the other Party to perform its obligations hereunder required to be performed after Closing.

Section 12.5 Exclusive Remedy and Certain Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Purchaser Parties’ and Purchaser Group’s sole and exclusive remedy against any member of the Seller Group with respect to the negotiation, performance, and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants, and agreements of any member of the Seller Group contained herein and in any Transaction Document, the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by Seller at Closing pursuant to Section 9.2(i) or contained in any other Transaction Document delivered hereunder by or on behalf of any member of the Seller Group are (i) the rights to indemnity from Seller or reimbursement from the balance of the Holdback Shares (as applicable) set forth in Section 12.3, as limited by the terms of this Article 12, (ii) the right to seek specific performance for the breach or failure of Seller to perform any covenants required to be performed after Closing, (iii) the rights and remedies expressly available post-Closing as set forth in Article 3, (iv) the remedies available post-Closing expressly set forth in Article 7, (v) any additional rights and remedies expressly set forth in any Transaction Document other than this Agreement including the special warranty of Defensible Title provided by Seller in the Conveyances, and (vi) any Defect Indemnity Agreements that may be delivered hereunder. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Seller and Seller Group’s sole and exclusive remedy against any member of the Purchaser Group with respect to the negotiation, performance, and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants, and agreements of any member of the Purchaser Group contained herein and in any Transaction Document, the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by Purchaser at Closing pursuant to Section 9.3(i) or contained in any other Transaction Document delivered hereunder by or on behalf of any member of the Purchaser Group are (A) the rights to indemnity from Purchaser Parties set forth in Section 12.2, as limited by the terms of this Article 12, (B) the right to seek specific performance for the breach or failure of Purchaser Parties to perform any covenants required to be performed after Closing or any other equitable relief available to Seller, (C) rights and remedies available post-Closing expressly set forth in Article 3, (D) remedies available post-Closing expressly set forth in Article 7, (E) any additional rights and remedies expressly set forth in any Transaction Document other than this Agreement, and (F) any rights of Seller or any designees of Common Stock included in the Stock Purchase Price with respect to any rights or remedies under applicable Laws or contract to the extent arising out of such Person’s ownership of such Common Stock. Except for the rights and remedies described above, and except in the case of any claim based on the actual and intentional fraud of a Party in connection with the making of the representations and warranties contained in this Agreement or in any Transaction Document (it being understood that nothing in this Agreement shall limit any claim based on the intentional fraud of a Party hereto), upon Closing, each Purchaser Party, on the one hand, and Seller, on the other hand, waives, releases, remises, and forever discharges, and shall cause each member of the Purchaser Group and Seller Group, as applicable, to waive, release, remise, and forever discharge, each member of the Seller Group and Purchaser Group, as applicable, from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges, or causes of action whatsoever, in Law or in equity, known or unknown, which any member of the Purchaser Group or Seller Group, as applicable, might now or subsequently may have, based on, relating to or arising out of the negotiation, performance, and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder, or any member of the Seller Group’s or Purchaser Group’s, as applicable, ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets or their respective assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY MEMBER OF THE PURCHASER GROUP, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES). Without limiting the generality of the immediately preceding sentence, each Party agrees that, from and after Closing the sole and exclusive remedies of the Purchaser Group with respect to any member of the Seller Group’s breach of representations, warranties, covenants, and agreements herein or in the other Transaction Documents and of the Seller Group with respect to any member of the Purchaser Group’s breach of representations, warranties, covenants, and agreements herein or in the other Transaction Documents shall be, (x) in the case of the Purchaser Group, the rights and remedies described in clauses (i) through (vii) above of this Section 12.5(a), and the members of the Purchaser Group shall otherwise have no further right to indemnity or reimbursement under this Agreement, and (y) in the case of the Seller Group, the rights and remedies described in clauses (A) through (F) above of this Section 12.5(a) and the members of the Seller Group shall otherwise have no further right to indemnity or reimbursement under this Agreement.

(b) Any claim for indemnity under this Article 12 by any current or former member of Purchaser Group or Seller Group must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Seller and each Purchaser Party shall have any rights against Seller or Purchaser Parties under the terms of this Article 12 except as may be exercised on its behalf by Purchaser Parties or Seller, as applicable, pursuant to this Article 12. Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Agreement on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

(c) The amount of any Damages for which a Purchaser Party or Seller, as applicable, or any member of the Purchaser Group or Seller Group, as applicable, is entitled to indemnity from Seller or Purchaser Parties, as applicable, or reimbursement from the balance of the Holdback Shares (as applicable) under this Article 12 shall be reduced by the amount of insurance or other Third Party proceeds or reimbursements actually realized by such Purchaser Party or Seller, as applicable, or applicable members of the Purchaser Group or Seller Group with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by a member of the Purchaser Group or Seller Group, as applicable); provided that no Purchaser Party or Seller shall be required to pursue or prosecute any claims against Third Parties for which such Purchaser Party or Seller any member of the Purchaser Group or Seller, as applicable, is entitled to indemnity from Seller or reimbursement from the balance of the Holdback Shares (as applicable) or Purchaser Parties, as applicable, under this Article 12. In the event that any member of the Purchaser Group or Seller Group, as applicable, receives funds or proceeds from any insurance carrier or any other Third Party with respect to any Damages, (i) Purchaser shall, regardless of when received by such member of the Purchaser Group, promptly pay and deposit into the Escrow Account (or if the entirety of the Holdback Shares have been disbursed to Seller, to Seller) such funds or proceeds to the extent of any Holdback Shares (valued at the Share Price) previously disbursed with respect to such Damages and (ii) Seller shall, regardless of when received by such member of the Seller Group, promptly pay to Purchaser such funds or proceeds to the extent of any amounts previously paid to the Seller Group with respect to such Damages.

(d) Except to the extent a Party elects to proceed with Closing despite the failure of the conditions set forth in Section 8.1(a) or 8.2(a), as applicable, as contemplated by Section 7.11, (i) the representations, warranties, and covenants of each of the Parties set forth in this Agreement shall not be affected by any information furnished to, or any investigation or audit conducted before or after the Closing Date by, any Person in connection with the transactions contemplated hereby (ii) in order to preserve the benefit of the bargain otherwise represented by this Agreement, each Party shall be entitled to rely upon the representations, warranties, covenants, and agreements of the other Party set forth herein notwithstanding any investigation or audit conducted or any knowledge acquired (or capable of being acquired) before or after the Closing Date or the decision of any Party to complete the Closing, and (iii) the right to indemnification or other remedy based on any of the representations, warranties, covenants, or agreements in this Agreement shall not be affected by any investigation or audit conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.

(e) Each Indemnified Person shall make reasonable efforts to mitigate or all Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder; provided, that such Indemnified Person shall not be obligated to expend any material costs or expenses in order to comply with its mitigation covenant hereunder, and any costs or expenses incurred in furtherance of such mitigation covenant shall be considered Damages hereunder.

(f) The Parties shall treat, for U.S. federal and applicable state and local Income Tax purposes, any amounts paid or received under this Article 12 as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.

(g) Except to the extent of claims and rights expressly included as part of the Assets and as otherwise provided in this Agreement, nothing in this Agreement is intended to limit or otherwise waive any recourse that (i) Seller may have against any Person that is not a member of the Purchaser Group for any Damages, obligations, or liabilities that may be incurred with respect to the ownership or operation of the Assets or the Retained Liabilities and (ii) a Purchaser Party may have against any Person that is not a member of the Seller Group for any Damages, obligations, or liabilities that may be incurred with respect to the ownership or operation of the Assets or the Assumed Obligations; provided, however, notwithstanding anything herein to the contrary, the Parties acknowledge and agree that no past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate, or financing source (including, without limitation, Warburg Pincus LLC, Pine Brook Road Partners, LLC, Yorktown Energy Partners IX, L.P., and their respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates (other than any of the Parties or any of their subsidiaries), or financing sources of any of the Parties to this Agreement (each, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort, or otherwise) for any Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, or causes of action whatsoever, in law or in equity, known or unknown, which are based on, related to, or arise out of the negotiation, performance, and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder; provided, further, nothing in this proviso shall relieve any Non-Recourse Person for any liability for any actual and intentional fraud with respect to the making of any of the representations and warranties under this Agreement, provided, that such actual and intentional fraud of such Non-Recourse Person shall only be deemed to exist if such Non-Recourse Person had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made under this Agreement were actually breached when made, with the express intention that Purchaser or Purchaser Parent rely thereon to such Person’s detriment. This Agreement may only be enforced against, and any dispute, controversy, matter, or claim based on, related to, or arising out of this Agreement, or the negotiation, performance, or consummation of this Agreement, may only be brought against the Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Person is expressly intended as a Third Party beneficiary of this Section 12.5(g).

(h) To the extent of the indemnification obligations in this Agreement, each Purchaser Party and Seller hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Damages for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

(i) Notwithstanding anything herein to the contrary, the rights of each member of the Purchaser Group to indemnification (and Seller’s obligations) under Section 12.3(d) (as limited by the terms hereof) shall be satisfied first (A) from the balance of the Holdback Shares until the entirety of the Holdback Shares have been disbursed and second (B) by Seller.

Section 12.6 Indemnification Actions. All claims for indemnification under Article 12 shall be asserted and resolved as follows:

(a) For purposes of this Article 12, the term “Indemnifying Party” when used in connection with particular Damages means (i) Seller in the event any member of the Purchaser Group is entitled to indemnity from Seller or reimbursement from the balance of the Holdback Shares (as applicable) under Section 12.3 and (ii) Purchaser in the event any member of the Seller Group is entitled to indemnification under this Agreement. For purposes of this Article 12, the term “Indemnified Person” when used in connection with particular Damages means (i) Purchaser in the event any member of the Purchaser Group is entitled to indemnity from Seller or reimbursement from the balance of the Holdback Shares (as applicable) under Section 12.3 and (ii) Seller in the event any member of the Seller Group is entitled to indemnification under this Agreement.

(b) To make a claim for indemnification, defense or reimbursement under this Article 12, an Indemnified Person shall notify the Indemnifying Party of its claim, including the specifics thereof in reasonable detail (including, where reasonably available, supporting documentation of the alleged Damages and such Indemnified Person’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).

(c) In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Person to give notice of any Third Party Claim as provided in this Section 12.6 shall not relieve the Indemnifying Party of its obligations under this Article 12 except to the extent (and only to the extent) such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was allegedly inaccurate or breached.

(d) In the case of a claim for indemnification based upon any Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies (i) in the case of Seller, Purchaser’s right to indemnity from Seller or reimbursement against the balance of the Holdback Shares (as applicable) in respect of such Third Party Claim as provided in this Article 12 or (ii) in the case of Purchaser, its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12. The Indemnified Person is authorized, prior to and during such thirty (30)

day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies (i) in the case of Seller, Purchaser’s right to indemnity from Seller or reimbursement against the balance of the Holdback Shares (as applicable) in respect of such Third Party Claim as provided in this Article 12 or (ii) in the case of Purchaser, its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12, then until such date as the Indemnifying Party admits or it is finally determined by a non-appealable judgment that such right or obligation exists, the Indemnified Person may file any motion, answer, or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Indemnifying Party is prejudiced or adversely impacted by any such actions.

(e) If (x) Seller admits Purchaser’s right to indemnity from Seller or reimbursement against the balance of the Holdback Shares (as applicable) in respect of such Third Party Claim as provided in this Article 12 or (y) Purchaser admits its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12, as applicable, then the applicable Indemnifying Party shall have the right and obligation to diligently prosecute and control the defense such Third Party Claim, subject to the conditions on compromise or settlement set forth below, and if Purchaser is the Indemnifying Party, at the sole cost and expense of Purchaser, and if Seller is the Indemnifying Party, at the sole cost and expense of first, the balance of the Holdback Shares, and, only if Purchaser is entitled to indemnity from Seller for the Third Party Claim, second, of Seller; provided, however, that the Indemnifying Party shall in no event have the right to defend against any Third Party Claim if such Third Party Claim (i) relates to any criminal allegation or proceeding, (ii) seeks an injunction or non-monetary or equitable relief against the Indemnified Party, or (iii) seeks monetary damages in an amount in excess of the then remaining Holdback Shares. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.6(e) provided that the Indemnified Person may file initial pleadings as described in the last sentence of subsection (d) above if required by court or procedural rules to do so within the thirty (30) day period in subsection (d) above. An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim), (B) requires the Indemnified Party or any of its Affiliates to perform any covenant (other than payment of money damages covered by the indemnity) or refrain from engaging in any activity, or (C) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(f) Except to the extent an Indemnifying Party is entitled to control the defense of a Third Party Claim as set forth above, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (if Purchaser is the Indemnifying Party, at the sole cost and expense of Purchaser, and if Seller is the Indemnifying Party, at the sole cost and expense of first, the balance of the Holdback Shares, and, only if Purchaser is entitled to indemnity from Seller for the Third Party Claim, second, of Seller, and in either case if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of (x) Seller as the Indemnifying Party to admit Purchaser’s right to indemnity from Seller or reimbursement against the balance of the Holdback Shares (as applicable) in respect of such Third Party Claim as provided in this Article 12 or (y) Purchaser as the Indemnifying Party to admit its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12, as applicable, at any time prior to settlement or final determination thereof. If (x) Seller has not yet admitted Purchaser’s right to indemnity from Seller or reimbursement against the balance of the Holdback Shares (as applicable) in respect of such Third Party Claim as provided in this Article 12 or (y) Purchaser has not yet admitted its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12, as applicable, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) (x) in the case of Seller, admit Purchaser’s right to indemnity from Seller or reimbursement against the balance of the Holdback Shares (as applicable) in respect of such Third Party Claim as provided in this Article 12 or (y) in the case of Purchaser, admit its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12, as applicable, and (ii) if such right or obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted such right or obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Third Party Claim.

(g) In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving the Indemnifying Party reasonably prompt Claim Notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of the events that gave rise to such Direct Claim. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) (x) in the case of Seller, admit Purchaser’s right to indemnity from Seller or reimbursement against the balance of the Holdback Shares (as applicable) in respect of such Direct Claim as provided in this Article 12 or (y) in the case of Purchaser, admit its obligation to defend the Indemnified Person against such Direct Claim under this Article 12, as applicable, or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be conclusively deemed (x) in the case of Seller, to have admitted Purchaser’s right to indemnity from Seller or reimbursement against the balance of the Holdback Shares (as applicable) in respect of such Direct Claim as provided in this Article 12 or (y) in the case of Purchaser, to have admitted its obligation to defend the Indemnified Person against such Direct Claim under this Article 12, as applicable.

(h) From and after Closing, each Party agrees to use commercially reasonable efforts to cooperate with the other Parties in connection with each Party’s defense and other actions relating to or arising out of any matters for with such Party is required to indemnify any Person hereunder.

Section 12.7 Holdback Shares.

(a) If the Closing occurs, the Holdback Shares shall be deposited with the Escrow Agent pursuant to Section 2.3(b) and held by the Escrow Agent in escrow in accordance with the terms of this Agreement and the Escrow Agreement. If at any time on or prior to the Holdback Deadline Purchaser delivers to Seller and the Escrow Agent a Claim Notice that Purchaser is entitled under Section 12.3 to indemnity, payment, and reimbursement from the balance of the Holdback Shares for any alleged Damages, Seller shall, within thirty (30) days after the receipt of any such Claim Notice, at its option either deliver to Purchaser and the Escrow Agent (i) written instructions instructing the Escrow Agent to disburse to Purchaser a number of Holdback Shares then deposited with the Escrow Agent equal to the quotient obtained by dividing (A) an amount equal to all or a stipulated amount of such alleged Damages set forth in such Claim Notice to such account(s) as Purchaser designates in such Claim Notice by (B) the Share Price, (ii) a notice that Seller disputes that the members of the Purchaser Group are entitled to indemnity, payment, and reimbursement of all or any portion (which shall be stipulated in Seller’s notice) of the amount of the alleged Damages in Purchaser’s Claim Notice, or (iii) any combination of the foregoing. Failure of Seller to deliver a notice or the timely delivery of Seller’s notice stipulating that Seller disputes any portion of the amount of Damages to which Purchaser claims the member of the Purchaser Group are entitled shall constitute or be deemed to constitute notice that such amount in dispute shall not be released by the Escrow Agent to Purchaser and that the Escrow Agent shall continue to hold the applicable Holdback Shares until the dispute has been fully resolved by final non-appealable court order, arbitrator’s decision, settlement, or otherwise.

(b) If Seller either (i) timely delivers to Purchaser and the Escrow Agent a notice that Seller does not dispute any of the alleged Damages specified in Purchaser’s Claim Notice, or (ii) timely delivers a notice that it disputes only a portion of the Damages alleged in Purchaser’s Claim Notice, then (A) in the case of subpart (i) of this Section 12.7(b), Seller shall be deemed to have authorized the Escrow Agent to disburse to Purchaser a number of Holdback Shares (together with any dividends, distributions, earnings or other amounts accrued thereon) equal to the quotient obtained by dividing (x) the entire amount of the alleged Damages specified in the applicable Claim Notice by (y) the Share Price and (B) in the case of subpart (ii) of this Section 12.7(b), Seller shall be deemed to have authorized the Escrow Agent to disburse to Purchaser a number of Holdback Shares equal to the quotient obtained by dividing (x) the amount of the alleged Damages specified in such Seller’s notice that are not in dispute by (y) the Share Price.

(c) Promptly after the date that is six (6) months after the Closing Date (but in no event more than three (3) Business Days thereafter), Purchaser and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Seller, an amount of Holdback Shares equal to positive amount, if any, of (i) Five Hundred Seventy-Six Thousand Five Hundred and One (576,501) shares of Common Stock (together with any dividends, distributions, earnings or other amounts accrued thereon) minus (y) a number of Holdback Shares equal to the quotient obtained by dividing (A) all undisbursed or unpaid alleged Damages required to be disbursed to Purchaser or required to be retained by the Escrow Agent in accordance with Section 12.7(b) by (B) the Share Price; it being understood, that the Escrow Agent shall retain at least Five Hundred Seventy-Six Thousand Five Hundred and One (576,501) shares of Common Stock following the disbursement to Seller contemplated above.

(d) Promptly after the Holdback Deadline (but in no event more than three (3) Business Days thereafter), Purchaser and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Seller, an amount of Holdback Shares equal to the positive amount, if any, of (i) the remainder of the Holdback Shares (together with any dividends, distributions, earnings or other amounts accrued thereon) minus (y) a number of Holdback Shares equal to the quotient obtained by dividing (A) all undisbursed or unpaid alleged Damages required to be disbursed to Purchaser or required to be retained by the Escrow Agent in accordance with Section 12.7(b) by (B) the Share Price. Upon resolution of each such dispute, the Parties shall execute and deliver joint written instructions to the Escrow Agent for the release (1) to Purchaser a number of Holdback Shares (together with any dividends, distributions, earnings or other amounts accrued thereon) equal to the quotient obtained by dividing (x) any amounts to which Purchaser is entitled upon resolution of such dispute by (y) the Share Price and (2) to Seller a number of Holdback Shares (together with any dividends, distributions, earnings or other amounts accrued thereon) equal to the quotient obtained by dividing (x) all remaining amounts subject to such dispute by (y) the Share Price; provided, that the Escrow Agent shall at all times retain a number of Holdback Shares equal to the quotient obtained by dividing (x) the aggregate amount of all undisbursed or unpaid alleged Damages required to be disbursed to Purchaser or required to be retained by Escrow Agent in accordance with Section 12.7(b) by (y) the Share Price.

(e) Notwithstanding anything to the contrary contained in this Section 12.7, if at any time Purchaser is entitled to receipt of any Holdback Shares in accordance with this Section 12.7, Seller may elect, at its sole option, to pay to Purchaser the amount of Damages to which Purchaser is entitled under this Article 12 by wire transfer of immediately available funds to such account(s) as Purchaser designates in such Claim Notice (in lieu of Purchaser’s receipt of such Holdback Shares), in which event (i) such Holdback Shares shall be not be released from the escrow account to Purchaser and (ii) the Parties shall execute and deliver joint written instructions to the Escrow Agent for the release to Seller of a number of Holdback Shares equal to the quotient obtained by dividing (x) the amount of such Damages by (y) the Share Price.

(f) Notwithstanding anything to the contrary contained herein, no fractional Holdback Shares shall be disbursed by the Escrow Agent pursuant to this Section 12.7 or the Escrow Agreement. In lieu of the disbursement of any such fractional Holdback Share, the Party owing the obligation in respect of which any such fractional Holdback Share would otherwise be released shall make payment to the Person to whom such fractional Holdback Share would otherwise be disbursed in cash in an amount determined by multiplying (I) the Share Price by (II) the fraction of a share (rounded to the nearest hundredth when expressed in decimal form) of Holdback Share such Person would otherwise be entitled to receive pursuant hereto.

Section 12.8 Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS IN THIS ARTICLE 12 AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING EACH PURCHASER PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF MEMBERS OF THE SELLER GROUP. EACH PURCHASER PARTY REPRESENTS TO THE SELLER GROUP (A) THAT THE PURCHASER PARTIES HAVE CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT THE PURCHASER PARTIES WERE PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO, AND (B) THAT EACH PURCHASER PARTY’S FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Notices. Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to another Party (herein collectively called “Notice”) shall be in writing and delivered in person by courier service or U.S. mail requiring acknowledgement of receipt or mailed by certified mail, postage prepaid, and return receipt requested, or by e-mail requesting the recipient to confirm receipt, as follows:

To Seller:	Brigham Resources Operating, LLC 5914 W. Courtyard Drive, Suite 200 Austin, Texas 78730 Attn: Gene Shepherd, Chief Executive Officer Email: GShepherd@brighamresources.net and

Brigham Resources Operating, LLC 5914 W. Courtyard Drive, Suite 200 Austin, Texas 78730 Attn: J Silva, Chief Financial Officer Email: JSilva@brighamresources.net

with a copy (that shall not constitute Notice) to:	Vinson & Elkins LLP 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 Attn: Bryan Edward Loocke Email: bloocke@velaw.com

To Purchaser Parties:

Diamondback E&P LLC

500 West Texas Ave., Suite 1200

Midland, TX 79701

Attn: Travis Stice, CEO & President

Email: tstice@diamondbackenergy.com

and

Diamondback E&P LLC

9400 N. Broadway Ext., Suite 700

Oklahoma City, OK 73114

Attn: Randall J. Holder, General Counsel

Email: rjholder@diamondbackenergy.com

with a copy (that shall not constitute Notice) to:

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, TX 75201

Attn: Seth Molay

Email: smolay@akingump.com

and

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana St., 44th Floor

Houston, TX 77002

Attn: Michael Byrd

Email: mbyrd@akingump.com

Notice shall be effective upon actual receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 13.2 Governing Law. This Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction; provided, however, (a) in connection with the determination of the existence of any Title Defect or Title Benefit or with respect to conveyancing matters as to any Oil and Gas Property, the Laws of the state where such Oil and Gas Property is located shall govern and control such determination and (b) in connection with the determination of the existence of any Environmental Defect, the federal Laws of the United States and the Laws of the state or commonwealth where such Oil and Gas Property is located shall govern and control such determination.

Section 13.3 Venue and Waiver of Jury Trial.

(a) Except as to any dispute, controversy, matters, or claim arising out of or in relation to or in connection with the calculation or determination of the Purchase Price pursuant to Section 2.4, Section 2.5, Section 2.6, Section 2.7, or Section 2.8 (which shall be resolved exclusively in accordance with Section 2.5(b)), or the scope, interpretation, and effect of this Article 13 or the existence, cure, or amount of any Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts (which shall resolved exclusively in accordance with Section 3.2(i)), any dispute, controversy, matter, or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved among the Parties, will be instituted exclusively in the courts of the State of Texas in and for Travis County or the United States District Court or the Texas State District Court located in Austin, Texas and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute, litigation, or proceeding arising out of this Agreement or any of the transactions contemplated thereby. All Disputes between the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the courts of the State of Texas in and for Travis County or the United States District Court or the Texas State District Court located in Austin, Texas. Each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of Texas in and for Travis County or the United States District Court or the Texas State District Court located in Austin, Texas with the same force and effect as if such service had been made within the State of Texas in and for Travis County or the United States District Court or the Texas State District Court located in Austin, Texas.

(b) EACH PARTY HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION, OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

Section 13.4 Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Seller and each Purchaser Party have each had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of Law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

Section 13.5 Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents, or representatives and no failure by any Party to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right.

Section 13.6 Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable and should any terms or provisions, in whole or in part, be held invalid, illegal, or incapable of being enforced as a matter of Law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 13.7 Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be null and void; provided, however, Purchaser may assign this Agreement, in whole or in part, to a Permitted Assignee upon Seller’s prior written consent, such consent not to be unreasonably withheld. Unless expressly agreed to in writing by the Parties, no permitted assignment of any Party’s rights or duties shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully liable to the other Party for the performance of all such rights and duties. To the extent any Purchaser Party directly or indirectly assigns, transfers, conveys, or otherwise disposes, by operation of Law, merger, consolidation, change of control, or disposition of equity interests or otherwise, of all or any interests in any of the Assets, each Person receiving such interest shall, and each Purchaser Party shall cause each such Person, to assume in writing and the applicable Purchaser Party and such Person(s) shall be jointly and severally liable hereunder to Seller with respect to the Assumed Obligations arising out of or attributable to such Assets. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 13.8 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.8.

Section 13.9 Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and each Purchaser Party that expressly references this Agreement.

Section 13.10 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than the Purchaser Parties and Seller to any claim, cause of action, remedy, or right of any kind, except the rights expressly provided to the Persons described in Section 7.1, Section 7.13, Section 7.14, and Article 12 (including Section 12.5(g)), in each case, only to the extent such rights are exercised or pursued, if at all, by Seller or any Purchaser Party acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person) and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised, and administered by a Party hereto in accordance with Section 12.5(b).

Section 13.11 Limitation on Damages. Notwithstanding anything to the contrary contained herein, NO PERSON SHALL BE ENTITLED TO LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF THE PURCHASER PARTIES AND SELLER, FOR ITSELF AND ON BEHALF OF THEIR RESPECTIVE MEMBERS OF THE PURCHASER GROUP AND SELLER GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, other than (a) consequential damages or punitive damages suffered by any Third Party for which responsibility is allocated among the Parties under the terms hereof and (b) any liability, loss, damages, cost, costs of collection settlement and enforcement, expense, claim, award, or judgment of any member of the Seller Group constituting, related to, or arising out of diminution in value of the Stock Purchase Price to the extent resulting from any breach of representation, warranty, or covenant of any Purchaser Party relating to the Purchaser Parent or the Stock Purchase Price.

Section 13.12 Deceptive Trade Practices Act. Each Purchaser Party certifies that it is not a “consumer” within the meaning of the Texas Deceptive Trade Practices Consumer Protection Act, Subchapter E of Chapter 17, Sections 17.41, et seq., of the Texas Business and Commerce Code, (as amended, the “DTPA”). Purchaser covenants, for itself and for and on behalf of any successor or assignee, that if the DTPA is applicable to this Agreement, (a) Purchaser is a “business consumer” as that term is defined in the DTPA, (b) AFTER CONSULTATION WITH ATTORNEYS OF PURCHASER PARTIES’ OWN SELECTION, PURCHASER PARTIES HEREBY VOLUNTARILY WAIVE AND RELEASE ALL OF PURCHASER PARTIES’ RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO SELLER AND SELLER’S SUCCESSORS AND ASSIGNS, AND (C) EACH PURCHASER PARTY SHALL DEFEND AND INDEMNIFY THE SELLER

GROUP FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY ANY MEMBER OF THE PURCHASER GROUP OR ANY OF THEIR SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILIATES BASED IN WHOLE OR IN PART ON THE DTPA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

Section 13.13 Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next Business Day.

Section 13.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof

Section 13.15 Relationship of Purchaser and Purchaser Parent. Each representation, warranty, covenant, and agreement made by Purchaser Parent or Purchaser in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Purchaser Parent and Purchaser jointly and severally and all liability and obligations relating thereto shall be deemed a joint and several liability and obligation of Purchaser Parent and Purchaser.

Section 13.16 Relationship of Brigham Resources and Brigham Midstream. Each representation, warranty, covenant, and agreement made by Brigham Resources and Brigham Midstream in this Agreement shall be deemed a representation, warranty, covenant, and agreement made by Brigham Resources and Brigham Midstream jointly and severally and all liability and obligations relating thereto shall be deemed a joint and several liability and obligation of Brigham Resources and Brigham Midstream.

Section 13.17 Further Assurances. After the Closing, Seller and Purchaser shall execute, acknowledge, and deliver, and shall otherwise cause to be executed, acknowledged, and delivered, from time to time, such further instruments, certificates, notices, filings, division orders, transfer orders, and other documents, and each will do such other and further acts and things, as may be reasonably necessary to carry out their obligations under this Agreement and any other Transaction Document or required by Law to effect the transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLER:

BRIGHAM RESOURCES OPERATING, LLC

By:	/s/ Eugene B. Shepherd, Jr.
Name: Eugene B. Shepherd, Jr.
Title: Chief Executive Officer

BRIGHAM RESOURCES MIDSTREAM, LLC

By:	/s/ Eugene B. Shepherd, Jr.
Name: Eugene B. Shepherd, Jr.
Title: Chief Executive Officer

Signature Page to Purchase and Sale Agreement

PURCHASER PARTIES:

DIAMONDBACK E&P LLC

By:	/s/ Travis D. Stice
Name:	Travis D. Stice
Title:	President & CEO

DIAMONDBACK ENERGY, INC.

By:	/s/ Travis D. Stice
Name:	Travis D. Stice
Title:	President & CEO

Signature Page to Purchase and Sale Agreement